UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement
Pursuant to Section 14 (c) of the Securities Exchange Act of 1934

(Amendment No.      )

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MAI SYSTEMS CORPORATION

(Name of Registrant as Specified in its Charter)

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MAI SYSTEMS CORPORATION

26110 Enterprise Way

Lake Forest, California 92630

(949) 598-6000

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Our Board of Directors is furnishing this information statement to all holders of record of the issued and outstanding shares of our common stock, $0.01 par value (“Common Stock”), as of the close of business on December 30, 2004 (the “Record Date”), in connection with our proposed Amendment to our Amended and Restated Certificate of Incorporation (“Amendment”) to effectuate a 1-for-150 reverse stock split (the “Reverse Stock Split”). If consummated, the Reverse Stock Split would enable us to terminate our periodic reporting obligations under Section 13 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the registration of our Common Stock under Section 12(g) of the Exchange Act (collectively, “Registration and Periodic Reporting Obligations”).

Section 242 of the Delaware General Corporation Law requires us to obtain stockholder approval of the Amendment. We have one class of capital stock outstanding, our Common Stock. Only stockholders of record at the close of business on the Record Date are entitled to approve and adopt the Amendment. As of the Record Date,                 shares of Common Stock were issued and outstanding, held of record by approximately        stockholders. Each share of Common Stock issued and outstanding on the Record Date is entitled to one vote with regard to the approval and adoption of the Amendment. There are no dissenters’ rights of appraisal with respect to the Amendment.

Under the Delaware General Corporation Law and our bylaws, our stockholders may approve the Amendment without a meeting, without prior notice and without a vote if a written consent to the Amendment is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted (here, a majority of the outstanding shares of Common Stock). The holders of a majority of the outstanding shares of Common Stock are members of HIS Holding, LLC, an investor group consisting of two members of our senior management, one member of our Board of Directors, and our principal senior lender (“Investor Group”). The Investor Group has approved the Amendment by written consent dated effective as of December 30, 2004. Accordingly, your consent is not required and is not being solicited in connection with the Amendment. See “The Reverse Stock Split- Approval of the Reverse Stock Split By Our Directors and Stockholders” at page 7 for further details.

We will pay the expenses of furnishing this information statement, including the cost of preparing, assembling and mailing this information statement. We anticipate that this information statement will be sent or given on or about                 , 2005 to the record holders of Common Stock as of close of business on the Record Date, and that the Amendment will be filed with the Delaware Secretary of State and become effective no earlier than the twentieth day after this information statement is sent or given to those holders of Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Reverse Stock Split, passed upon the merits or fairness of the Reverse Stock Split, or passed upon the adequacy or accuracy of the disclosure in this information statement.  Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

Section

Summary Term Sheet
Summary of the Proposed Reverse Stock Split	4

Special Factors
The Reverse Stock Split	7
Special Committee of the Board of Directors	9
Special Factors Considered in Approving the Reverse Stock Split	12
Reasons for the Reverse Stock Split	13
Substantive and Procedural Factors Considered by the Special Committee and Our Board of Directors as to the Fairness of the Reverse Stock Split	14
Procedural Factors Favoring the Reverse Stock Split	14
Procedural Factors Disfavoring the Reverse Stock Split; Interests of our Chairman and Executive Officers in the Reverse Stock Split	14
Substantive Factors Favoring the Reverse Stock Split	15
Substantive Factors Disfavoring the Reverse Stock Split	15
Effects of the Reverse Stock Split on Stockholders Who Hold Fewer than 150 Shares of Common Stock in a Single Account	16
Effects of the Reverse Stock Split on Stockholders Who Hold More Than 150 Shares of our Common Stock in a Single Account	16
General Examples of Potential Effects of the Reverse Stock Split	17
Effect of the Reverse Stock Split on Option Holders	17
Effect of the Reverse Stock Split on Our Company	17
Certain Material Federal Income Tax Consequences	19

Other Information
Regulatory Approvals	23
Background Information Concerning Our Directors, Executive Officers and Controlling Stockholders	23
Prior Transactions Between the Investor Group and Our Company	24
Interests of Certain Persons in or Opposition to the Reverse Stock Split - Security Ownership of Certain Beneficial Owners and Management	25
Market Prices of Our Common Stock and Dividend Policy	26
Pro Forma Financial Data	27
Financial Statements, Supplementary Financial Information, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk	27
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	27
Forward-Looking Statements	27
Where You Can Find More Information	27

Appendix A - Form of Certificate of Amendment of Certificate of Incorporation of MAI Systems Corporation	A-1

Appendix B - Pro Forma Financial Data
Pro Forma Financial Information	B-2
Pro Forma Consolidated Balance Sheet as of September 30, 2004	B-4
Pro Forma Consolidated Statement of Operations for the three months ended September 30, 2004	B-5
Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2004	B-6
Footnotes to Pro Forma Financial Statements	B-7

Appendix C - Financial Statements, Supplementary Financial Information, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk Relating to the Years Ended December 31, 2003, 2002 and 2001

Selected Financial Data	C-2
Quarterly Data	C-3
Management Discussion and Analysis of Financial Condition and Results of Operations	C-4
Qualitative and Quantitative Disclosures about Market Risk	C-10
Report of Independent Certified Public Accountants- BDO Seidman, LLP	C-13
Independent Auditors’ Report- KPMG LLP	C-14
Consolidated Balance Sheets	C-15
Consolidated Statements of Operations	C-16
Consolidated Statements of Stockholders’ Deficiency and Comprehensive Loss	C-17
Consolidated Statements of Cash Flows	C-18
Notes to Consolidated Financial Statements	C-19

Appendix D - Financial Statements, Supplementary Financial Information, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk Relating to the Interim Periods ended September 30, 2004 and 2003

Condensed Consolidated Balance Sheets	D-2
Condensed Consolidated Statements of Operations	D-3
Condensed Consolidated Statements of Cash Flows	D-4
Notes to Condensed Consolidated Financial Statements	D-5
Management Discussion and Analysis of Financial Condition and Results of Operations	D-18
Qualitative and Quantitative Disclosures about Market Risk	D-23

SUMMARY TERM SHEET

Summary of the Proposed Reverse Stock Split

Purpose of the Reverse Stock Split

The purpose of the Reverse Stock Split is to position ourselves to terminate our Registration and Periodic Reporting Obligations so that we may continue future operations as a private company, relieving us of the costs, administrative burdens and competitive disadvantages associated with operating as a public company. We intend to accomplish this purpose by reducing the number of holders of record of our Common Stock to fewer than 300 by cashing out the fractional shares that would otherwise result from the Reverse Stock Split.  See “Reasons for the Reverse Stock Split” at page 12.

Establishment and Findings of Special Committee

•                  Our Board of Directors adopted resolutions on November 15, 2004 establishing a Special Committee of the Board of Directors to investigate whether the Amendment to our Amended and Restated Certificate of Incorporation to implement the Reverse Stock Split was advisable, in the best interests of, and substantively and procedurally fair to, our unaffiliated stockholders, whether they are cashed out and/or remain as our stockholders.  The form of the Amendment is attached to this information statement as Appendix A.  See “Special Committee of the Board of Directors” at page 9.

•                  The Special Committee retained its own legal counsel to advise it on all matters related to the Reverse Stock Split.  The Special Committee did not obtain a third party fairness report, opinion, appraisal, or other independent assessment of the fairness of the terms of the Reverse Stock Split or the value of our Common Stock, but did rely on an internal company study.  See “Procedural Factors Disfavoring the Reverse Stock Split; Interests of our Chairman and Executive Officers in the Reverse Stock Split - The Special Committee and Our Board of Directors Did Not Obtain a Fairness Report” at page 15.

•                  In determining the price to be paid in lieu of issuing fractional shares of $0.17 per share, the Special Committee considered, among other things, the historical market price for our Common Stock for the 30-, 60- and 90-day periods prior to December 1, 2004. The Special Committee also reviewed an internal study prepared by management that considered our going concern value, earnings value, discounted cash flow value, net asset value (liquidation value) and net book value in evaluating the fairness of the price being offered to all stockholders.   See “Financial Analysis and Summary of Factors Reviewed to Determine $0.17 Per Share Fractional Share Purchase Price” at page 10 and “Financial Analysis Performed by Management” at page 10.

•                  After a complete review of the Reverse Stock Split proposal and consultation with legal counsel, the Special Committee on December 2, 2004 presented its findings to the Board of Directors.   The Special Committee reported on each of the three principal means of reducing our number of shareholders: merger, tender offer and reverse stock split. The Special Committee found that the Reverse Stock Split was the most viable and cost-effective alternative available to us to reduce the number of our stockholders below 300, thereby positioning us to terminate our Registration and Periodic Reporting Obligations.  The Special Committee further concluded that by continuing future operations as a private company, we would be relieved of the costs, administrative burdens and competitive disadvantages associated with operating as a public company. See “Special Committee of the Board of Directors” at page 9; “Background of the Reverse Stock Split; Alternatives Considered by the Special Committee and the Board of Directors” at page 12; and ‘Special Factors Considered in Approving the Reverse Stock Split” at page 12.

•                  The Special Committee further found that the advantages of the Reverse Stock Split to the unaffiliated stockholders outweighed the disadvantages, and that it was substantively and procedurally fair, and, therefore, that the transaction was in all of our stockholders’ best interests. See “Special Committee of the Board of Directors” at page 7 and “Special Factors Considered in Approving the Reverse Stock Split” at page 12.

Approval of Board of Directors

•                  On December 2, 2004, our Board of Directors (with Richard S. Ressler, our Chairman, recusing himself because he is the managing member of the Investor Group) adopted resolutions authorizing and approving the Amendment and the implementation of the Reverse Stock Split. The Board of Directors directed management to submit the Amendment to our stockholders for approval and reserved the right to abandon the Amendment and the Reverse Stock Split at any time prior to the Effective Time. See “The Reverse Stock Split - Approval of the Reverse Stock Split By Our Board of

Directors and Stockholders” at page 7 and “Substantive and Procedural Factors Considered by the Special Committee and Our Board of Directors as to the Fairness of the Reverse Stock Split” at page 14.

Approval of Stockholders

•                  We had approximately        stockholders of record holding an aggregate of                 shares of common stock outstanding as of the Record Date. Of those shares, approximately         %, or                    shares, were controlled by the Investor Group.  Each stockholder is entitled to one vote per share. The proposed action to implement the Reverse Stock Split requires the affirmative vote or written consent of the holders of a majority of the outstanding shares of our common stock as of the Record Date. Members of the Investor Group holding a majority of our voting power approved the Amendment by written consent effective as of December 30, 2004.  See “The Reverse Stock Split - Approval of the Reverse Stock Split By Our Board of Directors and Stockholders” at page 7.

Estimated Effective Time

•                  We anticipate that the Amendment will be filed with the Delaware Secretary of State and the Reverse Stock Split will become effective on or about                           , 2005 (“Effective Time”). However, in no event will the Reverse Stock Split be consummated earlier than that twentieth day after this information statement is sent or given to those persons or entities that held Common Stock as of the Record Date. See “The Reverse Stock Split - Effective Time of the Reverse Stock Split” at page 7.

Implementation and Effects of Reverse Stock Split

•                  Following the Reverse Stock Split, we anticipate that we will have approximately 250 stockholders of record holding an aggregate of approximately 385,000 outstanding shares of our Common Stock. See “Effects of the Reverse Stock Split on our Company” at page 18.

•                  Every holder of record of Common Stock at the Effective Time will be entitled to receive one share of our Common Stock in exchange for every 150 shares of Common Stock held by that holder immediately prior to the Effective Time. No fractional shares will be issued. Instead, in lieu of issuing fractional shares to holders who would otherwise be entitled to receive a fractional share of our Common Stock as a result of the Reverse Stock Split (“Cashed-Out Stockholders”), we will pay cash consideration at the rate of $0.17 for each share of Common Stock that was outstanding before the Effective Time but was not converted into a full share of post-split Common Stock (the “Cash Consideration”).   See “The Reverse Stock Split — Basic Terms” at page 7; Effects of the Reverse Stock Split on Stockholders Who Hold Fewer than 150 Shares of Common Stock in a Single Account” at page 17; and “Effects of the Reverse Stock Split on Stockholders Who Hold More Than 150 Shares of our Common Stock in a Single Account” at page 17.

•                  We plan to pay the expenses and Cash Consideration for the Reverse Stock Split using our available cash. We estimate that we will use approximately $75,000 in cash to complete the Reverse Stock Split, which includes professional fees and other expenses related to the transaction and cash payments to be made in lieu of issuing fractional shares. We estimate that the fractional shares that would otherwise be issued in the Reverse Stock Split would aggregate to approximately 139,000 pre-split whole shares of Common Stock, resulting in cash payments to Cashed-Out Stockholders of approximately $24,000 (139,000 whole shares at $0.17). See “Source of Funds and Financial Effect of the Reverse Stock Split” at page 8.

•                  Our Common Stock is traded over-the-counter on the OTC Bulletin Board under the symbol “MAIY.OB.” On December 8, 2004, the last trading price for our Common Stock prior to the announcement of the proposed Reverse Stock Split was $0.16. The Cash Consideration represents a premium of approximately 11%, 10% and 7% over the weighted average closing trading price of the common stock over the 30-, 60- and 90- day periods, respectively, prior to the announcement of the Reverse Stock Split. See “Market Prices of Our Common Stock and Dividend Policy” at page 29.

•                  Following the Reverse Stock Split, we plan to terminate our Registration and Periodic Reporting Obligations, which means that our Common Stock will not qualify to be traded on any automated quotation system operated by a national securities association and will no longer be traded on the OTC Bulletin Board. Our Common Stock may be eligible to trade in the “Pink Sheets,” however we have no present plans to apply for our Common Stock to be traded in the Pink Sheets. For this reason, stockholders will experience a loss of liquidity after the Reverse Stock Split and may be required to hold their shares of Common Stock for an indefinite period of time.  See “Substantive Factors Disfavoring the Reverse Stock Split -Cessation of Public Sale Opportunities” at page 16.

•                  Following the Reverse Stock Split and the termination of our Registration and Periodic Reporting Obligations, we will no longer be a public-reporting company, but rather will operate as a private company. We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this information statement, the Reverse Stock Split is not anticipated to materially affect the conduct of our business. We expect to be subject to substantially the same risks and uncertainties after the Reverse Stock Split.   See “Conduct of our Business after the Reverse Stock Split – Future Company Plans” at page 19.

•                  We believe the Reverse Stock Split will be treated as a tax-free “recapitalization” for federal income tax purposes, which will result in no material federal income tax consequences to us. Depending on each stockholder’s individual situation, the Reverse Stock Split may give rise to certain income tax consequences for stockholders. See “Certain Material Federal Income Tax Consequences” at page 20.

Effects if Reverse Stock Split is Not Consummated

•                  If the Reverse Stock Split is not consummated, our Registration and Periodic Reporting Obligations will continue, and we will not benefit from the substantial reduction in general and administrative costs associated with being a non-reporting company. In addition, our senior management will have to continue to devote significant time to our reporting obligations, which they will not be able to devote to other company operations.  See “Reasons for the Reverse Stock Split - Cost Savings” at page 13.

Regulatory Filings and Approvals

•                  We have filed a Schedule 13E-3 with the Securities and Exchange Commission (“Commission”), to notify the Commission of our intent to go private. We anticipate that following the completion of the Reverse Stock Split and the filing of a Form 15 with the Commission, our Registration and Periodic Reporting Obligations will immediately terminate.  See “Other Information - Where You Can Find More Information” at page 25.

•                  We are not aware of any governmental or regulatory approval required for completion of the Reverse Stock Split, other than compliance with applicable federal and state securities laws and the corporate laws of the States of Delaware and California.  See “Regulatory Approvals” at page 25.

SPECIAL FACTORS

The Reverse Stock Split

Basic Terms

Under the terms of the Reverse Stock Split, every holder of record at the Effective Time will be entitled to receive one share of our Common Stock in exchange for every 150 shares held by such person immediately prior to the Effective Time. No fractional shares will be issued. Instead, in lieu of issuing fractional shares to Cashed-Out Stockholders who would otherwise be entitled to receive a fractional share of our Common Stock as a result of the Reverse Stock Split, we will pay Cash Consideration at the rate of $0.17 for each share of Common Stock that was outstanding immediately prior to the Effective Time but was not converted into a full share of post-split Common Stock.

To avoid becoming a Cashed-Out Stockholder as a result of the Reverse Stock Split, a stockholder may:

•                  purchase a sufficient number of shares of Common Stock on the open market and have them registered in the stockholder’s name and consolidated with its current record account if it is a record holder, or have them entered in its account with a nominee, such as its broker or bank, in which the stockholder currently holds shares of Common Stock, so that the stockholder holds at least 150 shares of Common Stock in its account immediately prior to the Effective Time; or

•                  if applicable, consolidate the stockholder’s accounts, or accounts with nominees, so that the stockholder holds at least 150 shares of Common Stock in a single record account immediately prior to the Effective Time.

Because of the limited trading market for our Common Stock, a stockholder may be unable to purchase enough shares to retain an equity interest in our company.

For payment purposes, we intend for the Reverse Stock Split to treat stockholders holding Common Stock in a street name through a nominee, such as a bank or broker, in the same manner as stockholders whose shares are registered in their own names. Nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. Accordingly, we also refer to those street name holders who receive a cash payment instead of fractional shares as Cashed-Out Stockholders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees.

The Reverse Stock Split is structured to be a Rule 13e-3 transaction under the Exchange Act because it is intended to, and if completed will likely, reduce the number of record holders of our Common Stock to fewer than 300, which will position us to terminate our Registration and Periodic Reporting Obligations. In connection with the Reverse Stock Split, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Commission. We intend to apply for the termination of our Registration and Periodic Reporting Obligations as soon as practicable after the Effective Time.

Effective Time of the Reverse Stock Split

We anticipate that the Amendment will be filed with the Delaware Secretary of State and the Reverse Stock Split will become effective on or about               , 2005. However, in no event will the Effective Time of the Reverse Stock Split be earlier than the twentieth day after this information statement is sent or given to those persons or entities that held Common Stock as of the Record Date.  The record date for determining the shares of our Common Stock that will be subject to the Reverse Stock Split will be the Effective Time.

Approval of the Reverse Stock Split By Our Board of Directors and Stockholders

As detailed below in “Special Committee of the Board of Directors,” our Board of Directors has approved the Amendment and the implementation of the Reverse Stock Split and reserved the right to abandon the Amendment and the Reverse Stock Split at any time prior to the Effective Time. Under the Delaware General Corporation Law and our bylaws, our stockholders may approve the Amendment and Reverse Stock Split without a meeting, without prior notice and without a vote if a written consent to the Amendment is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted (here, a majority of the outstanding shares of Common Stock). The Investor Group, which holds a majority of the outstanding shares of our Common Stock, has approved the Amendment by written consent dated effective as of December 30, 2004. Accordingly, no other stockholder approval is required and is not being solicited in connection with the Amendment.

Information about the Investor Group that consented to the Amendment and the number of shares of Common Stock owned as of the Record Date and included in the written consent approving the Reverse Stock Split is as follows:

Name of Stockholder	Number of Shares

HIS Holding, LLC	43,172,110
6922 Hollywood Boulevard, Suite 900
Los Angeles, California 90028

The number of shares shown as owned and included in the written consent approving the Reverse Stock Split excludes shares held separately by the four members of HIS Holding, LLC because shares held separately were not made part of the written consent.  Additional beneficial ownership information is contained below in “Interests of Certain Persons in or Opposition to the Reverse Stock Split- Security Ownership of Certain Beneficial Owners and Management.”

Stock Certificates

Our transfer agent, Mellon Investor Services, has been appointed as our exchange agent to carry out the exchange of existing Common Stock certificates for new Common Stock certificates and to send cash payments in lieu of issuing fractional shares. Promptly following the Effective Time, the transfer agent will send a letter of transmittal to each affected stockholder. The letter will describe the procedures for surrendering stock certificates in exchange for new Common Stock certificates and/or the Cash Consideration. Upon receipt of the stock certificates and properly completed letters of transmittal, the transfer agent will issue the appropriate new stock certificates and/or make the appropriate cash payment within approximately 20 business days.

No service charges will be payable by our stockholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares because we will bear those expenses. We will not pay interest on cash sums due to any stockholder in connection with the Reverse Stock Split.

All stock certificates outstanding immediately prior to the Effective Time evidencing ownership of our Common Stock will be deemed cancelled without further action by their holders as of the Effective Time.  Please do not send any stock certificates to our transfer agent or us in connection with the Reverse Stock Split until you receive and complete a letter of transmittal.

Provision for Unaffiliated Stockholders

Neither we, nor any executive officer or director of our company nor any person controlling us has made any provision in connection with the Reverse Stock Split to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services for such stockholders.

Source of Funds and Financial Effect of the Reverse Stock Split

Given that the actual number of shares of Common Stock that we will purchase is unknown at this time, the total cash we will pay to stockholders is currently unknown, but is estimated to be approximately $24,000. Our cash at the beginning of December 2004 was approximately $124,000.  We expect to pay the Cash Consideration to be paid in connection with the Reverse Stock Split and other expenses for the Reverse Stock Split through our available cash.   The Reverse Stock Split and the use of approximately $75,000 in cash to complete the Reverse Stock Split, which includes professional fees and other expenses related to the transaction and cash payments to be made in lieu of issuing fractional shares, are not expected to adversely affect our capitalization, liquidity, results of operations or cash flow.

Fees and Expenses

The following is a reasonably itemized statement of the fees and expenses that have been incurred or that are estimated to be incurred in connection with the Reverse Stock Split and the transactions related thereto: $24,000 in Cash Consideration for fractional shares; $5,000 to our auditors; $25,000 to our legal counsel; $11,000 for printing and other costs in connection with the mailing of this information statement; and $10,000 for exchange agent services.

Accounting Consequences

The Reverse Stock Split will not affect the par value of our Common Stock, which remains $0.01 per share. The Reverse Stock Split will result in an increase in per share net income or loss and net book value of our Common Stock because fewer shares of our Common Stock will be outstanding. Our financial statements, supplementary financial information and quantitative and qualitative disclosures about market risk, included in Appendices C and D of this information statement, do not reflect the Reverse Stock Split. See Appendix B of this information statement for pro forma financial information reflecting the Reverse Stock Split.

Certain Legal Matters

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Reverse Stock Split, nor any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required to consummate the Reverse Stock Split, other than approvals, filings or notices required under federal and state securities laws and the corporate laws of the States of Delaware and California.

Special Committee of the Board of Directors

Subsequent to our 2004 annual stockholders’ meeting that was held on September 22, 2004, our Board of Directors requested that our senior management and legal counsel present to our Board of Directors an analysis of the positive and negative factors relating to the ‘privatization’ of our company.  On November 15, 2004, our Board of Directors held a special meeting during which our senior management and legal counsel described the benefits and detriments of and various alternatives for taking our company private, including merger, tender offer and reverse stock split. Our Board of Directors and management determined that the Reverse Stock Split would be the best means of accomplishing this goal.

In view of the possible conflicts of interest involved in the Reverse Stock Split, our Board of Directors unanimously decided on November 15, 2004, that it would be advisable to form the Special Committee of independent members of our Board of Directors consisting of Messrs. Mayer and Ross, with Mr. Ross as the Chairman of the Special Committee, to evaluate the Reverse Stock Split proposal and assess whether the proposal is in the best interests of our stockholders. Neither of these directors is employed by or affiliated with our company or the Investor Group or any of their affiliates (except in the capacity as a director of our company). However, Mr. Ross’ son is an employee (but not an executive officer) of CIM Group, an affiliate of MAI.

Our Board of Directors further determined that it would be prudent for the Special Committee to retain independent legal counsel to assist in reviewing the Reverse Stock Split proposal. On November 15, 2004, the Special Committee interviewed Rutan & Tucker, LLP, Costa Mesa, California, and decided to retain this firm.  The only role that Rutan & Tucker played in the Reverse Stock Split was as legal counsel to the Special Committee. Other than its representation of the Special Committee, Rutan & Tucker has no relationship (legal or otherwise) with any of the independent directors that constitute the Special Committee.  The Special Committee also instructed senior management to prepare an internal study of the Reverse Stock Split and a pricing analysis for the price to be paid to stockholders in lieu of issuing fractional shares in the Reverse Stock Split.

On November 30, 2004, senior management presented to the Special Committee and their legal counsel an internal company study of the Reverse Stock Split and a pricing analysis for the repurchase of fractional shares.  During the course of the presentation, the Special Committee raised numerous questions and requested additional information and analysis, each of which was responded to by our senior management and legal counsel.  The Special Committee determined that it would not be cost-effective to obtain a third party fairness report, opinion, appraisal, or other independent assessment of the fairness of the terms of the Reverse Stock Split or the value of our Common Stock, and was satisfied that they could rely on the internal company study for their pricing analysis.

On December 1, 2004, the Special Committee approved an appropriate price to be paid in lieu of issuing fractional shares in connection with the Reverse Stock Split. Each of the Special Committee members reviewed the information set forth below under “Financial Analysis and Summary of Factors Reviewed to Determine $0.17 Per Share Fractional Share Purchase Price” .  The Special Committee, by written consent dated as of December 2, 2004, approved a 1-for-150 reverse split of our Common Stock, with $0.17 per share to be paid in cash in lieu of issuing fractional shares. The selected split ratio was a result of calculations intended to determine how many stockholders needed to be cashed out to achieve our goal of going private.

On December 2, 2004 the Special Committee presented its findings to our Board of Directors. The Special Committee found that the purpose of the Reverse Stock Split was to reduce the number of our stockholders below 300, thereby positioning us to terminate our Registration and Periodic Reporting Obligations and continue future operations as a private company and relieving us of the substantial costs, administrative burdens and competitive disadvantages associated with operating as a public company. The Special Committee further reported that the advantages of the Reverse Stock Split to the unaffiliated stockholders outweighed the disadvantages, and that it was substantively and procedurally fair, and therefore, in the best interests of our company and our stockholders.

Our Board of Directors reviewed the Special Committee’s presentation and the internal company study of the Reverse Stock Split and pricing analysis. Our Board of Directors asked questions and received answers regarding the Reverse Stock Split from the Special Committee and representatives of senior management. The Special Committee advised our Board of Directors that it had approved the Reverse Stock Split, and recommended that our Board of Directors approve the Reverse Stock Split. After extensive consideration and discussion, our Board of Directors (with Richard S. Ressler, our Chairman, recusing himself because he is the managing member of the Investor Group), adopted the Special Committee’s recommendation regarding the Reverse Stock Split based on the Special Committee’s determination that the Reverse Stock Split was fair and in the best interests of our company and our stockholders.

Disclosure of Financial Interests of Special Committee Members

As of December 1, 2004, the Special Committee members each held options to purchase 12,500 shares of Common Stock and each was the beneficial owner of 37,500 shares of Common Stock. Mr. Ross’ son is employed by (but not an executive officer of) CIM Group, an affiliate of our company.

Financial Analysis and Summary of Factors Reviewed to Determine $0.17 Per Share Fractional Share Purchase Price

In determining the price to be paid in lieu of issuing fractional shares, the Special Committee considered, among other things, the historical market price for our Common Stock for the 30-, 60-, and 90-day periods prior to December 1, 2004. As discussed below, the Special Committee also considered our going concern value, earnings value, discounted cash flow value, net asset value (liquidation value) and net book value in reviewing the fairness of the price being offered to unaffiliated stockholders. Although management determined that the payment of a purchase price of $0.10 per share in lieu of issuing fractional shares in connection with the Reverse Stock Split was fair, we intend to pay a purchase price of $0.17 per share, representing a premium of $0.07 per share (70%) over the fair value as determined by management below.  In determining this premium, we considered, among other things, that the weighted average closing prices of our Common Stock for the 30-, 60- and 90-day periods preceding December 1, 2004 were approximately $0.153, $0.154, and $0.159 per share, respectively. We also considered that the fractional shares that would otherwise be issued in the Reverse Stock Split would aggregate to approximately 139,000 pre-split whole shares of Common Stock, resulting in cash payments to Cashed-Out Stockholders of approximately $24,000 based on the $0.17 per share price. This cash total represents only an additional aggregate $10,000 above the cash payments that would be calculated based on management’s estimated fair value of our Common Stock of $0.10 per share, which amount is not material to us.

Financial Analysis Performed by Management

The following paragraphs summarize the financial analyses performed by management as of November 29, 2004 to assist the Special Committee and our Board of Directors in determining the price to be paid in lieu of issuing fractional shares in the Reverse Stock Split. Management recommended to the Special Committee a fractional share price of $0.10 per share.

In arriving at its recommendation, management relied on both financial and other information and assured the Special Committee that it was not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the preliminary financial projections utilized, management assumed that those projections were reasonable based on the best currently available estimates and judgments, and that those projections provide a reasonable basis upon which it could form a recommendation.  Management also assumed that the Reverse Stock Split would be consummated substantially in accordance with the terms as generally set forth in this information statement.

Management’s recommendation is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of their analyses. The estimates contained in management’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, management’s analyses and estimates are inherently subject to uncertainty.

Management presented six material factors in its financial analyses supporting its recommendation:

•                  historical market price of our Common Stock;

•                  our going concern value;

•                  our earnings value (earnings times an appropriate multiplier);

•                  discounted cash flow (net present value of projected cash flows);

•                  net asset value (liquidation value); and

•                  net book value.

Each of these factors was analyzed in comparison with similar companies to ours and similar transactions to the Reverse Stock Split transaction and is summarized below.

Historical Market Price Analysis. Management utilized a historical stock price analysis to review and compare our stock performance to the price recommended in the Reverse Stock Split. In addition, management reviewed the liquidity of our shares in the public trading markets and the daily closing market price and trading volume of our shares for various periods ended November 30, 2004. While the 30-, 60- and 90-day average price of $0.153, $0.156 and $0.163 per share, respectively, were higher than the consideration price recommended by management of $0.10 per share, management concluded that trading of our stock on the OTC Bulletin Board may not reflect the ‘fair price’ of the stock because of the thin trading market, wide bid-ask spread, the stock dilution from the recent Management Equity/Infusion Transaction that was approved by our stockholders on September 22, 2004 and resulted in the issuance on November 1, 2004 of approximately 43,172,000 shares of our Common Stock, and high historical volatility of our stock price. Additionally, the average daily trading volume of our Common Stock for the three- and twelve-month periods prior to November 30, 2004 were approximately 14,000 and 15,000 shares, respectively. As there has not been a market for large share transactions in our Common Stock, any large transaction may result may result in significantly lower trading prices than the historical prices noted above.

Going Concern Value. Management reviewed projections that assume that we are a ‘going concern’ based upon the current status of our business. Management analyzed the reasonableness of the projections based upon historical performance, current financial conditions and industry comparisons. Management was then able to arrive at a going concern value based on the earnings value and discounted cash flow value discussed below.

Earnings Value. Management reviewed our historical revenues and earnings before interest, taxes, depreciation and amortization (“EBITDA”) and compared these figures to the total invested capital value of $13.0 million that is implied by using a share price of $0.153, which represents the weighted average daily closing market price of our Common Stock for the 30-day period ended November 30, 2004. The implied multiples for the ratio of total invested capital to revenues for 2003 and for the average of the five years ending December 31, 2003, were 0.7 and 0.5, respectively. The implied multiples for the ratio of total invested capital to EBITDA for 2003 and for the average of the five years ending December 31, 2003 were 5.1 and 9.4, respectively. Management then compared these implied multiples for us to those publicly traded companies operating in the software and IT consulting industries. Factors considered in this analysis included our size in terms of revenues and assets, declining revenues and profitability, financial distress in terms of negative working capital and non-compliance with debt covenants, the absence of highly comparable public companies, and the fact that we are in a highly competitive software and IT consulting industry.

Discounted Cash Flow Value. Based upon forecasts and after review of historical performance, current financial conditions, industry outlook, competitive market landscape, and other analyses, management developed projected cash flows that it deemed reasonable and valid at the time of valuation. The projected cash flows incorporated various assumptions, including, but not limited to, net sales growth, profit margins, income taxes, depreciation, capital expenditures, and working capital levels, all of which are critical to the development of projected cash flows. These projected cash flows were then discounted at a weighted cost of capital of 20% as calculated using the capital asset pricing model. Management believed that the discount rate of 20% was appropriate for us and our industry.

Net Asset Value (Liquidation Value). Management concluded that our total debt may approximate or exceed any asset value upon liquidation, leaving little if any value to equity holders in liquidation. Based upon this determination, the fractional share price of $0.10 per share may be greater than our net asset value.

Net Book Value. Management determined that in valuing us on a net book value, we have a negative book value, and therefore, the value represented by the recommended fractional share price of $0.10 per share was significantly greater than the net book value of our company.

Conclusion.  Based upon its review of these and other factors, management concluded that as of the date of its analyses, the recommended price of $0.10 per share to be paid in lieu of issuing fractional shares in connection with the

Reverse Stock Split was fair from a financial point of view to the unaffiliated stockholders. While the foregoing summary describes the material analyses and factors reviewed by management, it does not purport to be a complete description of the presentations by management to the Special Committee or the analyses performed by management in arriving at its conclusion. The preparation of this analysis is a complex process and is not necessarily susceptible to partial analysis or summary description. Management believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the recommendation. In addition, management may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be management’s view of our actual value. In performing its analyses, management made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by management are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The analyses performed were prepared solely as part of management’s analysis of the fairness, from a financial point of view, of management’s recommended price per share to be paid in lieu of issuing fractional shares in connection with the Reverse Stock Split, and were provided to the Special Committee solely in connection with the delivery of the management recommendation.

Special Factors Considered in Approving the Reverse Stock Split

Purpose of the Reverse Stock Split

The purpose of the Reverse Stock Split is to position us to terminate our Registration and Periodic Reporting Obligations and enable us to continue future operations as a private company, thereby relieving us of the costs, administrative burdens and competitive disadvantages associated with operating as a public company. We intend to accomplish this purpose by reducing the number of holders of record of our Common Stock to fewer than 300 by cashing out the fractional shares that would otherwise result from the Reverse Stock Split.

Background of the Reverse Stock Split; Alternatives Considered by the Special Committee and the Board of Directors

Faced by a continuing lack of interest from public market investors and the need to increase our working capital and reduce our administrative expenses, we determined that maintaining our public company status came at a significant cost to us with no significant benefit. We determined that terminating our Registration and Periodic Reporting Obligations would result in substantial cost savings and better competitive positioning, which would help us maximize stockholder value. In order to terminate our Registration and Periodic Reporting Obligations, we must reduce the number of record holders of our Common Stock to fewer than 300.

The Special Committee and our Board of Directors reviewed several alternatives for reducing our number of record holders.  The first alternative involved a tender offer.  In a tender offer, publicly held shares are purchased directly from a company’s stockholders.  The proponent of the transaction approaches the target company to consider the proposal. When the two sides reach an agreement, the acquiror sends the stockholders a written offering document, the “offer to purchase,” which contains disclosures required by Commission rules, and a letter of transmittal, which stockholders may use to tender their shares. The target company issues a press release announcing, among other things, that the company recommends that stockholders accept the offer and tender their shares. Tender offers are commonly conditioned on the acquiror holding at least 90% of each class of stock of the company following the closing of the offer, which provides the acquiror with the ability to complete a short-form merger without holding a meeting of stockholders or soliciting proxies. In a short-form merger, the shares that were not tendered are typically converted into the right to receive the same consideration that was paid to the tendering stockholders or the right to assert appraisal rights. At the conclusion of the short-form merger, the target company typically has one stockholder, a subsidiary of the acquiror.

The second alternative considered was a merger with a third party. A common form is a reverse triangular merger in which an entity formed by the acquiror merges with and into the target company, which survives the merger. As a result of the merger, the outstanding shares of the target company’s stock, other than shares owned by the acquiror, are converted into the right to receive the merger consideration. The merger consideration is the cash paid to the stockholders of the target corporation. A merger typically leaves the surviving company with one stockholder, a subsidiary of the acquiror.

The final alternative considered was the Reverse Stock Split.  We have made repeated attempts over a significant period of time to merge our company with a variety of other companies and have been unsuccessful in our attempts to do so on acceptable terms. Additionally, we believe that a tender offer would fail to achieve the desired results because we have a significant number of stockholders who own a small number of shares. As of the Record Date, we had approximately

stockholders of record, including approximately       owning fewer than five shares, approximately       owning fewer than 100 shares, and approximately       owning fewer than 150 shares.

Because the results of a reverse stock split are more predictable and automatic, our Board of Directors believes that the Reverse Stock Split is the most expeditious and economical way of reducing the number of holders of record to fewer than 300 and positioning us to effect the termination of our Registration and Periodic Reporting Obligations. As a result, on December 2, 2004, our Board of Directors (with Richard S. Ressler recusing himself because he is the Managing Member of the Investor Group), approved a l-for-150 Reverse Stock Split of our Common Stock, subject to stockholder approval. The selected split ratio was a result of calculations intended to determine how many record holders needed to be cashed out to achieve our goal of going private.

Reasons for the Reverse Stock Split

Cost Savings

We incur direct and indirect costs associated with our status as a public company. Among the most significant are the costs associated with compliance with the Registration and Periodic Reporting Obligations imposed by the Commission. Direct costs associated with compliance with the Registration and Periodic Reporting Obligations include, but are not limited to auditing fees, legal fees, financial printer fees and miscellaneous clerical and other administrative expenses, such as word processing, conversion to EDGAR, telephone and fax charges associated with the preparation and filing of periodic reports, proxy materials and other reports and statements with the Commission.

Based on our experience in prior years, our direct costs of complying with the Registration and Periodic Reporting Obligations are estimated to be approximate $600,000 annually, based on estimated annual audit and accounting fees of $80,000, estimated annual legal fees of $40,000, estimated financial printer fees of $45,000, estimated transfer agent fees of $35,000, estimated costs associated with filing reports with the Commission (including internal administrative staff) of $50,000, estimated costs for directors’ and officers’ insurance of $150,000, estimated ongoing costs associated with Sarbanes-Oxley compliance of $140,000 (estimated at $250,000 in 2005) and estimated miscellaneous costs of $60,000. Indirect costs associated with compliance with the Registration and Periodic Reporting Obligations include, among other things, the time our executive officers expend to prepare and review our periodic reports. Because we have only a few executive personnel, these indirect costs are substantial. Due to additional regulations and compliance procedures required of public companies under the Sarbanes-Oxley Act of 2002, we expect that the direct and indirect costs identified above will increase in the future.

The cost of administering each registered stockholder’s account is the same regardless of the number of shares held in that account. As of the record date, our Common Stock was held of record by approximately       stockholders, and approximately       stockholders of record held fewer than 150 shares, representing approximately      % of the total number of holders of record of our Common Stock. These accounts holding fewer than 150 shares represented less than      % of the total number of outstanding shares of our Common Stock. Assuming that the Reverse Stock Split does not occur, the estimated cost relating to our Registration and Periodic Reporting Obligations for each stockholder account, will be approximately $           in 2005.

Our Board of Directors considered the cost to us of continuing to file periodic reports with the Commission and complying with the proxy and annual report requirements under the Exchange Act compared to the benefits to us and our stockholders of continuing to operate as a public company. Under the circumstances, our Board of Directors determined that the benefits that we and our stockholders would typically expect to derive from our status as a public company are not being realized and are not likely to be realized in the foreseeable future. As a result, our Board of Directors concluded that the elimination of the costs of complying with our Registration and Periodic Reporting Obligations outweighed the benefits of continuing to incur such costs. We are, therefore, undertaking the Reverse Stock Split at this time to save us the substantial costs, which we expect to increase over time, and resources required to comply with the Registration and Periodic Reporting Obligations and other obligations associated with operating as a public reporting company. However, the actual savings to be realized from terminating our Registration and Periodic Reporting Obligations may be higher or lower than our estimates.

Lack of Capital from Public Markets

We have been unable to take advantage of the capital available through the public markets due to our historically low stock price. Further, our Board of Directors does not presently intend to raise capital through sales of our securities in a public offering or to acquire other business entities using our Common Stock as the consideration for the acquisition. Accordingly, we have not, and are not likely to make use of, or benefit from, the advantages generally associated with operating as a public company.

Competitive Disadvantage

As a public company, we are required to make certain disclosures in connection with our Registration and Periodic Reporting Obligations. Those public disclosures can place us at a competitive disadvantage by providing our non-public competitors with strategic information about our business, operations and results while not having access to similar information about those competitors.

In light of our limited size and resources, competitive disadvantages related to our public reporting obligations and our lack of intent to raise capital through a public offering or effect acquisitions using our stock, our Board of Directors does not believe the costs associated with maintaining our Registration and Periodic Reporting Obligations and maintaining our stockholder accounts with less than 150 shares are justified. Our Board of Directors believes that it is in the best interests of us and our stockholders as a whole to eliminate the administrative burden and costs associated with maintaining our Registration and Periodic Reporting Obligations and maintaining stockholder accounts of fewer than 150  shares.

Substantive and Procedural Factors Considered by the Special Committee and Our Board of Directors as to the Fairness of the Reverse Stock Split

Our Special Committee and Board of Directors have analyzed the Reverse Stock Split and its anticipated effects on our stockholders and have deemed the Reverse Stock Split and related termination of our Registration and Periodic Reporting Obligations to be substantively and procedurally fair to, and in the best interests of, our affiliated and unaffiliated stockholders, whether they are cashed out or remain as stockholders following the Reverse Stock Split. In reaching this conclusion, our Special Committee and Board of Directors also considered, in no particular order and without preference, the factors described below.

Procedural Factors Favoring the Reverse Stock Split

The Reverse Stock Split Provides our Stockholders with Liquidity

The average daily trading volume for our Common Stock over the three months preceding the announcement date of the Reverse Stock Split on December 8, 2004 was approximately 14,000 shares, deeming it illiquid by most standards. The Reverse Stock Split will provide stockholders who hold fewer than 150 shares at the Effective Time the opportunity to liquidate their investment in us.

The Reverse Stock Split Includes the Opportunity to Remain a Stockholder of our Company

Prior to the Effective Time, a current holder of fewer than 150 shares of our Common Stock may elect to remain a stockholder of our company by acquiring sufficient shares so that they hold at least 150 shares in their account immediately prior to the Effective Time. Our Board of Directors considers the structure of the Reverse Stock Split to be fair to all stockholders because it allows them to control the decision of whether to remain a stockholder of our company following the Reverse Stock Split or to receive the Cash Consideration offered in connection with the Reverse Stock Split.

No Unusual Conditions to the Reverse Stock Split

Our Board of Directors also considered the likelihood that the Reverse Stock Split would be implemented. In this regard, it considered that there are no unusual requirements or conditions to the Reverse Stock Split, and that we have the financial resources to implement the Reverse Stock Split expeditiously.

The Reverse Stock Split Ratio was Calculated Without Bias Toward Any Particular Group of Stockholders and Will Apply Equally to All Shares of our Common Stock

The purpose of the Reverse Stock Split is to reduce the number of record holders to fewer than 300 so that we can file to terminate our Registration and Periodic Reporting Obligations and continue future operations as a private company. The split ratio is a result of calculations that were intended to determine how many stockholders needed to be cashed out in order to reduce the number of record holders to fewer than 300. Our Board of Directors feels the current ratio of l-for-150 is fair because it was calculated without bias toward any one group of stockholders. The ratio will be applied equally to all shares of our Common Stock.

Procedural Factors Disfavoring the Reverse Stock Split; Interests of our Chairman and Executive Officers in the Reverse Stock Split

The Reverse Stock Split Will be Approved by our Affiliated Stockholders Without a Vote by Unaffiliated Stockholders

With respect to the fact that the Investor Group holds sufficient shares of our Common Stock of to approve the Reverse Stock Split, our Board of Directors believes that this potential conflict is outweighed by the substantive features and procedural safeguards of the Reverse Stock Split, including the equal application of the Reverse Stock Split to all shares of our Common Stock, the fact that all stockholders will have the option to remain stockholders of our company (by purchasing additional shares prior to the Effective Time), and the fairness of the price offered to all stockholders.

The Special Committee and Our Board of Directors Did Not Obtain a Fairness Report

The Special Committee and our Board of Directors did not obtain a fairness report, opinion, appraisal or other independent assessment because the Reverse Stock Split is structured in such a way that it will apply equally to both affiliated and unaffiliated stockholders. While all of our affiliated stockholders will remain stockholders of our company following the Reverse Stock Split by virtue of the size of their holdings, unaffiliated stockholders will have the same opportunity if they so choose (by purchasing additional shares prior to the Effective Time). In light of this equal treatment, the Special Committee and our Board of Directors concluded that the expense associated with obtaining a fairness opinion was not justified.

As a Result of the Reverse Stock Split, Stockholders Who Own More than 150 Shares, Such as Members of the Investor Group, Will Increase Their Percentage Ownership Interest in Our Company

Based on information and estimates of record ownership of shares of Common Stock as of the Record Date, the beneficial ownership percentage of our executive officers and directors, including vested options, will increase from           % to           % as a result of the Reverse Stock Split.  The beneficial ownership percentage of the Investor Group will increase from           % to           %, as a result of the reduction by an estimated 139,000 pre-split whole shares in the number of shares of our Common Stock outstanding due to the payment of cash in lieu of issuance of fractional shares.

Substantive Factors Favoring the Reverse Stock Split

Direct and Indirect Cost Savings

As discussed above under “Reasons for the Reverse Stock Split – Cost Savings,” we incur direct and indirect costs associated with our status as a public company. Among the most significant are the costs associated with compliance with the Registration and Periodic Reporting Obligations imposed by the Commission. We estimate that we will save approximately $600,000 annually in direct general and administrative costs by being a private company.  We also believe that because of the Sarbanes-Oxley Act, such direct costs would increase in the future.  Additionally, the indirect cost to our company in terms of senior management time spent on complying with the Registration and Periodic Reporting Obligations will also be saved.

The Reverse Stock Split Offers Stockholders the Opportunity to Receive Cash at a Premium In Lieu of Fractional Shares

Our Board of Directors considered several methods for valuing our Common Stock to determine the $0.17 price per share to be paid to stockholders in lieu of issuing fractional shares of our Common Stock as a result of the Reverse Stock Split. The Cash Consideration to be paid to holders of fractional shares represents a premium of approximately 11%, 10% and 7% over the weighted average closing trading price of the common stock over the 30-, 60- and 90-day periods, respectively, prior to the announcement of the Reverse Stock Split.

Substantive Factors Disfavoring the Reverse Stock Split

Cessation of Public Sale Opportunities

We intend to apply to terminate our Registration and Periodic Reporting Obligations following the Reverse Stock Split. As a result, stockholders may no longer have the alternative of selling their shares of our Common Stock in the public market, and there may be no effective trading market for our Common Stock. Any stockholder desiring to sell his or her shares may have a difficult time finding a buyer. This illiquidity may reduce the price a buyer is willing to pay for shares of our Common Stock. We anticipate that the public market for shares of our Common Stock will be substantially reduced or eliminated altogether. Following the Reverse Stock Split, our Common Stock will not qualify to be traded on any automated quotation system operated by a national securities association and will no longer be traded on the OTC Bulletin Board. Our Common Stock may be eligible to trade in the “Pink Sheets,” however we have no present plans to apply for our Common Stock to be traded in the Pink Sheets. For this reason, stockholders will experience a loss of liquidity after the Reverse Stock

Split and may be required to hold their shares of Common Stock for an indefinite period of time.  We do not have any present plans to sell our assets or enter into any other transaction that would provide liquidity for the shares. However, we may explore from time to time various methods to provide liquidity to stockholders, including a sale or merger of our company or its assets.

Because only approximately 14,000 shares per day, on average, of our Common Stock have been traded over the three months ended December 8, 2004, the current public market is highly illiquid. Because as a practical matter there currently exists very little liquidity for our Common Stock, our Board of Directors believes any further losses of liquidity will have little effect on unaffiliated stockholders and will be outweighed by the benefits of terminating our Registration and Periodic Reporting Obligations.

Cessation of Publicly Available Information

Upon terminating our Registration and Periodic Reporting Obligations, we will no longer file, among other things, annual or quarterly reports with the Commission. Updated information regarding our business, results of operations and financial condition like the information that is currently available to the general public and our investors will not be available once we terminate our Registration and Periodic Reporting Obligations. We intend to explore methods to distribute financial information to our stockholders on a cost-effective basis. Our Board of Directors does not believe this factor makes the transaction unfair to unaffiliated stockholders because any detriment to unaffiliated stockholders that may result from the termination of our Registration and Reporting Obligations will be offset by the anticipated cost-saving benefits and competitive advantages to us of no longer publicly filing reports with the Commission.

Inability to Participate in Any Future Increase in the Value of Our Common Stock

Cashed-Out Stockholders will have no further equity interest in us with respect to their cashed out shares. Accordingly, they will no longer have the opportunity to participate in the potential upside of any increase in the value of our Common Stock. Our Board of Directors determined that this factor does not make the transaction unfair to unaffiliated stockholders because unaffiliated stockholders who desire to hold shares of our Common Stock after the Reverse Stock Split can do so by acquiring sufficient shares so that they hold at least 150 shares in their account immediately prior to the Effective Time.

Effects of the Reverse Stock Split on Stockholders Who Hold Fewer than 150 Shares of Common Stock in a Single Account

When the Reverse Stock Split is effected, stockholders holding fewer than 150 shares of our Common Stock in a single account immediately prior to the Effective Time will not receive a fractional share of our Common Stock as a result of the Reverse Stock Split, but rather will receive Cash Consideration. Given the historical illiquidity of our Common Stock, we believe the structure of the Reverse Stock Split benefits the Cashed-Out Stockholders. Among the potential detriments of the Reverse Stock Split is the fact that after the Reverse Stock Split, Cashed-Out Stockholders will have no further ownership interest in the company, and will no longer be entitled to vote as a stockholder or share in our future assets, earnings, or profits. The Cashed-Out Stockholder’s only right will be to receive cash in lieu of the issuance to them of fractional shares of Common Stock.

All Cash Consideration amounts owed to the Cashed-Out Stockholders as a result of the Reverse Stock Split will be subject to applicable federal and state income taxes and state-abandoned property, or escheat, laws. Additional details regarding the federal tax consequences are described later in this information statement under the heading “Certain Material Federal Income Tax Consequences.” Additional details regarding state-abandoned property, or escheat, laws are described later in this information statement under the heading “Escheat Laws.”

As soon as practical after the consummation of the Reverse Stock Split, we or our exchange agent will mail a letter of transmittal to each stockholder. The letter of transmittal will contain instructions for the surrender of stock certificates to our exchange agent in exchange for the payment of the Cash Consideration. No cash payment will be made to any Cashed-Out Stockholder until the stockholder has surrendered his or her outstanding certificates, together with the completed letter of transmittal, to our exchange agent. For more detailed information, see “Stock Certificates.” After the Reverse Stock Split, stockholders will have no rights as stockholders with respect to the pre-split shares of Common Stock or the fractional shares that would have resulted from the Reverse Stock Split, whether or not those stockholders have been paid Cash Consideration.

Effects of the Reverse Stock Split on Stockholders Who Hold More Than 150 Shares of our Common Stock in a Single Account

When the Reverse Stock Split is effected, stockholders with 150 or more shares of our Common Stock in a single account immediately prior to the Effective Time (‘Remaining Stockholders”) will:

•                  as of the Effective Time, have their shares of Common Stock converted into post-split Common Stock and receive one new share of Common Stock for every 150 shares of pre-split Common Stock in their account; and

•                  receive Cash Consideration in lieu of fractional shares that would otherwise be issued to them as a result of the Reverse Stock Split.

The Remaining Stockholders will benefit from having the opportunity to share in our future successes, if any. However, the Remaining Stockholders will not have the option to liquidate all of their shares like the Cashed-Out Stockholders. Further, once we are private, it will be even more difficult to value, and therefore, sell their shares of Common Stock if they so desire.

General Examples of Potential Effects of the Reverse Stock Split

In general, the results of the Reverse Stock Split can be illustrated by the following examples:

Hypothetical Scenario No. 1. Stockholder A is a registered stockholder who holds 100 shares of our Common Stock in her record account at the Effective Time. Instead of receiving a fractional share of our Common Stock immediately after the Reverse Stock Split, Stockholder A’s 100 shares will be converted into the right to receive $17.00 (100 x $0.17).  Alternatively, if Stockholder A wants to continue her investment in our company, she can buy at least 50 more shares of our Common Stock and hold the shares in her record account, so long as the purchase is complete before the Effective Time.

Hypothetical Scenario No. 2. Stockholder B has two separate record accounts. As of the Effective Time, he holds 100 shares of our Common Stock in one account and 50 shares of our Common Stock in the other. All of his shares are registered in his name only.  Stockholder B will be entitled to receive cash payments equal to the number of shares of our Common Stock that he holds in each record account, instead of receiving fractional shares following the Reverse Stock Split. Stockholder B would receive two checks totaling $25.50 (100 x $0.17 = $17.00; 50 x $0.17 = $8.50; $17.00 + $8.50 = $25.50).  Alternatively, if Stockholder B wants to continue his investment in our company, he can consolidate his two accounts prior to the Effective Time by. In that case, his holdings will not be cashed out in connection with the Reverse Stock Split because he will hold 150 shares of our Common Stock in one record account, which would convert into one post-split share of our Common Stock. He would have to act far enough in advance so that the consolidation is complete before the Effective Time.

Hypothetical Scenario No. 3. Stockholder C holds 330 shares of Common Stock prior to the Effective Time. After the Reverse Stock Split, Stockholder C will hold in his record account two shares of our Common Stock (330/150 = 2.2) and, instead of receiving a fractional share of our Common Stock in his record account immediately after the Reverse Stock Split, Stockholder C’s unconverted 30 shares will be converted into the right to receive $5.10 (30 x $0.17) of Cash Consideration.

Effect of the Reverse Stock Split on Option Holders

Upon effectiveness of the Reverse Stock Split, any outstanding options under our 1993 Employee Stock Option Plan and our 1995 Non-Employee Directors Stock Option Plan will have their number of shares and exercise prices adjusted to give effect to the 1-for-150 Reverse Stock Split, with any fractional shares resulting from such adjustment converting to a right to receive $0.17 in cash per pre-Reverse Stock Split share less the exercise price of such pre-Reverse Stock Split shares subject to exercise of the option. The vesting schedule for the options will remain unchanged.  Any authorized but un-issued options under our 1993 Employee Stock Option Plan and our 1995 Non-Employee Directors Stock Option Plan will have the number of shares adjusted to give effect to the 1-for-150 Reverse Stock Split.

Effects of the Reverse Stock Split on Our Company

The Reverse Stock Split is expected to reduce the number of record holders of our Common Stock and the number of our outstanding shares of Common Stock. Our Amended and Restated Certificate of Incorporation currently authorizes the issuance of 100,000,000 shares of capital stock consisting of 99,000,000 shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of undesignated Preferred Stock. At the Effective Time, our authorized shares of capital stock will be reduced to 666,667 consisting of 660,000 shares of Common Stock, $0.01 par value per share, and 6,667 shares of undesignated Preferred Stock. As of the Record Date,                 shares of our Common Stock and no shares of our undesignated Preferred Stock were outstanding. Fractional shares of Common Stock that would otherwise result from the Reverse Stock Split will instead be paid in cash. We believe that the Reverse Stock Split will reduce the number of shares of our Common Stock outstanding of record from                   to approximately 384,000, assuming approximately 139,000 shares of pre-split Common Stock are cashed out.

Our Common Stock is currently registered under the Exchange Act and, consequently, we are subject to the Registration and Periodic Reporting Obligations of the Exchange Act. We believe the Reverse Stock Split will reduce the number of record holders of Common Stock from approximately 580 to approximately 250, which will position us to terminate our Registration and Periodic Reporting Obligations and continue future operations as a private company, thereby relieving us of the costs, administrative burdens and competitive disadvantages associated with a operating as a public company.

Based on the aggregate number of record holders of our Common Stock, and the number of holders of record owning more than 150 shares of our Common Stock as of the Record Date, we estimate that payments of cash in lieu of the issuance of fractional shares to Cashed-Out Stockholders will total approximately $24,000 in the aggregate. If stockholders holding less than 150 shares of our Common Stock purchase sufficient shares of our Common Stock to remain stockholders following the Reverse Stock Split, then the number of holders of record of our Common Stock may not be reduced below 300 and we may be ineligible to terminate our Registration and Periodic Reporting Obligations.

We believe the completion of the Reverse Stock Split and the subsequent termination of our Registration and Periodic Reporting Obligations will cause the market for shares of our Common Stock to be substantially reduced or possibly eliminated. Our Common Stock is currently traded in the over-the-counter market on the OTC Bulletin Board, which is a quotation service that displays real time quotes, last sales prices and volume information in over-the-counter equity securities. This source of liquidity will no longer be available to our stockholders following the Reverse Stock Split and the termination of our Registration and Reporting Obligations.

Our Common Stock will continue to have the same $0.01 par value per share following the consummation of the Reverse Stock Split. In addition, each post-Reverse Stock Split share of our Common Stock will be entitled to one vote per one whole share.

We have no current plans to issue Common Stock other than pursuant to our existing Restricted Stock Plan, but we reserve the right to do so at any time and from time to time at such prices and on such terms as our Board of Directors determines to be in our best interests and the best interests of our then stockholders. Our board of directors will take such action, as it deems necessary or appropriate to make equitable adjustments to any outstanding stock options, restricted stock or other rights to acquire our Common Stock.

We are undertaking the Reverse Stock Split at this time because, among other reasons, we believe that we will save substantial costs associated with compliance with the Registration and Periodic Reporting Obligations. However, our cost saving estimates may be inaccurate, and the actual savings to be realized from terminating our Registration and Periodic Reporting Obligations may be higher or lower than our estimates.

Conduct of Our Business After the Reverse Stock Split – Future Company Plans

Following the Reverse Stock Split, we will no longer be a public-reporting company, but rather will operate as a private company. We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this information statement, the Reverse Stock Split is not anticipated to materially affect the conduct of our business. We expect to be subject to substantially the same risks and uncertainties after the Reverse Stock Split.

We have no current plans or proposals to effect any extraordinary corporate transaction such as a merger, reorganization, sale or liquidation, to change our Board of Directors or senior management, to change materially our capitalization, or otherwise to effect any material change in our corporate structure of business.  Other than actions discussed in this information statement, the Investor Group has no further plans, proposals or arrangements to acquire more shares or otherwise reduce or eliminate the stockholdings of our minority stockholders.  However, we may explore from time to time various methods to provide liquidity to stockholders, including a sale or merger of our company or its assets.

We are not aware of any existing voting agreements that would have an impact on our future business plans.

Reservation of Right to Abandon the Reverse Stock Split

Our Board of Directors retains the right to abandon the Reverse Stock Split, even though approved by our stockholders, if it determines prior to the Effective Time that the Reverse Stock Split is not then in our best interest or the best interest of our stockholders.  Among the circumstances that might cause our Board of Directors to abandon the Reverse Stock Split is the development of a significant risk of the Reverse Stock Split failing to achieve the overall goal of reducing the number of record holders to fewer than 300, or where the expense of cashing out the stockholders with fewer than 150 shares becomes so high that the transaction become financially prohibitive. If the Reverse Stock Split is not implemented, then we will be unable to terminate our Registration and Periodic Reporting Obligations until we have fewer than 300 holders of record of Common Stock and satisfy certain other requirements of the Commission.

Escheat Laws

The unclaimed property and escheat laws of various states provide that under circumstances defined in those states’ statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to us, or who do not return their stock certificates and request payment therefore, generally will have a fixed period of years from the Effective Time in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in California (as shown by our records), the period is three years. Following the expiration of that three-year period, the Unclaimed Property Law of California would likely cause the cash payments to escheat to the State of California. For stockholders who reside in other states or whose last known addresses (as shown by our records) are in states other than California, those other states may have abandoned property laws that call for the state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of those other jurisdictions, the “holding period,” the time period that must elapse before the property is deemed to be abandoned, may be shorter or longer than three years. If we do not have an address for the holder of record of the shares, then we would turn over unclaimed Cash Consideration to our state of incorporation, the state of Delaware, in accordance with its escheat laws.

Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law to stockholders who wish to dissent from the Reverse Stock Split. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of those rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate actions in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions. For example, stockholders could, if they deemed such to be applicable, take appropriate legal action against us and our Board of Directors, and claim that the Reverse Stock Split was unfair to the unaffiliated stockholders, and/or that there was no justifiable or reasonable business purpose for the Reverse Stock Split.

Certain Material Federal Income Tax Consequences

Summarized below are certain of the material federal income tax consequences to us and our stockholders resulting from the Reverse Stock Split. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary also assumes that the stockholders have held and will continue to hold their shares as capital assets under the Internal Revenue Code of 1986, as amended. This summary does not discuss all aspects of federal income taxation, including certain aspects that may be important to stockholders in light of their individual circumstances. Many stockholders, such as banks, financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and securities traders that elect mark-to-market tax accounting treatment, may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received our Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

For purposes of this discussion, “U.S. person” means any of the following:

(1) a citizen or resident of the U.S.;

(2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state);

(3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources;

(4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

(5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our Common Stock that is a U.S. person, and the term “non-U.S. Holder” means a beneficial owner of our Common Stock that is not a U.S. person.

We urge stockholders to consult with their own tax advisor as to the particular federal, state, local, foreign and other tax consequences, in light of their specific circumstances. If a partnership holds our Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If the stockholder is a partner of a partnership holding our Common Stock, we suggest that such stockholder consult his or her tax advisor.

Federal Income Tax Consequences to Our Company

We believe that the Reverse Stock Split should be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to our company.

Federal Income Tax Consequences to Stockholders Receiving No Cash Consideration from the Reverse Stock Split

If a stockholder (1) continues to hold our Common Stock immediately after the Reverse Stock Split, and (2) receives no Cash Consideration as a result of the Reverse Stock Split, such stockholder should not recognize any gain or loss in the Reverse Stock Split. The aggregate adjusted tax basis in shares of our Common Stock held immediately after the Reverse Stock Split should be equal to the aggregate adjusted tax basis in the shares of Common Stock held immediately prior to the Reverse Stock Split, and the stockholder should have the same holding period in the Common Stock as it had in such stock immediately prior to the Reverse Stock Split.

Federal Income Tax Consequences to Stockholders Receiving Cash Consideration from the Reverse Stock Split

If a stockholder receives Cash Consideration as a result of the Reverse Stock Split, its tax consequences will depend on whether, in addition to receiving cash, it or a person or entity related to it continues to hold our Common Stock immediately after the Reverse Stock Split, as explained below.

Stockholders Who Exchange All of Their Common Stock for Cash as a Result of the Reverse Stock Split.

If a stockholder receives Cash Consideration in lieu of a fractional share as a result of the Reverse Stock Split, does not continue to hold any of our Common Stock immediately after the Reverse Stock Split, and is not related to any person or entity that holds our Common Stock immediately after the Reverse Stock Split, the stockholder will recognize capital gain or loss. The amount of capital gain or loss the stockholder recognizes will equal the difference between the cash received for the cashed-out stock and the aggregate adjusted tax basis in such stock.

If a stockholder is related to a person or entity who continues to hold our Common Stock immediately after the Reverse Stock Split, such stockholder will recognize gain or loss in the same manner as set forth in the previous paragraph, provided that such receipt of cash either is “not essentially equivalent to a dividend,” or is a “substantially disproportionate redemption of stock,” as described below.

•                  “Not Essentially Equivalent to a Dividend.” A stockholder will satisfy the “not essentially equivalent to a dividend” test if the reduction in its proportionate interest in our company resulting from the Reverse Stock Split is considered a “meaningful reduction” given the particular facts and circumstances. The Internal Revenue Service (“IRS”) has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

•                  “Substantially Disproportionate Redemption of Stock.” The receipt of cash in the Reverse Stock Split will be a “substantially disproportionate redemption of stock” for a stockholder if the stockholder owns less than 50% of the outstanding shares of our Common Stock after the Reverse Stock Split, and the percentage of the outstanding shares of our Common Stock owned by the stockholder immediately after the Reverse Stock Split is less than 80% of the percentage of shares of our Common Stock it owned immediately before the Reverse Stock Split.

In applying these tests, the stockholder will be treated as owning shares actually or constructively owned by certain individuals and entities related to the stockholder. If the receipt of Cash Consideration in lieu of fractional shares of our Common Stock does not give rise to capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of the stockholder’s ratable share of our undistributed earnings and profits, then as a tax-free return of capital to the extent of its aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain.

Stockholders Who Both Receive Cash Consideration and Continue to Hold Our Common Stock Immediately After the Reverse Stock Split

If a stockholder both receives Cash Consideration as a result of the Reverse Stock Split and continues to hold our Common Stock immediately after the Reverse Stock Split, it generally will recognize gain, but not loss, in an amount equal to the lesser of the excess of the sum of aggregate fair market value of its shares of our Common Stock plus the cash received over its adjusted tax basis in the shares, or the amount of cash received in the Reverse Stock Split. The aggregate adjusted tax basis in the stockholder’s shares of our Common Stock held immediately after the Reverse Stock Split should be equal to its aggregate adjusted tax basis in the shares of our Common Stock held immediately prior to the Reverse Stock Split, increased by any gain recognized in the Reverse Stock Split, and decreased by the amount of cash received in the Reverse Stock Split.

Any gain recognized in the Reverse Stock Split should be treated, for federal income tax purposes, as capital gain, provided that the receipt of cash either is “not essentially equivalent to a dividend” with respect to the stockholder, or is a “substantially disproportionate redemption of stock” with respect to the stockholder as discussed above.  In applying these tests, the stockholder will be treated as owning shares held by certain individuals and entities related to the stockholder, and the stockholder may take into account sales of shares of our Common Stock that occur substantially contemporaneously with the Reverse Stock Split. If the gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to the stockholder to the extent of its ratable share of our undistributed earnings and profits, then as a tax-free return of capital to the extent of its aggregate adjusted tax basis in its shares, and any remaining gain will be treated as a capital gain.

Dividend Income, Capital Gain and Capital Loss

The U.S. federal income tax rate currently applicable to dividends received from domestic corporations by an individual taxpayer is a maximum of 15%, subject to the requirements the individual must have held the stock with respect to which a dividend is distributed for a minimum of 61 days during the 120-day period beginning 60 days before the stock becomes ex-dividend. A taxpayer’s holding period for these purposes is reduced by periods during which the taxpayer’s risk of loss with respect to the stock is considered diminished by reason of the existence of options, contracts to sell and similar transactions. The reduced rate of tax applies to the taxable years between 2003 and 2008. Individual stockholders should consult their own advisors as to their eligibility for the reduced rate of tax in relation to dividends on our Common Stock.

Federal legislation also reduced the maximum U.S. federal income tax rate applicable to net capital gain (defined generally as the total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months to 15%. The reduced rate of tax applies to the taxable years between 2003 and 2008. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will also continue to be subject to tax at the ordinary income tax rates applicable to corporations. For both individual and corporate taxpayers, there are significant limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

In general, payments of dividends with respect to our Common Stock are subject to information reporting. Each paying agent will be required to provide the IRS with information, including the name, address, and taxpayer identification number of each U.S. Holder receiving payments, and the aggregate amount of dividends paid to such beneficial owner during the calendar year. These reporting requirements, however, do not apply to all beneficial owners. Specifically, corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, and non-U.S. persons satisfying certain requirements are all excluded from reporting requirements.

U.S. Holders will be required to provide their social security or other taxpayer identification numbers, and in some instances, additional information, to our transfer agent in connection with the Reverse Stock Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the Common Stock certificates are surrendered following the Effective Time. Backup withholding will apply if a U.S. Holder fails to establish its exemption from the information reporting requirements, is subject to the reporting requirements and fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, or if the paying agent has been otherwise notified by the IRS to backup withhold. The backup withholding tax rate is currently 28%. This backup withholding tax is not an additional tax and may be credited against a U.S. Holder’s federal income tax liability if the required information is furnished to the IRS.

Special Rules for Non-U.S. Holders

If a stockholder is a non-U.S. Holder, its tax consequences will depend on whether its income or gain from the Reverse Stock Split is effectively connected with the conduct of a U.S. trade or business, or, if there is an applicable treaty, is attributable to a permanent establishment maintained in the U.S. Performance of significant personal services constitutes the conduct of a U.S. trade or business.

Income or Gain Not Effectively Connected with the Conduct of a U.S. Trade or Business.

Except as described below under the heading “Income or Gain Effectively Connected with the Conduct of a U.S. Trade or Business,” dividends (including deemed dividends) paid on our Common Stock held by a non-U.S. holder will be subject to U.S. federal withholding tax (but not the federal income tax) at a rate of 30% or lower treaty rate, if applicable. In order to claim a reduction of withholding under a tax treaty, a non-U.S. holder generally will be required to file IRS Form W-8BEN upon which the non-U.S. holder certifies, under penalty of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments. Further, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on gain realized on the taxable disposition of our Common Stock.

Income or Gain Effectively Connected with the Conduct of a U.S. Trade or Business

If dividends paid to a non-U.S. Holder are effectively connected with the conduct of a U.S. trade or business by the non-U.S. Holder or, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the United States by the non-U.S. Holder, us and other payors generally are not required to withhold tax from the dividends, provided that the non-U.S. Holder furnishes a valid IRS Form W-8ECI certifying, under penalty of perjury, that the holder is a non-U.S. person, and the dividends are effectively connected with the holder’s conduct of a U.S. trade or business and are includible in the holder’s gross income. Effectively connected dividends will be subject to U.S. federal income tax on net income that applies to U.S. persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax).

In the case of any gain that is effectively connected with the conduct of a U.S. trade or business by a non-U.S. Holder (and, if required by a tax treaty, any gain that is attributable to a permanent establishment maintained in the United States), the non-U.S. Holder will generally be taxed on its net gain derived from the disposition at the regular rates and in the manner applicable to U.S. persons and, if the non-U.S. Holder is a foreign corporation, the branch profits tax may also apply.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from such dividend payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable tax treaty. Copies of the information returns reporting dividend payments and any withholding thereof may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will generally not be subject to additional information reporting or to backup withholding with respect to dividend payments on our Common Stock, or to information reporting or backup withholding with respect to payments of proceeds from the disposition of our Common Stock to or through a U.S. office of any broker, as long as the holder has furnished to the payor or broker: (i) a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-U.S. person; (ii) other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury regulations; or (iii) otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

As explained above, the amounts paid to a stockholder as a result of the Reverse Stock Split may result in dividend income, capital gain income, or some combination of dividend and capital gain income to such stockholder depending on its individual circumstances. We urge each stockholder to consult its tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of the specific circumstances.

OTHER INFORMATION

Regulatory Approvals

We are not aware of any material governmental or regulatory approval or filing required for completion of the transaction, other than compliance with the applicable federal and state securities laws and the corporate laws of the States of Delaware and California.

Background Information Concerning Our Directors, Executive Officers and Controlling Stockholders

Directors

The name, business address and experience of each of our directors for at least the past five years and certain other information concerning each director has been furnished by the director and is set forth below.

Richard S. Ressler has been the Chairman of the Board and a director since 1995. He was our Chief Executive Officer from October 1994 until February 1997 and our President from October 1994 until May 1995. He has served in each of these capacities pursuant to a consulting agreement between our company and Orchard Capital Corporation. Mr. Ressler is the founder and President of Orchard Capital, a firm that provides investment capital and advice to companies (including MAI) in which Orchard Capital or its affiliates invest. He has been a principal of Orchard Capital since 1994. His present business address is 6922 Hollywood Boulevard, Suite 900, Hollywood, California  90028.  Mr. Ressler is Chairman of CIM Group, Inc., which acts as an integrated real estate investment and management services firm for institutional investors. He has been a principal of CIM Group and its predecessor since 1994. Mr. Ressler has been Chairman of the Board and a director of j2 Global Communications, Inc., a leading unified messaging service provider, since 1997, and served as Chief Executive Officer of j2 Global from March 1997 until January 2000, serving in each of these capacities pursuant to a consulting agreement between j2 Global and Orchard Capital.

Zohar Loshitzer was appointed to our Board of Directors in January 1998. From July 1997 through December 31, 2000, he was Chief Information Officer, and in 2001 he became Executive Vice President, Corporate Strategy, for j2 Global Communications, Inc., a leading unified messaging services provider. His present business address is 6922 Hollywood Boulevard, Suite 900, Hollywood, California  90028.  From July 1997 through November 29, 2000, he also served as a member of the Board of Directors of j2 Global Communications, Inc. From August 2000 through December 31, 2001 he acted as a consultant with MAI Systems Corporation. Since 1995, he has also been a Managing Director of Orchard Telecom, a telecommunications-consulting firm. From 1987 until 1995, he was the general manager and part owner of Life Alert, a nationwide emergency response service.

Stephen Ross was elected to our Board of Directors in May 2001. He is currently a consultant for Warner Brothers. His present business address is 400 Warner Boulevard, Building 2, Suite 208, Burbank, California 91522. From 1989 to 2001, he was employed by Warner Brothers as Executive Vice President, Special Projects. He also served from 1992 through 2001 as a director of the Sea World Property Trust (an Australian theme park company). From 1986 through 1989, he was employed by Lorimar Telepictures Corp. as Senior Vice President and General Counsel. From 1981 through 1986, he worked with Telepictures Corp. where he was Senior Vice President, General Counsel and a member of its board of directors. He also serves as a director of Grill Concepts, Inc., a restaurant company.

Steven F. Mayer was elected to our Board of Directors in May 2001. Since December 2002, he has been Managing Director of Cerberus Capital Management, LLC, a private investment firm that manages funds and accounts with approximately $12.5 billion in aggregate committed capital. His present business address is 11812 San Vicente Boulevard, Suite 300, Los Angeles, California 90049. Cerberus invests primarily in businesses exhibiting the potential for business improvement and manages holdings in the United States and worldwide. From February 2002 until November 2002, Mr. Mayer was Executive Managing Director of Gores Technology Group, LLC, a private investment and management firm. From November 1996 until September 2001, he was a Managing Director and co-head of Corporate Finance of U.S. Bancorp Libra, the leveraged finance investment banking unit of U.S. Bancorp, and its predecessor company. He was also a Managing Director of Libra Capital Partners, L.P., an affiliated private equity firm that sponsors and invests in management-led buyouts, later stage growth financings, leveraged recapitalizations, corporate divestitures, and acquisitions. From June 1994 until November 1996, Mr. Mayer was a managing director of Aries Capital Group, LLC, a private investment firm that he co-founded. From April 1992 until June 1994, when he left to co-found Aries Capital Group, Mr. Mayer was a principal with Apollo Advisors, L.P. and Lion Advisors, L.P., affiliated private investment firms. Prior to that time, Mr. Mayer was an attorney with Sullivan & Cromwell specializing in mergers, acquisitions, divestitures, leveraged buyouts and corporate finance. Mr. Mayer currently serves as a director of Acterna Corporation, a leading telecommunications test and measurement company and Airway Industries, Inc., a leading luggage and travel accessories company.

Executive Officers

The name, business address and experience for at least the past five years and certain other information concerning each such executive officer has been furnished by the executive officer and is set forth below.

W. Brian Kretzmer, has been our Chief Executive Officer since August 1999 and was appointed as our President on September 10, 2000. His present business address is 26110 Enterprise Way, Lake Forest, California 92630. He also served as our Chief Financial Officer from August 1999 until March 2000. From August 1997 until July 1999, he was Executive Vice President and Chief Financial Officer for Segue Corporation, a California-based private company focused on providing support services to computer manufacturers utilizing Internet commerce. From July 1991 until July 1997 he held various positions with us, including Vice President, Corporate Development, Controller, Vice President, Finance, Chief Financial Officer, and Chief Information Officer. From July 1995 until July 1996 he also served as the President and Chief Operating Officer of Gaming Systems International, which was at that time a wholly-owned subsidiary of ours.

James W. Dolan, has been our Chief Financial Officer since March 2000 and our Chief Operating Officer since March 2001. His present business address is 26110 Enterprise Way, Lake Forest, California 92630.  Previously, he served as our Vice President, Finance from September 1999 until March 2000. From 1985 to 1999, Mr. Dolan served in positions of increasing responsibility with the accounting firm of KPMG LLP, where he managed audit and consulting projects for companies ranging in size from start-up operations to large public multinational organizations. Mr. Dolan also served as KPMG’s senior audit manager to MAI from 1994 through 1997.

Controlling Stockholder – HIS Holding, LLC

Our controlling stockholder is HIS Holding, LLC, which we also refer to in this information statement as the Investor Group.  This entity is a Delaware limited liability company that was formed on March 23, 2004 to act as a holding company for investments in hospitality companies. Voting and dispositive power over shares of our Common Stock held by HIS Holding, LLC is held by Richard S. Ressler as the managing member.  The other members of HIS Holding, LLC are James W. Dolan, W. Brian Kretzmer and Canyon Capital Advisors, LLC.  The address for HIS Holding, LLC is 6922 Hollywood Boulevard, Suite 900, Los Angeles, California 90028.  See “Prior Transactions Between the Investor Group and Our Company” at page 26.

Other Background Information

Neither HIS Holding, LLC nor any of our executive officers or directors, has been convicted in any criminal proceeding in the past five years and was not the subject of any administrative proceeding in the past five years that resulted in judgment, decree or final order that involved any injunction or finding of any violation of federal or state securities laws.  Each of our executive officers and directors is a citizen of the United States.

Prior Transactions Between the Investor Group and Our Company

Investor Group Purchase of Company Shares Owned by Computer Sciences Corporation

On April 9, 2004, the Investor Group, consisting of certain members of senior management and/or our Board of Directors (Mr. Ressler, Mr. Dolan and Mr. Kretzmer) and our principal senior lender, Canyon Capital Advisors, LLC, acquired 2,433,333 shares of our Common Stock and $3,694,156 of our indebtedness that were owned by CSA Private Limited, a Singapore corporation beneficially owned by Computer Sciences Corporation (NYSE: CSC) (“CSA”), for a total purchase price of $1,000,000. The purchase price was negotiated based upon arm’s length discussions between members of the Investor Group and senior management of CSC.

September 22, 2004 Stockholder Approval of the Management Equity/Conversion Transaction that Resulted in a Change in Control of Our Company

At our 2004 annual stockholders’ meeting held September 22, 2004, our stockholders approved the Investor Group’s (i) conversion of the indebtedness acquired from CSA, with accrued interest, at a conversion price of $0.10 per share (which resulted in the issuance of 33,172,110 new shares of Common Stock), and (ii) investment of $1,000,000 in a private placement at $0.10 per share (which resulted in the issuance of 10,000,000 new shares of Common Stock) for a total of 43,172,110 shares (the “Management Equity/Conversion Transaction”). Upon the completion of the Management Equity/Conversion Transaction on November 1, 2004, there was a change in control of our company, and the Investor Group then beneficially owned approximately 84.77% of our 57,847,862 outstanding shares of Common Stock as of November 1, 2004. The composition and ownership position of the Investor Group is set forth in the table below under “Interest of Certain Persons in or Opposition to

Reverse Stock Split - Security Ownership of Certain Beneficial Owners and Management”

Interests of Certain Persons in or Opposition to the Reverse Stock Split - Security Ownership of Certain Beneficial Owners and Management

As of the Record Date, December 30, 2004, a total of                       shares of Common Stock were outstanding. The following table sets forth information as of the Record Date regarding the beneficial ownership of Common Stock by: (INFORMATION TO BE CONFIRMED/UPDATED AS OF THE RECORD DATE)

•                  each of our directors;

•                  each of our executive officers;

•                  all of our directors and executive officers as a group; and

•                  each person known by us to beneficially own 5% or more of the outstanding shares of Common Stock as of the Record Date.

The following table also sets forth hypothetical information regarding the beneficial ownership of the persons listed above assuming the Effective Time of the Reverse Stock Split occurred on the Record Date and the pre-split number of shares of our Common Stock that were cashed out in the Reverse Stock Split was 139,000.

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act and generally includes voting or investment power with respect to securities. Except as indicated below, we believe each holder possesses sole voting and investment power with respect to all of the shares of common stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock subject to options or warrants held by that holder that are currently exercisable or are exercisable within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group. The inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership.

	As of the Record Date		As If the Effective Time of the Reverse Stock Split Occurred on the Record Date
Name and Address	Number of Shares	Percentage of Class (1)	Number of Shares	Percentage of Class (2)

Canyon Capital Advisors LLC group (3)	2,515,600	4.35%	16,771	4.36%

Richard S. Ressler (4)	44,787,897	77.42%	298,586	77.61%

W. Brian Kretzmer (5)	1,086,033	1.88%	7,240	1.88%

James W. Dolan (6)	650,000	1.12%	4,333	1.13%

Investor Group (7)	43,172,110	74.63%	287,814	74.81%

(1)        For each individual and group in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group, plus shares acquirable within 60 days of the Record Date by such person or group, by the sum of 57,847,862 shares of Common Stock outstanding on the Record Date, plus shares of Common Stock acquirable within 60 days of the Record Date by such person or group.

(2)        For each individual and group in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person, plus shares acquirable within 60 days of the Record Date by such person or group, by the sum of 384,725 shares (57,847,862 shares of Common Stock outstanding on the Record Date, minus 139,000 pre-split shares estimated to be cashed out in the Reverse Stock Split, plus shares of Common Stock acquirable within 60 days of the Record Date by such person or group all adjusted for the 150-to-1 Reverse Stock Split).

(3)        Canyon Capital Advisors LLC, The Value Realization Fund L.P., The Value Realization Fund B, L.P., C.P.I. Securities, L.P., The Canyon Value Realization Fund (Cayman), Ltd., GRS Partners II, Mitchell R. Julis, Joshua S. Friedman and R. Christian B. Evensen, as a group, beneficially own 2,515,600 shares of  Common Stock (16,771 shares of Common Stock after the 150-to-1 Reverse Stock Split). The address of all of the above-referenced entities is 9665 Wilshire Boulevard, Suite 200, Beverly Hills, California 90212.

(4)        Mr. Ressler’s address is c/o Orchard Capital Corporation, 6922 Hollywood Boulevard, Suite 900, Hollywood, California  90028. Includes 14,063 shares of Common Stock (94 shares of Common Stock after the 150-to-1 Reverse Stock Split) issuable upon exercise of options held by Mr. Ressler which are currently exercisable and exercisable within 60 days of the Record Date. Also includes 43,172,110 new shares of Common Stock (287,814 shares of Common Stock after the 150-to-1 Reverse Stock Split) issued to the Investor Group over which Mr. Ressler has voting and dispositive control. See “Compensation Committee Interlocks and Insider Participation.”

(5)        Includes 591,667 shares of Common Stock (3,944 shares of Common Stock after the 150-to-1 Reverse Stock Split) issuable upon exercise of options or warrants held by Mr. Kretzmer that are currently exercisable and exercisable within 60 days of the Record Date.

(6)        Includes 233,333 (1,556 shares of Common Stock after the 150-to-1 Reverse Stock Split) shares of Common Stock issuable upon exercise of options held by Mr. Dolan which are currently exercisable and exercisable within 60 days of the Record Date.

(7)        The Investor Group consists of certain members of senior management and/or our Board of Directors (Mr. Ressler, Mr. Dolan and Mr. Kretzmer) and our principal senior lender, Canyon Capital Advisors, LLC.  See “Background Information Concerning Our Directors, Executive Officers and Controlling Stockholders” at page 25, “The Reverse Stock Split – Approval of the Reverse Stock Split By Our Board of Directors and Stockholders” at page 7, “Interests of Certain Persons in or Opposition to the Reverse Stock Split- Security Ownership of Certain Beneficial Owners and Management” at page 27, and “Prior Transactions Between the Investor Group and Our Company” at page 26.

Market Prices of Our Common Stock and Dividend Policy

Our Common Stock is traded over-the-counter on the OTC Bulletin Board under the symbol “MAIY.OB.” The following table sets forth the range of high and low closing prices for the calendar periods set forth below. On December 10, 2004, the high, low and closing trading prices for our Common Stock were $0.12, $0.10 $0.11, respectively.

Period	High	Low

Fiscal 2002

First Quarter	$0.34	$0.24
Second Quarter	$0.45	$0.25
Third Quarter	$0.34	$0.16
Fourth Quarter	$0.16	$0.08

Fiscal 2003

First Quarter	$0.55	$0.06
Second Quarter	$0.28	$0.05
Third Quarter	$0.25	$0.06
Fourth Quarter	$0.15	$0.08

Fiscal 2004

First Quarter	$0.26	$0.14
Second Quarter	$0.34	$0.16
Third Quarter	$0.24	$0.15

There were approximately      stockholders of record as of the Record Date. On that date, the closing sale price of our Common Stock on the OTC Bulletin Board was $       .

We have not declared any dividends on our Common Stock during the past five years, and our Board of Directors does not currently intend to pay any cash dividends on our Common Stock in the foreseeable future. Payment of cash dividends is at the discretion of our Board of Directors and depends on our earnings, financial condition, capital requirements and other relevant factors.

Pro Forma Financial Data

See Pro Forma Financial Data at Appendix B to this information statement.

Financial Statements, Supplementary Financial Information, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk

See Appendix C to this information statement for our audited financial statements as of December 31, 2003 and 2002 and for each of the years in the three year periods ended December 31, 2003, 2002 and 2001, which includes Supplementary Financial Information, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk.

See Appendix D to this information statement for our unaudited financial statements for the interim periods ended September 30, 2004 and 2003, which includes Supplementary Financial Information, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Forward-Looking Statements

This information statement contains forward-looking statements with respect to  the impact on our company of the Reverse Stock Split and other matters. The forward-looking statements include statements regarding our intent, belief, or current expectations, as well as the assumptions on which those statements are based. The forward-looking statements are not guarantees of future performance and occurrences and involve risks and uncertainties.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, declining economic conditions, including a slowdown or recession; future terrorist activities affecting the hospitality industry; our company’s ability to retain and increase revenue from existing clients and to execute agreements with new clients; the successful implementation of strategic relationships with other vendors and service providers; the competitive nature of the market for our software products and services; rapid technological change in the software industry and possible delays in development or shipment of new versions of key product lines; our company’s ability to attract and retain qualified technical and management personnel; inability to control costs; changes in our product pricing; changes in business strategy or development plans; and other factors set forth in our company’s Annual Report on Form 10-K for the year ended December 31, 2003 and other interim reports filed from time to time with the Securities and Exchange Commission. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Where You Can Find More Information

The Reverse Stock Split will result in a “going private” transaction subject to Rule 13e-3 of the Exchange Act. We have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Reverse Stock Split. The Schedule 13E-3 contains additional information about us. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of us during regular business hours by any interested stockholder, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to James W. Dolan, Chief Financial and Operating Officer, at the following address: MAI SYSTEMS CORPORATION, 26110 Enterprise Way, Lake Forest, California 92630.

We are currently subject to the information requirements of the Exchange Act and file periodic reports, and other information with the Commission relating to our business, financial and other matters.

Copies of such reports, proxy statements, this information statement and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the Commission’s public reference rooms, you may call the Commission at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the Commission’s Internet website at http://www.sec.gov.

THE BOARD OF DIRECTORS

Dated: , 2005

MAI Systems Corporation
26110 Enterprise Way, Suite 200
Lake Forest, CA 92630

APPENDIX A

Form of

Certificate of Amendment of

Certificate of Incorporation

of MAI Systems Corporation

MAI Systems Corporation, a Delaware corporation organized and existing under and by virtue of the laws of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.             The name of the Corporation is MAI Systems Corporation.

2.             The Board of Directors of the Corporation duly adopted a resolution setting forth and declaring advisable the amendment of Articles FOURTH and FIFTH of the Corporation’s Certificate of Incorporation so that, as amended, said Articles shall read in their entirety as follows:

FOURTH: In accordance with the provisions of Section 303 of the General Corporation Law of the State of Delaware, the authorized capital stock of all classes of the Corporation shall consist of 666,667 shares at a par value of $0.01 per share.

FIFTH: The shares of capital stock which the Corporation shall have authority to issue shall be divided into 6,667 shares of Preferred Stock, $0.01 par value per share (hereinafter referred to as “Preferred Stock”), and 660,000 shares of Common Stock, $0.01 par value per share. Upon the amendment of this Article to read as herein set forth, each 150 shares of Common Stock outstanding will be converted into one share of stock, with fractional shares that would result from such conversion being converted into cash on the basis of $0.17 for each share outstanding prior to the amendment of this Article to read as herein set forth.

Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(a)          the distinctive serial designation of such series which shall distinguish it from other series;

(b)         the number of shares in such series;

(c)          the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d)         whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e)          the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(f)            the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(g)         the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased in whole or in part, pursuant to such obligation;

A-1

(h)         whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same of any other or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

3.             Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendments herein certified has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.

4.             This Certificate of Amendment will be effective at 5:00 p.m. Eastern Standard Time on           , 2005.

IN WITNESS WHEREOF, the undersigned, W. Brian Kretzmer, has signed this Certificate of Amendment as Chief Executive Officer, President and Secretary, of the Corporation, this         day of                   2005.

W. Brian Kretzmer, Chief Executive Officer,

President and Secretary

A-2

APPENDIX B

Pro Forma Financial Data
Pro Forma Financial Information	B-2
Pro Forma Consolidated Balance Sheet as of September 30, 2004	B-4
Pro Forma Consolidated Statement of Operations for the three months ended September 30, 2004	B-5
Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2004	B-6
Footnotes to Pro Forma Financial Statements	B-7

PRO FORMA FINANCIAL INFORMATION

Pro Forma Financial Information Showing Effect of the Reverse Stock Split and the Management Equity/Conversion Transaction

The unaudited pro forma consolidated balance sheet set forth below give effect to the Reverse Stock Split and the Management Equity/Conversion Transaction as if each had occurred on September 30, 2004. The unaudited pro forma consolidated statements of operations for the three and nine months ended September 30, 2004 give effect to the Reverse Stock Split and the Management Equity/Conversion Transaction as if each had occurred on January 1, 2004. The pro forma financial information does not purport to represent our financial position or what the results of operations would have actually been had the Reverse Stock Split and the Management Equity/Conversion Transaction occurred at such dates or to project our financial position or results of operations for any future date or period. In addition, it does not incorporate any benefits from anticipated cost savings or revenue growth from the Reverse Stock Split or the Management Equity/Conversion Transaction.

The pro forma adjustments include the effect of to the amortization of any identifiable intangible assets recorded in connection with purchase accounting over their respective useful lives estimated at five years which reduces pro forma net income (loss) and income (loss) per share. The Company has engaged a third party expert to perform a valuation of the intangible and tangible assets.

On December 1, 2004, a Special Committee of our Board of Directors unanimously approved a 1-for-150 reverse split of our Common Stock, with $0.17 per share to be paid in cash in lieu of issuing fractional shares. On December 2, 2004 the Special Committee presented its findings to our Board of Directors. The Special Committee found that the purpose of the Reverse Stock Split was to reduce the number of our stockholders below 300, thereby positioning us to terminate our Registration and Periodic Reporting Obligations and continue future operations as a private company and relieving us of the costs, administrative burdens and competitive disadvantages associated with operating as a public company. The Special Committee further reported that the advantages of the Reverse Stock Split to the unaffiliated stockholders outweighed the disadvantages, and that it was substantively and procedurally fair, and therefore, in the best interests of our company and our stockholders.  The Special Committee advised our Board of Directors that it had approved the Reverse Stock Split, and recommended that our Board of Directors approve the Reverse Stock Split.  Our Board of Directors adopted the Special Committee’s recommendations regarding the Reverse Stock Split based on the Special Committee’s determination that the Reverse Stock Split was fair and in the best interests of the Company and our stockholders.

Pursuant to an action taken by written consent of the Special Committee of the Board of Directors of MAI Systems Corporation on October 15, 2003, our company and an investor group consisting of certain members of senior management (Mr. Ressler, Mr. Dolan and Mr. Kretzmer) and certain third parties (the “Investor Group”) agreed to the Management Equity/Conversion Transaction, subject to execution of definitive documents with CSA, shareholder approval and other requirements such as receipt of a fairness opinion. Subsequent to the approval of the Special Committee of the Board of Directors on October 15, 2003, the Investor Group negotiated directly with Computer Sciences Corporation to acquire the MAI shares held by CSA together with a portion of CSA’s indebtedness from MAI. On April 9, 2004, Computer Sciences Corporation agreed to terms with the Investor Group to acquire CSA’s equity position and $3,194,156 of our indebtedness to CSA. On September 22, 2004, we received approval from our shareholders for the Investor Group to convert our indebtedness acquired from CSA plus any accrued interest through the date of conversion for  33,172,110 shares of its common stock based upon a conversion price of $0.10 per share.  Additionally, the shareholders also approved for the Investor Group to invest $1,000,000 of new cash proceeds into the Company, which the Company received on September 24, 2004, in a private placement at $0.10 per share

As the conversion price of the acquired indebtedness of $0.10 per share was lower than the fair value (quoted market price) on April 9, 2004 (the date that Computer Sciences Corporation agreed to terms with the Investor Group to acquire CSA’s debt and equity position) of $0.18 per share, a beneficial conversion right has been provided to the Investor Group. The value of this beneficial conversion right has been measured for accounting purposes on April 9, 2004, as $2.6 million. We will record this value as a charge to interest expense on November 1, 2004, the date of the debt conversion and shares were issued.

In addition, the market price for the our Common Stock was $0.14 per share on November 1, 2004, the date of issuance of the 10,000,000 shares of our Common Stock to the Investor Group.  Accordingly, we will record a $250,000 charge to stock compensation expense since certain members of our management are also members of the Investor Group. The amount of the charge is based on the 6,250,000 shares attributable to members of management based on their share in the Investor Group multiplied by the amount that the market price of our Common Stock of $0.14 per share exceeded the $0.10 per share on the date of issuance of such shares.

We believe that the aforementioned transaction permits but does not require us to use new basis or push down accounting since the members of the Investor Group will hold between 80% and 94% of the voting shares of the company upon completion of the transaction. We have elected to apply push down accounting.

We currently have a stockholders’ deficit of approximately $13.4 million and an accumulated deficit of approximately $232 million. After application of the push down accounting, the portion of the historic deficit attributable to the Investor Group’s new ownership will be eliminated, and stockholders’ deficit will be partially reset based on the Investor Group’s new basis in us of approximately $2.25 million. Post push down stockholders’ equity (deficiency) will be calculated as follows (in thousands):

Non-Investor Group:
Historic stockholders’ deficiency at September 30, 2004	$(13,412)
Non-Investor Group Ownership (100% - 83.37%)	16.63%
Non-Investor Group basis to carry over		$(2,230)

Investor Group:
New basis to push down		$2,250 (a)
Original basis to carry over	$(13,412)
Investor Group pre-existing ownership percentage	4.53%
		(608)

New stockholders’ deficiency		$(588)

(a)          $2 million investment from Investor Group used to purchase debt and Common Stock from CSA plus approximately $250,000 stock compensation expense attributable to members of Investor Group which are also members of our management (See footnote (e) to the pro forma financial statements).

Based on the balance sheet as of September 30, 2004, and considering the additional equity investment and debt conversion by the Investor Group, application of  push down accounting will result in a step-up in basis of the net assets of the Company of approximately $9,531,000 calculated as follows (in thousands):

Historical stockholders’ deficiency at September 30, 2004	$(13,412)
Conversion of Investor Group debt at book value	3,293
Step up in value of net assets	9,531
Post push-down accounting stockholders’ deficiency	$(588)

In accordance with push down accounting, the following pro forma statements of operations for the periods presented do not reflect estimated stock compensation and beneficial conversion charges of $250,000 and $2,635,000, respectively, resulting from the Management Equity/Conversion Transaction as such amounts will be charged to expense in the financial statements prior to the application of push down accounting and will have no impact on the post transaction balance sheet or statement of operations.

PRO FORMA CONSOLIDATED BALANCE SHEET

As of September 30, 2004

(UNAUDITED)

	Historical	Management Transacation Pro Forma Adjustments	Footnotes	Reverse Stock Split Pro Forma Adjustments	Footnotes	ProForma

ASSETS
Current assets:
Cash	$555	$—		$—		$555

Receivables, less allowance for doubtful accounts	2,130	—		—		2,130
Inventories, net	74	—		—		74
Prepaids and other assets	659	—		—		659

Total current assets	3,418	—		—		3,418

Furniture, fixtures and equipment, net	501	—		—		501
Intangibles, net	3,697	—		—		3,697
Intangible assets from Management Equity/Conversion Transaction	—	9,531	(b)	—		9,531
Other assets	14	—		—		14

Total assets	$7,630	$9,531		$—		$17,161

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Current portion of long-term debt	$983	—		—		$983
Accounts payable	1,078	—		—		1,078
Customer deposits	2,243	—		—		2,243
Accrued liabilities	2,725	(160)	(c)	—		2,565
Income taxes payable	111	—		—		111
Unearned revenue	3,415	—		—		3,415

Total current liabilities	10,555	(160)		—		10,395

Long-term debt	9,982	(3,133)	(c)	—		6,849
Other liabilities	505	—		—		505

Total liabilities	21,042	(3,293)		—		17,749

Stockholders’ deficiency:
Preferred Stock	—	—		—		—
Common Stock	152	424	(d)	(572)	(g)	4
Additional paid-in capital	218,112	(169,431)	(d)(g)	572	(g)	49,253
Common stock subsribed	1,000	(1,000)	(a)	—		—
Accumulated other comprehensive income:
Minimum pension liability	(1,005)	792	(d)	—		(213)
Foreign currency translation	(47)	37	(d)	—		(10)
Unearned compensation	(25)	20	(d)	—		(5)
Accumulated deficit	(231,599)	181,982	(d)(e)	—		(49,617)

Total stockholders’ deficiency	(13,412)	12,824		—		(588)

Total liabilities and stockholders’ deficiency	$7,630	$9,531		$—		$17,161

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the three months ended September 30, 2004

(UNAUDITED)

(In thousands, except per share data)

	Historical	Management Transaction Pro Forma Adjustments	Footnotes	Reverse Stock Split Pro Forma Adjustments	Footnotes	Pro Forma

Revenue:
Software	$842	—		—		$842
Network and computer equipment	118	—		—		118
Services	3,923	—		—		3,923
Total revenue	4,883					4,883

Direct costs:
Software	40	477	(b)	—		517
Network and computer equipment	103	—		—		103
Services	1,264	—		—		1,264
Total direct costs	1,407	477		—		1,884

Gross profit	3,476	(477)		—		2,999

Selling, general and administrative expenses	2,200	—		—		2,200
Research and development costs	956	—		—		956
Other operating expense	48	—		—		48
Operating income (loss)	272	(477)		—		(205)

Interest income	—	—		—		—
Interest expense	(303)	80	(f)	—		(223)
Other non-operating expense	(22)	—		—		(22)

Income (loss) before income tax benefit	53	(397)		—		(450)
Income taxes expense	(5)	—		—		(5)

Net income (loss)	$(58)	$(397)		$—		$(455)
Income (loss) per share:

Basic income (loss) per share	$0.00	$(0.01)		$(1.17)	(g)	$(1.18)
Diluted income (loss) per share	$0.00	$(0.01)		$(1.17)	(g)	$(1.18)
Weighted average common shares used in determining income (loss) per share:

Basic	14,676	42,933		(57,225)	(g)	384
Diluted	14,676	42,933		(57,225)	(g)	384

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2004

(UNAUDITED)

(In thousands, except per share data)

	Historical	Management Transaction Pro Forma Adjustments	Footnotes	Reverse Stock Split Pro Forma Adjustments	Footnotes	Pro Forma

Revenue:
Software	$2,945	—		—		$2,945
Network and computer equipment	329	—		—		329
Services	11,683	—		—		11,683

Total revenue	14,957					14,957

Direct costs:
Software	369	1,430	(b)(e)	—		1799
Network and computer equipment	272	—		—		272
Services	3,446	—		—		3,446

Total direct costs	4,087	1,430		—		5,517

Gross profit	10,870	(1,430)		—		9,440

Selling, general and administrative expenses	6,900	—		—		6,900
Research and development costs	2,756	—		—		2,756
Other operating expense	67	—		—		67

Operating income (loss)	1,147	(1,430)		—		(283)

Interest income	1	—		—		1
Interest expense	(882)	240	(f)	—		(642)
Other non-operating expense	(60)	—		—		(60)

Income (loss) before income tax expense	206	(1,190)		—		(984)
Income taxes expense	(15)	—		—		(15)

Net income (loss)	$191	$(673)		$—		$(999)

Income (loss) per share:

Basic income (loss) per share	$0.01	$(0.03)		$(2.58)	(g)	$(2.60)
Diluted income (loss) per share	$0.01	$(0.03)		$(2.58)	(g)	$(2.60)
Weighted average common shares used in determining income (loss) per share:

Basic	14,676	42,933		(57,225)	(g)	384
Diluted	14,676	42,933		(57,225)	(g)	384

Footnotes to Pro Forma Financial Statements

(a)                                  $1,000,000 private placement from Investor Group in September 2004 and is classified as Common Stock Subscribed in the accompanying pro forma balance sheet.

(b)                                 Preliminary estimate of definite life intangible assets to be recorded from Management Equity/Conversion Transaction using purchase accounting. Intangible assets will be amortized over a five-year life. For purposes of the pro forma financial statements, no amounts have been allocated to goodwill.

(c)                                  $3,133,000 of secured debt and $160,000 of accrued interest due to Investor Group and converted to equity.

(d)                                 Purchase accounting adjustments to common stock, additional paid-in capital, accumulated other comprehensive income and accumulated deficit relating to the $250,000 compensation charge (see footnote (e) below), $2,635,000 beneficial conversion feature (see footnote (f) below) and $3,133,000 of secured debt and $160,000 of accrued interest converted to equity (see (c) above). Accumulated deficit and other comprehensive income are adjusted to equal minority interest’s share (16.63%) plus Investor Group share from pre-existing ownership (4.53%) of pre transaction amounts. Common stock and additional paid-in capital adjustments equals the balance necessary to force net equity change to equal the $9,531,000 step up in book value.

(e)                                  Pro forma adjustments do not include a $250,000 non cash stock compensation expense to be recorded prior to the application of push down accounting in connection with the Investor Group private placement. This expense will be recorded upon issuance of the 10,000,000 shares of our Common Stock on November 1, 2004, based on the pro rata portion of shares being issued that are attributable to members of the company’s management of 62.5% (Mr. Ressler, Mr. Dolan and Mr. Kretzmer) multiplied by the excess of the market value of our Common Stock on date of issuance of $0.14 per share over the $0.10 per share purchase price.

(f)                                    Reduction of interest expense as a result of approximately $3.3 million of debt converted to equity. Does not include the charge to interest expense to be recorded prior to the application of push down accounting for the beneficial conversion right provided to the Investor Group of $2,635,000 (32,933,120 shares to be issued upon conversion of the outstanding debt as of September 30, 2004 times the difference between the closing price of our Common  Stock at April 9, 2004 of $0.18 per share and the conversion price of $0.10 per share), which shall be charged to interest expense in the period the conversion occurs.

(g)                                 Reduction in $0.01 par value common stock and increase in additional paid-in capital of $572,000 as a result of reducing the number of outstanding shares from approximately 57,600,000 shares after considering the Management Equity/Conversion Transaction  to approximately 384,000 shares resulting from the 150-to-1 Reverse Stock Split.

APPENDIX C

Financial Statements, Supplementary Financial Information, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk Relating to the Years Ended December 31, 2003, 2002 and 2001

Selected Financial Data	C-2
Quarterly Data	C-3
Management Discussion and Analysis of Financial Condition and Results of Operations	C-4
Qualitative and Quantitative Disclosures about Market Risk	C-10
Report of Independent Certified Public Accountants- BDO Seidman, LLP	C-13
Independent Auditors’ Report- KPMG LLP	C-14
Consolidated Balance Sheets	C-15
Consolidated Statements of Operations	C-16
Consolidated Statements of Stockholders’ Deficiency and Comprehensive Loss	C-17
Consolidated Statements of Cash Flows	C-18
Notes to Consolidated Financial Statements	C-19

The following table summarizes our selected financial data derived from our financials statements.

The financial data set forth below should be read in conjunction with, and is qualified in reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes to those financial statements, included elsewhere in this report.

SELECTED FINANCIAL DATA

(in thousands, except per share data)

STATEMENT OF OPERATIONS DATA

	For the Years Ended December 31,
	1999	2000	2001	2002	2003

Revenue	$37,335	$27,321	$23,768	$21,937	$19,346

Income (loss) from continuing operations	(13,770)	1,444	3,657	417	353
Income (loss) from discontinued operations	2,997	(627)	(1,525)	(1,767)	—
Net income (loss)	(10,773)	817	2,132	(1,350)	353
Income (loss) per share from continuing operations:

Basic income (loss) per share	$(1.26)	$0.13	$0.28	$0.03	$0.02
Diluted income (loss) per share	$(1.26)	$0.13	$0.28	$0.03	$0.02

Income (loss) per share from discontinued operations:

Basic income (loss) per share	$0.27	$(0.06)	$(0.12)	$(0.13)	$—
Diluted income (loss) per share	$0.27	$(0.06)	$(0.12)	$(0.13)	$—

Net Income (loss) per share:

Basic income (loss) per share	$(0.99)	$0.07	$0.16	$(0.10)	$0.02
Diluted income (loss) per share	$(0.99)	$0.07	$0.16	$(0.10)	$0.02

Weighted average common shares used in determining income (loss) per share:

Basic	10,889	10,923	13,091	13,945	14,538

Diluted	10,889	11,206	13,263	13,945	14,838

BALANCE SHEET DATA

Working capital deficiency	(14,381)	(10,811)	(3,787)	(8,649)	(10,399)
Total assets	24,630	16,445	8,288	6,177	6,530
Long-term debt	8,114	7,792	10,966	10,523	10,781
Stockholders’ deficiency (1)	(12,569)	(12,110)	(12,992)	(14,782)	(14,586)

(1)   No cash dividends have been declared by the Company.

QUARTERLY DATA (Unaudited)

(in millions, except share data)

	1st Quarter 2002	2nd Quarter 2002	3rd Quarter 2002	4th Quarter 2002(1)	1st Quarter 2003	2nd Quarter 2003	3rd Quarter 2003	4th Quarter 2003

Revenue	$5.7	$5.5	$5.7	$5.0	$5.2	$4.8	$4.8	$4.6
Gross profit	3.8	3.7	3.9	3.7	3.7	3.5	3.5	3.1
Income (loss) from continuing operations	0.2	0.3	0.1	(0.2)	0.3	(0.1)	0.1	0.1
Income (loss) from discontinued operations	0.1	0.1	(0.2)	(1.7)	—	—	—	—
Net income (loss)	0.3	0.3	(0.2)	(1.8)	0.3	(0.1)	0.1	0.1

Income (loss) per share:

Continuing Operations:

Basic	$0.02	$0.02	$0.00	$0.01	$0.02	$(0.01)	$0.01	$—
Diluted	0.02	0.02	0.00	0.01	0.02	(0.01)	0.01	—

Discontinued Operations:
Basic	0.00	0.01	(0.01)	(0.12)	—	—	—	—
Diluted	0.00	0.01	(0.01)	(0.12)	—	—	—	—

Net income (loss) per share:

Basic	0.02	0.02	(0.01)	(0.13)	0.02	(0.01)	0.01	—
Diluted	0.02	0.02	(0.01)	(0.13)	0.02	(0.01)	0.01	—

Weighted average common shares used in determining income (loss) per share (in thousands):

Basic	13,656	13,852	14,119	14,154	14,426	14,426	14,575	14,575

Diluted	13,663	14,361	14,569	14,604	14,876	14,426	14,875	14,875

(1) During the fourth quarter of 2002, the Company recorded a $1,021,000 loss on the sale of its Legacy (MAI Canada) and Process Manufacturing businesses.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the audited consolidated financial statements included elsewhere herein.  Except for the historical information contained herein, the matters discussed in this Annual Report are forward-looking statements that involve a number of risks and uncertainties.  There are certain important factors and risks, including the rapid change in hardware and software technology, market conditions, competitive factors, seasonality and other variations in the buying cycles of certain of our customers, the timing of product announcements, the release of new or enhanced products, the introduction of competitive products and services by existing or new competitors, the significant risks associated with the acquisition of new products, product rights, technologies or businesses, our ability to retain  technical, managerial and other personnel, and the other risks detailed from time to time in our SEC reports, including reports on Form 10-K and Form 10-Q, that could cause results to differ materially from those anticipated by the statements made herein.  Therefore, historical results and percentage relationships will not necessarily be indicative of the operating results of any future period.  See “Risk Factors” elsewhere in this Annual Report on Form 10-K.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect our reported assets, liabilities, revenues and expenses. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, accounts receivable and intangible assets. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. This forms the basis of judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies and the related judgments and estimates affect the preparation of our consolidated financial statements:

Software Development Costs

All costs incurred to establish the technological feasibility of software products to be sold to others are expensed as research and development. Once technological feasibility has been established, all software production costs are capitalized.  Amortization is computed on an individual product basis and is recognized over the greater of the remaining economic lives of each product or the ratio that current gross revenues for a product bear to the total of current and anticipated revenues for that product, commencing when the products become available for general release to customers.  Software development costs are generally amortized over a three-year period.  The Company continually assesses the recoverability of software development costs by comparing the carrying value of individual products to their net realizable value.

The Company capitalized $861,000 and $896,000 of software development costs during 2002 and 2003 respectively, relating to our new N-Tier, Internet-native corporate application suite of products written in java.  Although we have not yet sold any of the modules to this suite of applications, we believe that these new products will produce new sales adequate to recover amounts capitalized.  We expect that certain of our new products will be available for general release during the third quarter of 2004 at which time amortization of such costs shall commence.

Revenue Recognition

The Company earns revenue from sales of hardware, software and professional services and from arrangements involving multiple elements of each of the above. Revenue for multiple element arrangements are recorded by allocating revenue to the various elements based on their respective fair values as evidenced by vendor specific objective evidence. The fair value in multi-element arrangements is determined based upon the price charged when sold separately. Revenue is not recognized until persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. Sales of network and computer equipment are recorded when title and risk of loss transfers. Software revenues are recorded when application software programs are shipped to end users, resellers and distributors, provided the Company is not required to provide services essential to the functionality of the software or significantly modify, customize or produce the software. Professional services fees for software development, training and installation are recognized as the services are provided. Maintenance revenues are recorded evenly over the related contract period.

Accounts Receivable

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The amount of our reserves is based on historical experience and our analysis of the accounts receivable balances outstanding. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required which would result in an additional general and administrative expense in the period such determination was made. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past.

Intangible and Long-Lived Assets

At December 31, 2002 and 2003, goodwill and other long-lived assets represented 46% and 57%, respectively, of the Company’s total assets.

Goodwill must be tested at least annually for impairment at a level of reporting referred to as the reporting unit and more frequently if adverse events or changes in circumstances indicate that the asset may be impaired.   The Company did not record an impairment charge upon completion of the initial impairment reviews on January 1, 2002 or upon its annual impairment reviews at December 31, 2002 and 2003.

Long-lived assets consist of property and equipment and other identifiable intangible assets.  These assets are depreciated or amortized over their estimated useful life, and are subject to impairment reviews.  The Company periodically reviews long-lived assets whenever adverse events or changes in circumstances indicate the carrying value of such assets may not be recoverable.  In assessing recoverability, the Company must make assumptions regarding estimated future cash flows and other factors to determine if an impairment loss may exist, and, if so, estimate fair value.  The Company also must estimate and make assumptions regarding the useful lives assigned to its long-lived assets.  If these estimates, or their related assumptions, change in the future, the Company may be required to record impairment losses or change the useful life including accelerating depreciation or amortization for these assets.

Accrued Expenses

The Company reviews its contingent liabilities, which arise primarily from litigation and litigation defense costs, in accordance with Statement of Financial Accounting Standards No. 5 (SFAS 5), “Accounting for Contingencies”.  Contingent liabilities are recorded as liabilities when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable.  Contingent liabilities are often resolved over long periods.  Estimating probable losses requires judgments about both the amount of liability, which may or may not be readily determinable, and the likelihood of liability, which involves ranges of probability that can at times be broad and depend on the potential actions of third parties.

Provision for Income Taxes

Provision for income taxes is based upon the Company’s estimate of taxable income or loss for each respective accounting period.  An asset or liability is recognized for the deferred tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.  These temporary differences will result in taxable or deductible amounts in future periods when the reported amounts of assets are recovered or liabilities are settled. The Company regularly reviews its deferred tax assets to determine the amount that is more likely than not to be realized. When this amount is less than the deferred tax asset recorded, the Company records a valuation allowance to reduce the asset to its estimated realizable value.  If the Company determined that it was not going to be able to fully realize its recorded deferred tax assets, it would make an adjustment to the valuation allowance.  This would reduce net income in the period that the Company made its determination.  Similarly, if the Company realized that it was going to be able to fully realize a deferred tax asset in excess of its net recorded value, net income would be increased in the period that the Company made its determination.

The Company also reviews its deferred tax liabilities on a regular basis to determine that the amount recorded is adequate to cover the expected reversal of temporary income tax liabilities.  In the event that the amount recorded was less than adequate, the deferred tax liability would be increased to its estimated realizable value and net income would be decreased accordingly.  In the event that the deferred tax liability was determined to be overstated, it would be reduced to its estimated realizable value and net income would increase accordingly.

The Company generally determines its effective tax rate by considering the statutory federal income tax rate, the statutory state and local tax rates (net of the federal income tax benefit) and any nondeductible expenses.  This rate could also be affected by increases or decreases to deferred tax assets or liabilities as described above.

Liquidity and Capital Resources

At December 31, 2003, our working capital deficiency worsened from a working capital deficiency of $8,649,000 at December 31, 2002 to a working capital deficiency of $10,399,000.  Excluding unearned revenue of $3,209,000, working capital deficiency at December 31, 2003 was $7,190,000.  Excluding unearned revenue of $3,693,000, the Company’s working capital deficiency at December 31, 2002 would be $4,956,000.  Excluding unearned revenue, the increase in the working capital deficiency of $2,234,000 was primarily attributable to increases in current portion of long term debt of $357,000, customer deposits of $523,000, accrued liabilities of $1,052,000 and decreases in accounts receivable of $521,000, notes receivable of $250,000 offset by decreases in accounts payable of $173,000 and increases in cash of $119,000 and prepaids and other assets of $186,000.

Net cash used in investing activities for the period ended December 31, 2003 totaled $1,071,000, which is comprised of capital expenditures of $346,000, capitalized software of $896,000 and acquisition of unconsolidated subsidiary of $79,000 offset by proceeds from note receivable of $250,000.

Net cash used in financing activities for the period ended December 31, 2003 totaled $239,000, which represents repayments on long-term debt.  On January 13, 2003, the Company converted its credit facility to a term loan which requires monthly principal and interest payments of $58,000 and matures on February 28, 2005.  In addition, the Company amended its subordinated note to require monthly interest only payments of $52,000 through February 28, 2005, at which time it will convert to a term loan to be amortized over a three years period.  The restructured debt, pursuant to the original intercreditor agreement between Canyon and Coast, which was sold to Wamco on May 15, 2003, contains various restrictions and covenants, including a minimum quick ratio of 0.34 to 1.00 and minimum debt service coverage ratio of 1.25 to l.00 for the three-month period ended December 31, 2003.  In the event that we were not in compliance with the various restrictions and covenants and were unable to receive waivers for non-compliance, the term debt would be immediately due and payable. The Company was not in compliance with but received waivers for its covenants through December 31, 2004. There is no guaranty that the Company will meet its debt covenants in the future.  The Company is currently negotiating with Wamco to change such covenants, but there is no assurance that the Company will be able to successfully change the covenants.

Stockholders’ deficiency decreased from $14,782,000 at December 31, 2002 to $14,586,000 at December 31, 2003, mainly as a result of net income during the period of $353,000, the issuance of common stock and warrants to Canyon Capital valued at $62,000, amortization of unearned compensation of $38,000 offset by an increase in comprehensive loss of $58,000 and reduction in additional paid-in capital of $199,000 relating to the issuance of $149,000 of debt and $50,000 of cash to satisfy a legal settlement (see note 14).

Although the Company has a net stockholders’ deficiency of  $14,586,000 and a working capital deficit of $10,399,000 (which includes subordinated debt due to CSA of $2,800,000) at December 31, 2003, the Company believes it will generate sufficient funds from operations and obtain additional financing or restructure its subordinated note with CSA to meet its operating and capital requirements for at least the next 12 months.  The Company is currently in negotiations with CSA to restructure the terms of the existing debt, including extending the maturity date.  The Company expects to generate positive cash flow from its continuing operations during 2004 from shipping out products and services from its current backlog as of December 31, 2003 as well as new orders.  In the event that the Company cannot generate positive cash flow from its continuing operations during 2004, the Company can substantially reduce its research and development efforts to mitigate cash outflow to help sustain its operations.  There can be no assurance that the Company will be able to sustain profitability, generate positive cash flow from operations or restructure its debt as necessary.  These financial statements have been prepared assuming the Company will continue to operate as a going concern.  If the Company is unsuccessful in the aforementioned efforts, the Company could be forced to liquidate certain of its assets, reorganize its capital structure and, if necessary, seek other remedies available to the Company, including protection under the bankruptcy laws.

Contractual Obligations and Commercial Commitments

The following table summarizes the Company’s obligations and commitments as of December 31, 2003:

	Payments Due by Period (in thousands)
Contractual Cash Obligations	Total	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years

Long-Term Debt	$10,781	$3,626	$4,228	$2,573	$354

Operating Leases	1,881	598	1,056	158	69
Consulting Agreements	96	96	—	—	—

	$12,758	$4,320	$5,284	$2,731	$423

Factors Affecting Future Operating Results

Demand for the Company’s Products and Operating Efficiencies

The Company’s future operating results will depend, in large part, upon the Company’s ability to achieve and maintain a significant market demand and presence for its products and to operate profitably and efficiently.  The Company’s ability to accomplish these objectives will depend on a number of factors, including the following:

•                  Market demand for information technology in the hospitality industry in general;

•                  Completion of development, launch and market success and acceptance of our software solutions;

•                  Price, performance, quality and other characteristics of the Company’s products and of competing and substitute products rumored, announced or introduced by other vendors;

•                  Emergence of any competing solutions as industry standards;

•                  Success of the Company in meeting targeted availability dates for new and enhanced products;

•                  Success of the Company’s efforts to provide and maintain customer service and satisfaction;

•                  Public perception of the Company and its products, including statements made by industry analysts or consumers and adverse publicity resulting from such statements or from litigation filed against the Company;

•                  Worldwide economic conditions, including overall market demand for information technology and other products with which the Company’s products can be used;

•                  Ability of the Company to profitably and efficiently manage its development of products and key components, and to avoid disruptions in the development thereof;

•                  Ability of the Company to maintain profitable relationships with distributors and other resellers of the Company’s products;

•                  The Company’s ability to attract and retain competent, motivated employees;

•                  Ability of the Company to comply with applicable laws, regulations, ordinances and other legal requirements in the numerous countries in which it does business;

•                  Ability of the Company to successfully manage litigation, including enforcing its rights, protecting its interests and defending itself from claims made against it and;

•                  Ability of the Company to successfully implement its restructuring of debt, to achieve and maintain an appropriate cost structure and to minimize unforeseen and extraordinary expenses.

The Company cannot provide any assurance that it will be able to successfully manage, satisfy or influence any of these factors.

Results of Operations

Year Ended December 31, 2002  Compared to Year Ended December 31, 2003.

(dollars in thousands)	December 31, 2002	Percentage of Revenue	December 31, 2003	Percentage of Revenue

Revenue:	21,937	100.0%	19,346	100.0%
Gross profit	15,017	68.5%	13,826	71.5%
Selling, general and administrative expenses	9,363	42.7%	9,596	49.6%
Research and development costs	3,307	15.1%	2,828	14.6%
Amortization of intangibles	134	0.6%	—	—
Other operating expense	212	1.0%	62	(0.3)%
Interest expense, net	1,490	6.8%	1,217	6.3%
Other non-operating expense	64	0.3%	81	0.4%
Income tax expense (benefit)	30	0.1%	(311)	(1.6)%
Income from continuing operations	417	1.9%	353	1.8%
Loss on disposal of discontinued operations	(1,021)	(4.7)%	—	—
Loss from discontinued operations	(746)	(3.4)%	—	—
Net income (loss)	(1,350)	(6.2)%	353	1.8%

Revenue for 2003 was $19,346,000 compared to $21,937,000 in 2002 or a 12.0% decrease.  Revenue decreased $2,591,000 in 2003, as a result of decreased  professional services and maintenance services mainly due to decreased capital spending on information technology in 2003 due to the effects of a downturn and post “9/11” economy on the hospitality industry.

The decrease in revenue in 2003 was mainly attributable to a decrease in service volume and rates as many hotels have reduced their operating costs by canceling or reducing contracted services, including support, in a post “9/11” economy.  Many hotels have requested that their suppliers reduce the cost of service or delay any price increases while they are experiencing reduced guest occupancy and lower average daily rates on their inventory of rooms.  Certain hotels have also established their own help desks to further reduce costs.  As a result, the Company postponed increasing its support prices until the first quarter of 2003 and agreed, with certain of its clients, to provide a second line of support versus a first line of support that was previously provided to such clients.  Our continuing hospitality business is expected to generate sufficient cash from operations to adequately fund its ongoing operating activities.

Gross profit for 2003 decreased to $13,826,000 (71.5%) from $15,017,000 (68.5%) in 2002.  The decrease in gross profit is mainly due to the decrease in software and maintenance services revenues which was offset by the Company’s cost reductions during the period.

Selling, general and administrative expenses (“SG&A”) increased from $9,363,000 in 2002 to $9,596,000 in 2003.  The increase is mainly due to an increase in selling and marketing expenses for trade shows, advertisement and travel as the Company continues to actively and aggressively market its enterprise suite of applications and services which are scheduled for general release in the third quarter of 2004.

Research and development costs decreased from $3,307,000 in 2002 to $2,828,000 in 2003.  The decrease is due to the capitalization of $861,000 and $896,000 of software development costs in 2002 and 2003, respectively, associated with the Company’s product development of its new internet native suite of applications.  The decrease is also due to a decrease in headcount associated with the Company’s focus on reducing costs.

Other operating expense was $212,000 in 2002 and $62,000 in 2003.  Other operating expense in 2003 was offset due to receipt of approximately $46,000 of cash resulting from a legal settlement.

The decrease in amortization of intangibles in 2003 versus the comparable period of 2002 is due to the fact that the Company amortized $134,000 of software development costs in 2002 relating to costs capitalized in 1999.  These costs were fully amortized during 2002.

Net interest expense was $1,490,000 in 2002 compared to $1,217,000 in 2003.  The decrease is due to lower balances of interest bearing debt during 2003 as compared to 2002.

Other non-operating expense increased from $64,000 in 2002 to $81,000 in 2003.  Non-operating expense relates to pension expense under a defined benefit plan for former employees.

The income tax benefit in 2003 is due to a settlement agreement on a tax claim with the United States Internal Revenue Service that resulted in a one-time gain of $262,000 (see note 14), as well as the Company recording a domestic income tax receivable during the period to recover taxes previously paid.

During 2002, loss from discontinued operations was $746,000. In the fourth quarter of 2002, the Company sold all the assets and liabilities of its Process Manufacturing and Canadian subsidiaries to third parties, resulting in a loss on disposal of discontinued operations of $1,021,000.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2002.

(dollars in thousands)	December 31, 2001	Percentage of Revenue	December 31, 2002	Percentage of Revenue

Revenue:	23,768	100.0%	21,937	100.0%
Gross profit	16,530	69.5%	15,017	68.5%
Selling, general and administrative expenses	7,927	33.3%	9,363	42.7%
Research and development costs	4,209	17.7%	3,307	15.1%
Amortization of intangibles	731	3.1%	134	0.6%
Other operating expense (income)	(1,643)	(6.9)%	276	1.3%
Interest expense, net	1,473	6.2%	1,490	6.8%
Income tax expense	176	0.7%	30	0.1%
Income from continuing operations	3,657	15.4%	417	1.9%
Gain (loss) on disposal of discontinued operations	1,262	5.3%	(1,021)	(4.7)%
Loss from discontinued operations	(2,787)	(11.7)%	(746)	(3.4)%
Net income (loss)	2,132	9.0%	(1,350)	(6.2)%

Revenue for 2002 was $21,937,000 compared to $23,768,000 in 2001 or a 7.7% decrease.  Revenue decreased $1,831,000 in 2002, as a result of decreased professional services and maintenance services mainly due to decreased capital spending on information technology in 2002 due to the effects of the September 11, 2001 terrorist attacks on the hospitality industry.

The decrease in revenue in 2002 was mainly attributable to a decrease in service volume and rates as many hotels have reduced their operating costs by canceling or reducing contracted services, including support, in a post September 11, 2001 economy.  Many hotels have requested that their suppliers reduce the cost of service or delay any price increases while they are experiencing reduced guest occupancy and lower average daily rates on their inventory of rooms.  Certain hotels have also established their own help desks to further reduce costs.  As a result, the Company did not raise support prices in 2002 and agreed, with certain of its clients, to provide a second line of support versus a first line of support that was previously provided to such clients.  Our continuing hospitality business unit continues to generate sufficient cash from operations to adequately fund its ongoing operating activities.

Gross profit for 2002 decreased to $15,017,000 (68.5%) from $16,530,000 (69.5%) in 2001. The decrease in gross profit is mainly due to the decrease in professional services and maintenance services revenues during the period in excess of the Company’s cost reductions.

Selling, general and administrative expenses (“SG&A”) increased from $7,927,000 in 2001 to $9,363,000 in 2002. The increase is mainly due to an increase in selling & marketing, expenses for trade shows, advertisements and additional head count and other employee related expenses as the Company actively markets components of its newly developed enterprise suite of applications.

The decrease in net research and development costs in 2002 was mainly due to the capitalization of approximately $861,000 of software development costs associated with the Company’s new product development for hospitality.  There were no such costs capitalized in 2001.

The decrease in amortization of intangibles in 2002 versus the comparable period of 2001 is due to the fact that goodwill is no longer amortized to expense commencing January 1, 2002.  Goodwill amortization was $420,000 for the year ended December 31, 2001.

Other operating (income) expense was ($1,643,000) in 2001 and $276,000 in 2002. The decrease in other operating income in 2002 is mainly due to the Company issuing Common Stock to certain creditors to satisfy its obligations, which resulted in a gain of $1,377,000 in the first quarter of 2001. There were no such transactions in 2002.

Net interest expense net was $1,473,000 in 2001 compared to $1,490,000 in 2002.  The slight increase is mainly due a decrease in interest income of $67,000 for 2001 compared to 2002.

The income tax provision only reflects a tax provision for our foreign operations and alternative minimum taxes for domestic operations due to the utilization of net operating loss carryforwards in 2001.

In 2001, the Company sold certain assets and liabilities relating to its domestic Legacy hardware maintenance division to a third party, resulting in a gain of $1,262,000.  In the fourth quarter of 2002, the Company sold all the assets and liabilities of its Process Manufacturing and Canadian subsidiaries to third parties, resulting in a loss of $1,021,000.

Results from discontinued operations improved from a loss of $2,787,000 in 2001 to loss of $746,000 in 2002 mainly as a result of decreased Process Manufacturing operating expenses from $4,871,000 in 2001 to $1,486,000 in 2002. Revenue from discontinued operations decreased from $5,078,000 in 2001 to $2,344,000 in 2002. Revenue from Process Manufacturing decreased from $1,980,000 in 2001 to $1,443,000 in 2002 reflecting the process ERP industry stagnation and decline.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk Disclosures

The following discussion about our market risk disclosures contains forward-looking statements.  Forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those discussed in the forward-looking statements.  We are exposed to market risk related to changes in interest rates and foreign currency exchange rates.  We do not have derivative financial instruments for hedging, speculative, or trading purposes.

Interest Rate Sensitivity

Of our $10.8 million principal amount of indebtedness at December 31, 2003, none bears interest at a variable rate.  However, $5.7 million bears interest at a fixed rate of 11%, $2.8 million bears interest at a fixed rate of 10%, $1.4 million bears interest at 9.25% and $0.3 million bears fixed interest rates ranging from 6% to 17.5%. Since these debt instruments bear interest at fixed rates, we have exposure to decreases in interest rates because we still are required to pay the fixed rate even if current interest rates are lower.

Foreign Currency Risk

We believe that our exposure to currency exchange fluctuation risk is reduced because our transactions with international vendors and customers are generally transacted in US dollars.  The currency exchange impact on intercompany transactions was immaterial in 2001, 2002, and 2003.

Recent Accounting Pronouncements

In June 2002, the FASB issued FAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” FAS No. 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” FAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred. FAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company’s adopting the provisions of FAS 146 for exit or disposal activities did not have a material effect on the Company’s consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others,” FIN 45 requires a guarantor to recognize a liability, at the inception of the guarantee, for the fair value of obligations it has undertaken in issuing the guarantee and also to include more detail disclosures with respect to guarantees. FIN 45 is effective for guarantees issued or modified after December 31, 2002 and requires the additional disclosures for interim or annual period ended after December 15, 2002. The initial recognition and measurement provisions of FIN 45 have not had an impact on our results of operations or financial position.

In December 2002, the FASB issued FAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, which amended FAS No. 123, “Accounting for Stock-Based Compensation.” The new standard provides alternative methods of transition for a voluntary change to the fair market value based method for accounting for stock-based employee compensation. Additionally, the statement amends the disclosure requirements of FAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for financial statements for the year ended December 31, 2002. In compliance with FAS No. 148, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as defined by APB No. 25 and has made the applicable disclosures herein.

In April 2003, the FASB issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” which amends and clarifies the accounting guidance on derivative instruments and hedging activities that fall within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”.  SFAS 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003.  The Company will apply the provisions of SFAS 149 to future contracts entered into or future hedging relationships, if any.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.  SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective for the Company on July 1, 2003.  The adoption of SFAS 150 did not have a significant impact on the Company’s financial statements.

In December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 104, “Revenue Recognition” (SAB 104) which superseded Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101). SAB 104’s primary purpose was to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements which was superceded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”.  EITF 00-21 was effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003.  The adoption of EITF 00-21 did not have a significant impact on the Company’s financial statements. The Company was previously following the requirements provided under SAB 104 and, accordingly, the implementation of this pronouncement had no impact on the Company’s financial position or results of operations as reported.

In December 2003, the FASB issued FIN 46-R, “Consolidation of Variable Interest Entities — an interpretation of ARB 51 (revised December 2003)”, which replaces FIN 46.  FIN 46-R incorporates certain modifications to FIN 46 adopted by the FASB subsequent to the issuance of FIN 46, including modifications of the scope of FIN 46.  For all non-special purpose entities (“SPE”) created prior to February 1, 2003, public entities will be required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.  For all entities (regardless of whether the entity is an SPE) that were created subsequent to January 31, 2003, public entities are already required to apply the provisions of FIN 46, and should continue doing so unless they elect to adopt the provisions of Fin 46-R early as of the first interim or annual reporting period ending after December 15, 2003.  If they do not elect to adopt FIN 46-R early, public entities would be required to apply FIN 46-R to those post-January 31, 2003 entities as of the end of the first interim or annual reporting period ending after

March 15, 2004.  Management did not elect to adopt FIN 46-R early and will need to review and assess the effects, if any, FIN 46-R will have on the Company’s financial statements, but we do not believe the adoption of FIN 46R for non-SPEs will have a material impact to our consolidated financial position, results of operations or cash flows.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, an amendment of  SFAS No. 87, 88 and 106, and a revision of SFAS No.132. The statement is effective for fiscal years and interim periods ending after December 15, 2003. This Statement revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, 88 and 106. The new rules require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The adoption of this Statement is not expected to have a material effect on our financial condition or results of operations.

Report of Independent Certified Public Accountants

The Board of Directors and Stockholders of

MAI Systems Corporation

Lake Forest, California

We have audited the accompanying consolidated balance sheets of MAI Systems Corporation and subsidiaries as of December 31, 2002 and 2003 and the related consolidated statements of operations, stockholders’ deficiency and comprehensive loss and cash flows for each of the years in the two-year period ended December 31, 2003.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MAI Systems Corporation and subsidiaries as of December 31, 2002 and 2003 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1 to the consolidated financial statements, effective January 1, 2002, MAI Systems Corporation and subsidiaries adopted the provision of SFAS No. 142, “Goodwill and other Intangible Assets”.

/s/ BDO Seidman, LLP

Costa Mesa, California
March 24, 2004

Independent Auditors’ Report

The Board of Directors and Stockholders

MAI Systems Corporation:

We have audited the accompanying consolidated statement of operations, stockholders’ deficiency and cash flows of MAI Systems Corporation and subsidiaries  for the year ended December 31, 2001.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of  operations and cash flows of MAI Systems Corporation and subsidiaries for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Costa Mesa, California
March 31, 2002

MAI SYSTEMS CORPORATION

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2002	2003
	(in thousands, except share data)
ASSETS
Current assets:
Cash	$545	$664
Receivables, less allowance for doubtful accounts of $336 in 2002 and $335 in 2003	1,834	1,313
Inventories, net	60	47
Note receivable	250	—
Prepaids and other assets	628	814

Total current assets	3,317	2,838

Furniture, fixtures and equipment, net	843	758
Intangibles, net	1,823	2,876
Other assets	194	58

Total assets	$6,177	$6,530

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Current portion of long-term debt	$3,289	$3,646
Accounts payable	1,077	904
Customer deposits	1,811	2,334
Accrued liabilities	2,007	3,059
Income taxes payable	89	85
Unearned revenue	3,693	3,209

Total current liabilities	11,966	13,237

Long-term debt	7,234	7,135
Other liabilities	1,759	744

Total liabilities	20,959	21,116

Stockholders’ deficiency:
Preferred Stock, par value $0.01 per share; 1,000,000 shares authorized, none issued or outstanding	—	—
Common Stock, par value $0.01 per share; authorized 24,000,000 shares; 14,675,752 and 14,875,752 shares issued and outstanding at December 31, 2002 and 2003, respectively	150	152
Additional paid-in capital	218,251	218,112
Accumulated other comprehensive loss:
Minimum pension liability	(918)	(1,005)
Foreign currency translation	(31)	(2)
Unearned compensation	(91)	(53)
Accumulated deficit	(232,143)	(231,790)
Total stockholders’ deficiency	(14,782)	(14,586)

Total liabilities and stockholders’ deficiency	$6,177	$6,530

The accompanying notes are an integral part of these consolidated financial statements.

MAI SYSTEMS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2001	2002	2003
	(in thousands, except per share data)
Revenue:
Software	$5,329	$4,585	$3,855
Network and computer equipment	789	996	485
Services	17,650	16,356	15,006
Total revenue	23,768	21,937	19,346

Direct costs:
Software	269	437	587
Network and computer equipment	479	770	370
Services	6,490	5,713	4,563
Total direct costs	7,238	6,920	5,520

Gross profit	16,530	15,017	13,826

Selling, general and administrative expenses	7,927	9,363	9,596
Research and development costs	4,209	3,307	2,828
Amortization of intangibles	731	134	—
Other operating expense (income)	(1,698)	212	62
Operating income	5,361	2,001	1,340

Interest income	72	5	2
Interest expense	(1,545)	(1,495)	(1,219)
Other non-operating expense	(55)	(64)	(81)

Income from continuing operations before income taxes	3,833	447	42
Income tax benefit (expense)	(176)	(30)	311
Income from continuing operations	3,657	417	353
Discontinued operations:
Gain (loss) on disposal of discontinued operations	1,262	(1,021)	—
Loss from discontinued operations	(2,787)	(746)	—
Total loss from discontinued operations	(1,525)	(1,767)	—

Net income (loss)	$2,132	$(1,350)	$353

Income (loss) per share:
Continuing Operations:
Basic income per share	$0.28	$0.03	$0.02

Diluted income per share	$0.28	$0.03	$0.02

Discontinued Operations:
Basic (loss) per share	$(0.12)	$(0.13)	$—

Diluted (loss) per share	$(0.12)	$(0.13)	$—

Net income (loss) per share:

Basic income (loss) per share	$0.16	$(0.10)	$0.02

Diluted income (loss) per share	$0.16	$(0.10)	$0.02

Weighted average common shares used in determining income (loss) per share:

Basic	13,091	13,945	14,538

Diluted	13,263	13,945	14,838

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Stockholders’ Deficiency

MAI SYSTEMS CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY AND COMPREHENSIVE LOSS

(in thousands)

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Unearned Compensation	Accumulated Deficit	Total Stockholders’ Deficiency	Total Comprehensive Income (Loss)

Balance at December 31, 2000	$113	$220,622	$80	—	$(232,925)	$(12,110)	$—

Issuance of common stock	8	219	—	—	—	227	—
Legal settlement	19	(2,819)	—	—	—	(2,800)	—
Minimum pension liability	—	—	(461)	—	—	(461)	(461)
Translation adjustments	—	—	20	—	—	20	20
Net income	—	—	—	—	2,132	2,132	2,132

Balance at December 31, 2001	140	218,022	(361)	—	(230,793)	(12,992)	$1,691

Issuance of common stock	3	74	—	—	—	77	—
Minimum pension liability	—	—	(457)	—	—	(457)	(457)
Exercise of stock options	1	8	—	—	—	9	—
Unearned compensation	6	147	—	(153)	—	—	—
Amortization of unearned compensation	—	—	—	62	—	62	—
Translation adjustments	—	—	(131)	—	—	(131)	(131)
Net loss	—	—	—	—	(1,350)	(1,350)	(1,350)

Balance at December 31, 2002	$150	$218,251	$(949)	$(91)	$(232,143)	$(14,782)	$(1,938)

Issuance of common stock	2	18	—	—	—	20	—
Issuance of warrants	—	42	—	—	—	42	—
Legal settlement	—	(199)	—	—	—	(199)	—
Minimum pension liability	—	—	(87)	—	—	(87)	(87)
Amortization of unearned compensation	—	—	—	38	—	38	—
Translation adjustments	—	—	29	—	—	29	29
Net loss	—	—	—	—	353	353	353

Balance at December 31, 2003	$152	$218,112	$(1,007)	$(53)	$(231,790)	$(14,586)	$295

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

MAI SYSTEMS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	2001	2002	2003
Cash flows from operating activities:
Net income (loss)	$2,132	$(1,350)	$353
Loss from discontinued operations	2,787	746	—
Loss (gain) on disposal of discontinued operations	(1,262)	1,021	—
Income from continuing operations	3,657	417	353

Adjustments to reconcile income from continuing operations to net cash provided by (used in) operating activities, net of business acquisitions and dispositions:
Gain on creditor settlements	(1,377)	—	—
Gain on sale of GSI	(245)	—	—
Gain on IRS settlement	—	—	(262)
Amortization of intangibles	731	134	38
Depreciation and amortization	550	515	474
Amortization of debt discount	171	170	44
Stock option compensation expense	—	62	—
Provision for doubtful accounts receivable and inventory	47	89	66
Changes in assets and liabilities:
Decrease in receivables	1,697	592	469
(Increase) decrease in inventories	(13)	30	—
(Increase) decrease in prepaids and other asset	(110)	327	(185)
(Increase) decrease in other assets	(6)	68	(67)
(Decrease) increase in accounts payable and customer deposits	(4,699)	(445)	366
(Decrease) increase in accrued liabilities	(255)	(522)	1,052
(Decrease) increase in income taxes payable	20	(151)	(4)
(Decrease) increase in unearned revenue	(2,051)	1,700	(484)
(Decrease) increase in other liabilities	452	42	(421)

Net cash provided by (used in) continuing operations	(1,431)	3,028	1,439
Net cash provided by (used in) discontinued operations	(17)	(2,509)	—
Net cash provided by (used in) operating activities	(1,448)	519	1,439

Cash flows from investing activities:
Capital expenditures	(158)	(101)	(346)
Payments received on note receivable	2,495	500	250
Software development costs		(861)	(896)
Acquisition of unconsolidated subsidiary	—	—	(79)

Net cash provided by (used in) investing activities	2,337	(462)	(1,071)

Cash flows from financing activities:
Repayments of long-term debt	(321)	(102)	(239)
Repayments of Bridge Loan	(220)	—	—
Net decrease in line of credit	(155)	(623)	—

Net cash used in financing	(696)	(725)	(239)

Effect of exchange rate changes on cash	12	(11)	(10)

Net increase (decrease) in cash	205	(679)	119

Cash at beginning of year	1,019	1,224	545
Cash at end of year	$1,224	$545	$664

Cash paid during the period for:
Interest	$1,504	$990	$826

Income taxes	$96	$176	$6

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

MAI SYSTEMS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of the Business

MAI Systems Corporation (the “Company” or “MAI”) provides total information technology solutions to the hospitality, resort and destination industry.  The solutions provided by the Company typically include applications software, computer hardware, peripherals and wide and local area network design, implementation, installation and support.  The software applications are generally the Company’s proprietary software, or software which is licensed to the Company on an exclusive basis.  The hardware, peripherals and networking systems are generally third-party products, which we distribute.  Directly and through arrangements with third parties, we provide on-site and off-site service and support to users of network and systems hardware.

Liquidity

Although the Company has a net stockholders’ deficiency of $14,586,000 and a working capital deficit of $10,399,000 (which includes subordinated debt due to CSA of $2,800,000, see note 7) at December 31, 2003, the Company believes it will continue to generate sufficient funds from operations and obtain additional financing or restructure its subordinated note with CSA to meet its operating and capital requirements for at least the next 12 months.  The Company is currently in negotiations with CSA to restructure the terms of the existing debt, including extending the maturity date.  The Company expects to generate positive cash flow from its continuing operations during 2004 from shipping out products and services from its current backlog as of December 31, 2003 as well as new orders. In the event that the Company cannot generate positive cash flow from its continuing operations during 2004, the Company can substantially reduce its research and development efforts to mitigate cash outflow to help sustain its operations.  There can be no assurance that the Company will be able to sustain profitability, generate positive cash flow from operations or restructure its debt as necessary.  These financial statements have been prepared assuming the Company will continue to operate as a going concern.  If the Company is unsuccessful in the aforementioned efforts, the Company could be forced to liquidate certain of its assets, reorganize its capital structure and, if necessary, seek other remedies available to the Company, including protection under the bankruptcy laws.

The restructured debt, pursuant to the original inter-creditor agreement between Canyon Capital and Coast, which was sold to Wamco on May 15, 2003, contains various restrictions and covenants.  In the event that the Company were not in compliance with the various restrictions and covenants and were unable to receive waivers for non-compliance, the term debt would be immediately due and payable.  The Company was not in compliance with but received waivers for its covenants through December 31, 2004 (see note 7).  There is no guaranty that the Company will meet its debt covenants in the future.  The Company is currently negotiating with Wamco to change such covenants, but there is no assurance that the Company will be able to successfully change the covenants.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of its domestic operations and its majority and wholly owned subsidiaries.  All significant intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.  In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods.  Actual results could materially differ from those estimates.

Revenue Recognition

The Company earns revenue from sales of hardware, software and professional services and from arrangements involving multiple elements of each of the above. Revenue for multiple element arrangements are recorded by allocating revenue to the various elements based on their respective fair values as evidenced by vendor specific objective evidence. The fair value in multi-element arrangements is determined based upon the price charged when sold separately. Revenue is not recognized until persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. Sales of network and computer equipment are recorded when title and risk of loss transfers. Software revenues are recorded when application software programs are shipped to end users, resellers and distributors, provided the Company is not required to provide services essential to the functionality of the software or significantly modify, customize or produce the software. Professional services fees for software development, training and installation are recognized as the services are provided. Maintenance revenues are recorded evenly over the related contract period.

Cash Equivalents

Cash equivalents consist of highly liquid investments which are readily convertible into known amounts of cash and have original maturities of three months or less, when purchased.

Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts based on specifically identified amounts that it believes are  uncollectible.  The Company also records additional allowances based upon certain percentages of our aged receivables, which are determined based on historical experience and or assessment of the general financial conditions affecting our customer base.  If the Company’s actual collection experience changes, revisions to its allowance may be required.  Any unanticipated change in the Company’s customer’s credit worthiness or other matters affecting the collectibility of amounts due from such customers, could have a material affect on its results of operations in the period in which such changes or events occur.  After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventories

Inventories are valued at the lower of first in, first out cost or market.

Furniture, Fixtures and Equipment

Furniture, fixtures and equipment are recorded at cost and depreciated on a straight-line basis over estimated useful lives ranging from 3 to 5 years.  Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or their estimated useful lives.  Expenditures for additions and major improvements are capitalized.  Repairs and maintenance costs are charged to operations as incurred.  Management of the Company assesses the recoverability of property and equipment by determining whether the depreciation and amortization of such assets over their remaining lives can be recovered through projected, undiscounted cash flows.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” provides a single accounting model for long-lived assets to be disposed of.  SFAS No. 144 also changes the criteria for classifying an asset as held for sale, and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations.

The Company adopted SFAS No. 144 on January 1, 2001.  The adoption of SFAS No.144 did not affect the Company’s financial statements.  In accordance with SFAS No. 144, long-lived assets, such as furniture, fixtures and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, and impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.  The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets to be disposed of in accordance with SFAS No. 121, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”.

Goodwill

Prior to 2002, goodwill, representing the excess of the purchase price over the estimated fair value of the net assets of the acquired business, was amortized over the period of expected benefit of five to seven years.  Long-lived assets and certain identifiable intangibles to be held and used by the Company were reviewed for impairment whenever events or changes in circumstances indicated that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used was assessed by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets were considered to be impaired, the impairment recognized was measured by the amount by which the carrying amount of the assets exceeded the fair value of the assets.  Assets that were to be disposed of were reported at the lower of the carrying amount or fair value less cost to sell.

However, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” (“SFAS No. 142”) which requires that the Company cease amortization of goodwill and all intangible assets having indefinite useful economic lives. Such assets are not to be amortized until their lives are determined to be finite, however, a recognized intangible asset with an indefinite useful life should be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value. At December 31, 2003, the Company evaluated its goodwill and determined that fair value had not decreased below carrying value and no adjustment to impair goodwill was necessary in accordance with SFAS No. 142.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  The realizability of the deferred tax asset is assessed throughout the year and a valuation allowance is established accordingly.

Comprehensive Income (Loss)

Comprehensive income (loss) comprises net income (loss) plus the unrealized gains and losses associated with foreign currency translations and minimum pension liability.

Stock Option Plans

In December 2002, the FASB issued FAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, which amended FAS No. 123, “Accounting for Stock-Based Compensation.” The new standard provides alternative methods of transition for a voluntary change to the fair market value based method for accounting for stock-based employee compensation. Additionally, the statement amends the disclosure requirements of FAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for financial statements for the year ended December 31, 2002.  In compliance with FAS No. 148, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as defined by APB No. 25.

At December 31, 2003, the Company had two stock-based employee compensation plans, which are described more fully in Note 12. Under APB No. 25, compensation expense relating to employee stock options is determined based on the excess of the market price of the Company’s stock over the exercise price on the date of grant, the intrinsic value method, versus the fair value method as provided under FAS No. 123.  Had compensation cost for the Company’s stock option plan been determined based on the fair value at the grant date for awards for years ended December 31, 2001, 2002 and 2003, consistent with the provisions of FAS No. 123, the Company’s net loss and loss per share or net income and net income and net income per share would have increased or decreased respectively.

The following table represents the effect on net income and earnings per share if the Company had applied the fair value based method and recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation.

		Years ended December 31,
		2001	2002	2003
		(in thousands, except per share data)

Net income (loss):	As reported	$2,132	$(1,350)	$353
	Add: Stock-based employee compensation expense recorded	—	62	—
	Less: Stock based employee compensation expense determined under fair value calculations	(793)	(193)	(67)
	Pro forma	$1,339	$(1,481)	$286

Basic income (loss) per share:	As reported	$0.16	$(0.09)	$0.02
	Add: Stock-based employee compensation expense recorded	—	—	—
	Less: Stock based employee compensation expense determined under fair value calculations	(0.06)	(0.01)	—
	Pro forma	$0.10	$(0.10)	$0.02

Diluted income (loss) per share:	As reported	$0.16	$(0.09)	$0.02
	Add: Stock-based employee compensation expense recorded	—	—	—
	Less: Stock based employee compensation expense determined under fair value calculations	(0.06)	(0.01)	—
	Pro forma	$0.10	$(0.10)	$0.02

Pension Plan

The Company established a defined benefit plan for employees that were employed by the Company’s maintenance service business acquired in 1988.  The plan provides benefits based upon a percentage of the participant’s career income with the Company or years of service while an employee of the Company.  The funding policy is to contribute annually an amount to fund pension costs as actuarially determined by an independent pension consulting firm.

Foreign Currency Translation

The functional currency for all foreign subsidiaries is the applicable local currency.  Accordingly, all translation adjustments for foreign subsidiaries, and gains and losses on intercompany foreign currency transactions that are of a long-term nature, are included in accumulated other comprehensive income (loss) as a separate component of stockholders’ deficiency.

There were no material net foreign currency transaction gains (losses) in 2001, 2002 and 2003.  These amounts are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Software Development Costs

All costs incurred to establish the technological feasibility of software products to be sold to others are expensed as research and development. Once technological feasibility has been established, all software production costs are capitalized. Amortization is computed on an individual product basis and is recognized over the greater of the remaining economic lives of each product or the ratio that current gross revenues for a product bear to the total of current and anticipated revenues for that product, commencing when the products become available for general release to customers.  Software development costs are generally amortized over a three-year period.  The Company continually assesses the recoverability of software development costs by comparing the carrying value of individual products to their net realizable value.

The Company capitalized $861,000 and $896,000 of software development costs during 2002 and 2003 respectively, relating to our new N-Tier, Internet-native corporate application suite of products written in java.  Although we have not yet sold any of the modules to this suite of applications, we believe that these new products will produce new sales adequate to recover amounts capitalized.  We expect that certain of our new products will be available for general release during the third quarter of 2004 at which time amortization of such costs shall commence.

Research and Development Costs

During 2001, 2002, and 2003, we incurred $4,209,000, $3,307,000 and $2,828,000 respectively (net of capitalized software of $861,000 and $896,000 for 2002 and 2003, respectively) for research and development activities, which are expensed as incurred.  Our research and development expenditures related to the support and extension of existing software products and the development of new products.

Fair Value of Financial Instruments

As of December 31, 2002 and 2003, the carrying value of cash receivables, notes receivable, accounts payable, accrued liabilities, income taxes payable and other liabilities approximate fair value due to the short-term nature of such instruments.  The carrying value of long-term debt, including the Company’s line of credit, approximates fair value as the related interest rates approximate rates currently available to the Company.

Income (Loss) per Share of Common Stock

Basic and diluted income (loss) per share is computed using the weighted average shares of common stock outstanding during the period.  Consideration is also given in the dilutive income per share calculation for the dilutive effect of common stock equivalents which might result from the exercise of stock options and warrants.

In June 2002, the FASB issued FAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” FAS No. 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” FAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred. FAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company’s adopting the provisions of FAS 146 for exit or disposal activities did not have a material effect on the Company’s consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others,” FIN 45 requires a guarantor to recognize a liability, at the inception of the guarantee, for the fair value of obligations it has undertaken in issuing the guarantee and also to include more detail disclosures with respect to guarantees. FIN 45 is effective for guarantees issued or modified after December 31, 2002 and requires the additional disclosures for interim or annual period ended after December 15, 2002. The initial recognition and measurement provisions of FIN 45 have not had an impact on our results of operations or financial position.

In December 2002, the FASB issued FAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, which amended FAS No. 123, “Accounting for Stock-Based Compensation.” The new standard provides alternative methods of transition for a voluntary change to the fair market value based method for accounting for stock-based employee compensation. Additionally, the statement amends the disclosure requirements of FAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for financial statements for the year ended December 31, 2002. In compliance with FAS No. 148, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as defined by APB No. 25 and has made the applicable disclosures herein.

In April 2003, the FASB issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” which amends and clarifies the accounting guidance on derivative instruments and hedging activities that fall within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”.  SFAS 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003.  The Company will apply the provisions of SFAS 149 to future contracts entered into or future hedging relationships, if any.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.  SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective for the Company on July 1, 2003.  The adoption of SFAS 150 did not have a significant impact on the Company’s financial statements.

In December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 104, “Revenue Recognition” (SAB 104) which superseded Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101). SAB 104’s primary purpose was to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements which was superceded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”.  EITF 00-21 was effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003.  The adoption of EITF 00-21 did not have a significant impact on the Company’s financial statements. The Company was previously following the requirements provided under SAB 104 and, accordingly, the implementation of this pronouncement had no impact on the Company’s financial position or results of operations as reported.

In December 2003, the FASB issued FIN 46-R, “Consolidation of Variable Interest Entities — an interpretation of ARB 51 (revised December 2003)”, which replaces FIN 46.  FIN 46-R incorporates certain modifications to FIN 46 adopted by the FASB subsequent to the issuance of FIN 46, including modifications of the scope of FIN 46.  For all non-special purpose entities (“SPE”) created prior to February 1, 2003, public entities will be required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.  For all entities (regardless of whether the entity is an SPE) that were created subsequent to January 31, 2003, public entities are already required to apply the provisions of FIN 46, and should continue doing so unless they elect to adopt the provisions of Fin 46-R early as of the first interim or annual reporting period ending after December 15, 2003.  If they do not elect to adopt FIN 46-R early, public entities would be required to apply FIN 46-R to those post-January 31, 2003 entities as of the end of the first interim or annual reporting period ending after March 15, 2004.  Management did not elect to adopt FIN 46-R early and will need to review and assess the effects, if any, FIN 46-R will have on the Company’s financial statements, but we do not believe the adoption of FIN 46R for non-SPEs will have a material impact to our consolidated financial position, results of operations or cash flows.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, an amendment of SFAS No. 87, 88 and 106, and a revision of SFAS No.132. The statement is effective for fiscal years and interim periods ending after December 15, 2003. This Statement revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, 88 and 106. The new rules require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The adoption of this Statement is not expected to have a material effect on our financial condition or results of operations.

Reclassifications

Certain prior year amounts have been reclassified to conform with the 2003 presentation.

NOTE 2 – INVENTORIES, NET

Inventories are summarized as follows:

	December 31,
	2002	2003
	(in thousands)

Finished goods	$45	$39

Replacement parts	15	8

	$60	$47

The Company has purchased many products and components from single sources of supply.  Because the Company’s current products are industry standard, the Company believes that alternative sources of supply of similar products would be available to the Company in the event of any interruption of delivery of a single source supplier.

NOTE 3 – BUSINESSES HELD FOR SALE

In the fourth quarter of 2001, the Company’s Board of Directors adopted a plan to sell its Process manufacturing and Legacy divisions.  The Process manufacturing business division designs, sells, installs and supports total technology solutions featuring complex wide and local area networks to the process manufacturing industry.  The Legacy business provides a wide array of products and services to its customers who continue to use its proprietary host-based computer systems, including field engineering services, new and replacement equipment, operating systems and software application products.  These products and services upgrade, enhance and integrate the legacy systems with currently available computer technologies.

During the fourth quarter of 2002, the Company successfully sold its Process Manufacturing and Legacy businesses (see note 5).

In accordance with SFAS No. 144, the Company has reflected all of the assets and liabilities of Process Manufacturing and Legacy in the consolidated balance sheets as held for sale and the operating results of these businesses have been reflected as discontinued operations in the consolidated statements of operations for all periods presented.

Summarized below is historical financial information about Process Manufacturing and Legacy (in thousands):

	2001	2002

Revenue	$5,078	$2,344
Loss, net of tax of zero	(1,525)	(1,767)

NOTE 4 – FURNITURE, FIXTURES AND EQUIPMENT

The major classes of furniture, fixtures and equipment are as follows:

	2002	2003
	(in thousands)

Furniture, fixtures and equipment	$3,238	$914
Office equipment	2,542	793
Leasehold improvements	246	247
Total	6,026	1,954

Less: accumulated depreciation and amortization	(5,183)	(1,196)

	$843	$758

During 2003, the Company moved its corporate office and wrote off certain fully depreciated assets that were disposed of pursuant to the move.

NOTE 5 – ACQUISITIONS, DIVESTITURE, AGREEMENTS AND FINANCING

Hospitality Services & Solutions

On June 23, 2002, the Company acquired substantially all of the assets and assumed certain liabilities of Hospitality Services & Solutions (“HSS”) including a 35% ownership in AMDB – HIS (“AMDB”) pursuant to a stock purchase agreement for 100,000 shares of common stock valued at $32,000 (the quoted market price of the common stock at the time the terms were agreed), and $75,000 in cash.  Additionally, the shareholders of HSS received a 20% minority interest in the Company’s combined operations in Asia. HSS was acquired for the Company to expand its operations in the Asian marketplace, strengthen its management team in the territory and create new opportunities for its new enterprise capable suite of products.  The net assets acquired from HSS are used in the business of software design, engineering and service relating to hotel information systems.  The net assets also include subsidiaries of HSS in Malaysia, Singapore and Thailand.  The Company recorded $297,000 of goodwill (deductible for tax purposes) in connection with the acquisition of HSS.  Pro forma results of operations as if this acquisition had occurred at the beginning of 2001 and 2002 are not shown because its impact would have been immaterial.

Included in the acquired assets of HSS was a 35% interest in AMDB, an online reservation service, originally purchased by HSS for $66,000.  On February 20, 2003, the Company entered into an agreement whereby it acquired the remaining 65% for $79,000 payable over 6 month installments.  The net liabilities of $15,000 acquired are used to support an online reservation service related to hotel information systems.  The Company recorded $159,000 of goodwill in connection with the acquisition of AMDB.  Pro forma results of operations as if this acquisition had occurred at the beginning of 2002 and 2003 are not shown because its impact would have been immaterial.

Gaming Systems International

On June 19, 1999, the Company sold Gaming Systems International (“GSI”) for an amount in excess of the book value of net assets sold.  Assets sold of approximately $3,749,000 consisted of accounts receivable of $1,514,000, inventories of $364,000, furniture, fixtures and equipment of $218,000, intangible assets of $1,573,000 and prepaid expenses of $80,000.  Liabilities assumed by the buyer consisted of accounts payable and accrued liabilities of $197,000, deposits of $100,000, unearned revenue of $351,000 and long-term debt of 446,000.  The Company received three promissory notes totaling $4,925,000 with face values of $1,100,000, $1,500,000 and $2,325,000, respectively.  Interest was paid monthly at the rate of 10% per annum on both the $1,100,000 and $1,500,000 notes, with the principal due and payable on June 19, 2001 and June 19, 2003, respectively.  The $1,100,000 promissory note was guaranteed by a third party.  Principal payments and interest, at prime plus 1%, was to commence for the $2,325,000 promissory note on October 1, 2002 in 48 monthly installments of approximately $48,000 of principal, plus accrued interest.

Imputing interest at a rate of 10%, the present value of the $2,325,000 promissory note at the date of sale was $1,682,000 which resulted in a combined carrying value of $4,282,000 for all three promissory notes. The gain on sale of $1,227,000 had been deferred until collection of the proceeds representing the gain can be assured. As of December 31, 2000, the Notes were held for sale and were written down to an amount which approximated their estimated net realizable value of $2,700,000.

On April 6, 2001 the Company entered into an agreement with the maker of the Notes whereby the maker reconveyed 100% of the Common Stock of GSI to the Company for the purpose of selling GSI to a third party. In connection with the agreement, the Company canceled the Notes and entered into a new $1.1 million secured promissory note with the same party. The maker will be paid a commission of 30% of cash receipts from the third party, which will be first applied to the $1.1 million note and paid in cash to the maker thereafter. On July 27, 2001, the Company entered into an Asset Purchase Agreement (“Agreement”) with the third party for approximately $3.2 million whereby all of the assets of GSI were acquired and all of the liabilities assumed, except for approximately $300,000 of obligations, which will remain with GSI.  The payment terms under the Agreement required a $1 million non-refundable cash payment to the Company, which was received on July 27, 2001 and a $1.5 million payment, which was received in December 2001.  The Company also received a secured promissory note in the amount of $750,000, of which $500,000 was received in December 2002 and $250,000 in January 2003. The third party was also required to pay an additional $250,000 subject to a maximum $250,000 reduction pursuant to the resolution of certain uncertainties as of the date of the Agreement, which, as part of the settlement, in January 2003 the Company received $46,000.  Due to the uncertainty of collecting the unsecured amount of $250,000, gain recognition on that part of the proceeds was deferred until collection was assured.  The Company recorded a gain on the sale of GSI of $245,000 in the fourth quarter of 2001, which is included in other operating expense (income) in the accompanying consolidated statements of operations.

Legacy

On October 9, 2001, the Company sold certain rights under customer contracts together with the related assets and liabilities of its domestic Legacy hardware maintenance division to the third party currently providing the on-site repair and warranty service to the Company’s Legacy hardware maintenance customers.  Pursuant to the agreement, the Company retained the software maintenance component of the customer contracts and will continue to provide the software support services directly to the domestic Legacy customer base.  Additionally, the third party will be required to pay the Company approximately 15% of the third party’s hardware maintenance revenue stream relating to the hardware maintenance customer contracts subsequent to October 31, 2003.  In connection with the sale, the Company received $328,000 in cash and sold approximately $157,000 of assets consisting of inventory, spare parts, fixed assets and certain accounts receivable.  The third party also assumed approximately $1,091,000 of liabilities consisting of accrued liabilities of approximately $366,000 and deferred revenue of approximately $725,000.  The sale resulted in a gain of approximately $1,262,000 in October 2001.

MAI Canada

On December 6, 2002, the Company sold all the assets and certain liabilities of its Canadian operations, including all legacy divisions, to the management of this subsidiary pursuant to a stock purchase agreement.  In connection with the sale, the Company also entered into a software distribution agreement whereby the buyer has a non-exclusive right and license to market and install the Company’s hospitality products in Canada.  The sale resulted in a loss of approximately $630,000, which is included in the loss on disposal of discontinued operations.  Prior to the sale, the Canadian operations incurred a net income (loss) of $910,000 and ($305,000) during 2001 and 2002, respectively, which is included in loss from discontinued operations in the accompanying statements of operations.

Process Manufacturing

On December 6, 2002, the Company entered into an Asset Purchase Agreement whereby all the assets and certain liabilities of its process manufacturing software division were sold to a third party for cash of $250,000.  The sale resulted in a loss of approximately $391,000, which is included in the loss on disposal of discontinued operations.  Prior to the sale, Process Manufacturing operations incurred a net loss of $3,736,000 and $441,000 during 2001 and 2002, respectively, which is included in loss from discontinued operations in the accompanying statements of operations.

NOTE 6 – INTANGIBLE ASSETS

Intangible assets consist primarily of goodwill and capitalized software.  Intangible assets other than goodwill are amortized on a straight-line basis over their estimated useful lives.  Prior to 2002, goodwill, representing the excess of the purchase price over the estimated fair value of the net assets of the acquired business, was amortized over the period of expected benefit of five to seven years.  However, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets, (“SFAS No. 142”) which requires that the Company cease amortization of all goodwill and intangible assets having indefinite useful economic lives.  The Company determined that there was no impairment upon adoption.   Such assets are not to be amortized until their lives are determined to be finite, however, a recognized intangible asset with an indefinite useful life should be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value.  At December 31, 2003, the Company evaluated its goodwill and determined that fair value had not decreased below carrying value and no adjustment to impair goodwill was necessary in accordance with SFAS No. 142.

Net income and net income per share for 2001 adjusted to exclude amortization expense is as follows:

Year Ending December 31, 2001
(in thousands)
Net income:
Reported net income	$2,132
Goodwill amortization	420

Adjusted net income	$2,552

Basic net income per share:
Reported basic net income per share	$0.16
Goodwill amortization	0.03

Adjusted basic net income per share	$0.19

Diluted net income per share:
Reported diluted net income per share	$0.16
Goodwill amortization	0.03

Adjusted diluted earnings per share	$0.19

Income from continuing operations:
Reported income from continuing operations	$3,657
Goodwill amortization	420

Adjusted income from continuing operations	$4,077

Basic income per share from continuing operations:
Reported basic income per share from continuing operations	$0.28
Goodwill amortization	0.03

Adjusted basic net income per share from continuing operations	$0.31

Diluted income per share from continuing operations:
Reported diluted net income per share from continuing operations	$0.28
Goodwill amortization	0.03

Adjusted diluted income per share from continuing operations	$0.31

Income (Loss) from discontinued operations:
Reported loss from discontinued operations	$(1,525)
Goodwill amortization	1,233

Adjusted income (loss) from discontinued operations	$(292)

Basic income (loss) per share from discontinued operations:
Reported basic loss per share from discontinued operations	$(0.12)
Goodwill amortization	0.10

Adjusted basic income per share from discontinued operations	$(0.02)

Diluted income (loss) per share from discontinued operations:
Reported diluted loss per share from discontinued operations	$(0.12)
Goodwill amortization	0.10

Adjusted diluted income (loss) per share from discontinued operations	$(0.02)

Goodwill and capitalized software as of December 31, 2002 and 2003 are as follows:

	December 31,
	2002	2003
	(in thousands)

Goodwill	$962	$1,121
Accumulated amortization	—	—
Goodwill, net	962	1,121

Capitalized software	2,180	1,755
Accumulated amortization	(1,319)	—
Capitalized software, net	861	1,755

Total	$1,823	$2,876

Net goodwill is comprised of $665,000 on the purchase of Hotel Information Systems Inc. (HIS) in 1996,  $297,000 on the purchase of HSS in 2002 and $159,000 on the purchase of AMDB in 2003 (see note 5).

The Company’s weighted average amortization period for capitalized software is expected to be three years.  The following table shows the estimated amortization expense for these assets for each of the four succeeding years:

Year Ending December 31,
(in thousands)
2004	$293
2005	585
2006	585
2007	292
$1,755

NOTE 7 – LONG-TERM DEBT

Wamco 32 Ltd.

On January 13, 2003, the Company re-negotiated the terms of its credit facility with Coast Business Credit (“Coast”) whereby the outstanding balance of $1,828,000 was converted to a term loan which accrues interest at 9.25% per annum and requires monthly payments of $58,000 over a 36 months period commencing March 1, 2003.  On February 7, 2003, the Federal Deposit Insurance Corporation (“FDIC”) put Coast and its parent company, Southern Pacific Bank, into receivership and held all of Coast’s assets for sale to third parties.  On May 15, 2003, the loan was sold to Wamco 32, Ltd. (“Wamco”).  This sale of the loan by the FDIC did not change any of the terms of the Company’s loan agreement.

The loan matures on February 28, 2005, at which time all remaining principal and accrued interest is due and payable.  The Company will also be required to pay Wamco additional principal payments on a quarterly basis based upon an EBITDA-based formula commencing March 31, 2003.  For the year-ended December 31, 2003, there are no additional principal payments required under the EBITDA-based formula.  The consolidated balance sheet as of December 31, 2002 and 2003 reflects the re-class of the secured revolving credit facility to a term loan.  As of December 31, 2002 and 2003, the balance of the term loan was $1,801,000 and $1,366,000 respectively.

The loan, pursuant to the original inter-creditor agreement between Canyon Capital and Coast, which was sold to Wamco on May 15, 2003, contains various restrictions and covenants, including a minimum quick ratio of .34 to 1.00 and minimum debt service coverage ratio of 1.25 to l.00.  In the event that the Company were not in compliance with the various restrictions and covenants and were unable to receive waivers for non-compliance, the term loan would be immediately due and payable.  The Company was not in compliance with but received waivers for such covenants through December 31, 2004.  There is no guaranty that the Company will meet its debt covenants in the future.  The Company is currently negotiating with Wamco to change such covenants, but there is no assurance that the Company will be able to successfully change the covenants.

Canyon Capital Management LP

On January 13, 2003, the Company modified its 11% subordinated notes payable agreement with Canyon Capital Management LP (“Canyon”), whereby the Company is required to make monthly interest payments of $52,000 until the Wamco term loan is paid off in full at which time the note payable will be converted into a three-year amortizing loan which will accrue interest at 11% per annum and requires equal monthly payments of principal and interest such that the subordinated debt will be paid in full at the end of the amended term.  Upon the repayment of the Wamco debt in full, the Company will also be required to pay Canyon additional principal payments on a quarterly basis based upon an EBITDA-based formula.  Additionally, the Company issued to Canyon 200,000 shares of its common stock valued at $20,000 (the quoted market price of the common stock at the time the terms were agreed) and agreed to issue one million warrants at an exercise price of $0.40 per share valued at $42,000 (using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 6.5%, volatility of 80% and an expected life of 5 years).  The $62,000 is being amortized to interest expense over the term of the modified note.  The principal balance outstanding on the subordinate notes payable to Canyon was approximately $5,662,000 at December 31, 2002 and 2003.

CSA Private Limited

In connection with a settlement agreement with CSA Private Limited (“CSA”), the Company issued $2.8 million of subordinated debt to CSA. The $2.8 million of debt is secured by all of the Company’s assets, which is subordinate to Wamco and Canyon,  accrues interest at 10% per annum and requires payments of $37,500 from March 1, 2002 through September 1, 2002 and monthly payments of $107,500 commencing on October 1, 2002 until October 2003 when all remaining unpaid principal and accrued interest is to be paid in full. The balance outstanding on the subordinate debt to CSA was $2,800,000 at December 31, 2002 and December 31, 2003.

The agreement with CSA was amended whereby the Company shall be required to pay the required payments under the subordinated note unless and until it paid $1 million by December 31, 2002.  Upon payment of the $1 million, contractual payments under the subordinated note would have ceased until a final payment in the amount of $400,000 is paid by February 28, 2003. If the Company did not make all of the modified payments to CSA, the subordinated note will revert back to its original terms.  The Company did not make the modified payment and have not made any payments since September 2002.  Under the terms of the subordination agreement between Wamco, Canyon and CSA, the Company is not allowed to make any principal or interest payments to CSA until the Wamco and Canyon debt, including any accrued interest, is repaid in full or the CSA debt is restructured and approved by Wamco and Canyon. The Company is currently in negotiations with CSA to restructure the terms of the subordinated notes including extending its maturity date.  There can be no assurance that CSA and MAI will come to terms on a restructuring or that Wamco and Canyon will ultimately approve the terms of the restructuring.  In the event that the Company is unable to meet the required payments to its primary lenders or meet its payment obligations to its other secured creditors, they are entitled to exercise certain rights under the respective agreements the Company has with them, including but not limited to, foreclosing on all of the Company’s tangible and intangible assets.  Such action would have a substantial adverse effect on our ability to continue as a going concern.  The CSA debt is shown as current.

CSA has not formally notified the Company of its default.   As of December 31, 2002 and 2003, accrued interest relating to the CSA subordinated debt was $408,000 and $744,000 respectively, and is included in accrued liabilities in the accompanying consolidated balance sheets.

Tax Claims

On September 30, 2003, the Company entered into a settlement agreement with the United States Internal Revenue Service (the “Service”) on a tax claim which resulted from the Company’s 1993 Chapter 11 proceedings whereby it agreed to pay $489,000 in equal monthly installments of $7,438 over a period of six (6) years at an interest rate of 6%.  The $489,000 settlement is reflected as debt in the financial statements and resulted in a one-time gain of $262,000 which is included in income tax benefit. In the event that the Company fails to pay the Service any payment, and such payment failure continues for sixty days after written notice of such failure, $1,832,100, plus accrued interest thereon, less any payments made by the Company will be immediately due and payable to the Service.  As of December 31, 2003, the debt balance was $428,000.

Long-term debt outstanding is as follows:

	December 31,
	2002	2003
	(in thousands)

11% subordinated debt, net of discount of $28,000 and 50,000, respectively	$5,634	$5,612
10% subordinated debt	2,800	2,800
9.25% debt	1,801	1,366
Tax Claims	—	428
Other	288	575
	10,523	10,781
Less: current installments	(3,289)	(3,646)

Non-current portion	$7,234	$7,135

Aggregate maturities of long-term debt are as follows:

Year Ending December 31,
(in thousands)
2004	$3,646
2005	2,238
2006	1,990
2007	2,124
2008	449
Thereafter	334
$10,781

NOTE 8 - ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	2002	2003
	(in thousands)

Salaries, wages and commissions	$289	$960
Accrued insurance & sales taxes	133	85
Accrued vacation	417	409
Accrued interest	416	747
Other	752	858

Total	$2,007	$3,059

NOTE 9 - INCOME TAXES

The components of income (loss) from continuing operations before income taxes are as follows:

	Years Ended December 31,
	2001	2002	2003
	(in thousands)

U.S.	$3,829	$702	$454

Foreign	4	(255)	(412)

Total	$3,833	$447	$42

The income tax provision (benefit) is comprised of the following:

	Years Ended December 31,
	2001	2002	2003
		(in thousands)
Current:
U.S. Federal	$81	$—	$(326)
State	—	3	6
Foreign	95	27	9

	176	30	(311)

Deferred:
U.S. Federal	—	—	—
Foreign	—	—	—
	—	—	—

Total	$176	$30	$(311)

Deferred tax assets and liabilities result from differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  The significant components of the deferred income tax assets and deferred income tax liabilities are as follows:

	December 31,
	2002	2003
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$21,521	$21,521
Furniture, fixture and equipment	—	69
Inventory write-downs	2	10
Allowance for doubtful accounts	144	58
Capitalized software and intangibles	370	363
Accrued expenses	179	167
Other	151	—

	22,367	22,188
Less: valuation allowance	(22,367)	(22,188)

Net deferred tax assets	$—	$—

The Company has recorded a valuation allowance in the amount set forth above for certain deductible temporary differences where it is not more likely than not the Company will receive future tax benefits.  The net change in the valuation allowance for the years ended 2001, 2002 and 2003 was $(774,000), $(3,806,000) and $(179,000), respectively.

As of December 31, 2003, the Company has Federal and state net operating losses (NOL) carryovers of approximately $63,000,000 and $3,000,000 respectively.  These NOL carryovers will expire in the years 2004 through 2020.  The Company’s utilization of a portion of its NOL carryovers is subject to various uncertainties including an annual limitation under Section 382 of the Internal Revenue Code.  The amount of this limitation is not known at this time.

On September 11, 2002, the State of California enacted one of the budget trailer bills that implemented the state’s 2002-2003 Budget Bill (A425). The new law suspends the NOL carryover deduction for tax years 2002 and 2003. To compensate for the deduction suspension, the period of availability for these NOL deductions has been extended for two years.

The provision (benefit) for income taxes differs from the amount computed by applying the Federal corporate income tax rate of 34% to income (loss) from continuing operations before income taxes as follows:

	Years Ended December 31,
	2001	2002	2003
	(in percentages)

Statutory tax rate	34.0%	34.0%	34.0%
Change in valuation allowance	(36.1)	(679.6)	(426.2)
Amortization and write-off of intangibles	3.7	—	—
Expiration of state NOLs	—	5.0	—
Effect of foreign operations	2.5	610.8	333.2
Adjustments of NOL carry forwards and deferred tax assets pursuant to the finalization of the IRS examination and other analysis	—	—	(775.8)
Change in estimates	—	—	94.3
Other	0.5	36.5	—

Effective tax rate	4.6%	6.7%	(740.5)%

Undistributed earnings of the Company’s foreign subsidiaries are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon.  Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to U.S. income taxes and possibly withholding taxes payable to the foreign countries, but may be able to offset unrecognized foreign tax credit carryforwards.  Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associate with its hypothetical calculation.

NOTE 10 - GEOGRAPHIC AREA INFORMATION

Information with respect to the Company’s operations by significant geographic area is set forth below.  “Other foreign” includes operations in Mexico.  “Asia” includes operations in Singapore, Malaysia and Hong Kong.

	2001	2002	2003
Revenue from unaffiliated customers (based on subsidiary location):
United States	$19,351	$17,592	$15,439
Asia	2,585	2,783	2,871
Canada	584	452	—
United Kingdom	1,248	1,110	1,024
Other foreign	—	—	12

	$23,768	$21,937	$19,346

United States revenue from foreign affiliates	$343	$298	$313

Operating income (loss):
United States	$5,358	$2,256	$2,010
Asia	(32)	70	185
Canada	23	6	—
United Kingdom	61	(176)	(463)
Other foreign	(49)	(155)	(130)

	$5,361	$2,001	$1,602

Identifiable assets:
United States	$6,233	$4,329	$4,985
Asia	909	1,352	1,159
Canada	383	—	—
United Kingdom	505	422	314
Other foreign	258	74	72

	$8,288	$6,177	$6,530

Long-lived assets:
United States	$2,862	$2,315	$3,109
Asia	28	492	541
United Kingdom	36	46	38
Canada	18	—	—
Other foreign	12	7	4

	$2,956	$2,860	$3,692

United States revenue from foreign affiliates consists of net intercompany sales and services from the United States to the Company’s foreign subsidiaries and is eliminated from consolidated net revenue.  Intercompany sales are based on current selling prices or list prices less discounts.  Discounts typically are influenced by competitive pricing, market conditions and relative foreign exchange rates.

NOTE 11 - BUSINESS SEGMENT INFORMATION

The Company evaluates performance of each segment based on operating income for fiscal years ending December 31, 2001, 2002, and 2003.

Year Ending December 31,

(in thousands)

2003:

	Hospitality	Discontinued Operations	Total
Revenues from:
Hardware	$485	$—	$485
Software	3,855	—	3,855
Professional Services	15,006	—	15,006
Total Revenues	19,346	—	19,346
Operating Income	1,602	—	1,602

Total Assets	6,530	—	6,530

2002:

	Hospitality	Discontinued Operations	Total
Revenues from:
Hardware	$996	$—	$996
Software	4,585	—	4,585
Professional Services	16,356	—	16,356
Total Revenues	21,937	—	21,937
Operating Income	2,001	—	2,001

Total Assets	6,177	—	6,177

2001:

	Hospitality	Discontinued Operations	Total
Revenues from:
Hardware	$789	$—	$789
Software	5,329	—	5,329
Professional Services	17,650	—	17,650
Total Revenues	23,768	—	23,768
Operating Income	5,361	—	5,361

Total Assets	7,471	817	8,288

Customers

During 2001, 2002 and 2003, the Joint Armed Services was the only customer accounting for ten percent or more of our revenues. Total revenue from the Joint Armed Services for 2001, 2002 and 2003 was $2,937,000, $2,880,000 and $3,535,000, respectively.

NOTE 12 - STOCKHOLDERS’ DEFICIENCY

Stock Option Plans

The Company adopted the MAI Systems Corporation 1993 Stock Option Plan (the “1993 Plan”) which became effective on January 27, 1994.  Under the 1993 Plan, 2,500,000 authorized shares of Common Stock are reserved for issuance of options. Options under the 1993 Plan may be granted at exercise prices determined by the Compensation Committee of the Board of Directors, provided that the exercise prices shall not be less than the fair market value of the Common Stock on the date of grant.  At December 31, 2003, 1,691,500 and 1,291,833 options under the 1993 Plan were outstanding and exercisable, respectively, and the weighted-average exercise price of these options was $1.28.

In July 1995, the Board of Directors adopted the Non-Employee Director’s Stock Option Plan (the “Director’s Plan”).  Under the Director’s Plan, certain directors who are not employees of the Company or any affiliate of the Company are eligible to receive stock options.  The Director’s Plan provides that each non-employee director is also granted an option to purchase

6,250 shares of Common Stock on the date of each annual meeting of the Company’s stockholders at which the director is reelected to the Company’s Board.  These options vest 25% on the date of each subsequent annual meeting of the Company’s stockholders which the director is reelected to the Board.  The number of shares of Common Stock reserved for issuance pursuant to the Director’s Plan is 250,000 shares.  The exercise price shall not be lower than the fair market value of the Common Stock on the date of grant.  As of December 31, 2003, 137,500 and 96,875 options under the Director’s Plan were outstanding and exercisable, respectively, and the weighted-average exercise price of these options was $2.11.

At December 31, 2003, there were 394,147 additional shares available for grant under the stock option plans.  The per share weighted-average fair value of stock options granted during 2001 and 2002 and was $0.32 and $0.22, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: 2001 and 2002— risk-free interest rate of 6.5%, volatility of 80% and an expected life of 5 years.

On April 26, 2002, the Company granted 424,500 options to purchase shares of the Company’s common stock to employees for services rendered.  The exercise price of the options is $0.34 per share. The options vest 33.3% per year and have a term of 10 years.  The Company recorded no expense related to the granting of options to these employees.

On June 24, 2002, the Company granted 50,000 options to purchase shares of the Company’s common stock to an employee for services rendered.  The exercise price of the options is $0.32 per share. The options vest 33.3% per year and have a term of 10 years. The Company recorded no expense related to the granting of options to this employee.

On June 3, 2002, the Company granted 25,000 options to purchase shares of the Company’s common stock to members of the board of directors for services rendered.  The exercise price of the options is $0.32 per share. The options vest 33.3% per year and have a term of 10 years. The Company recorded no expense related to the granting of options to the member’s of the board of directors.

The Company accounts for stock-based compensation utilizing the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB 25) “Accounting for Stock Issued to Employees” and related interpretations.  Accordingly, no compensation expense is recognized for fixed option plans because the exercise prices of employee stock options equaled or exceeded the market prices of the underlying stock on the dates of grant.

The following is a summary of stock option activity under the Company’s stock option plans:

	Number of shares	Weighted-average Exercise price

Options outstanding at December 31, 2000	1,429,501	$1.99

Granted	396,250	0.32
Canceled	(155,084)	2.20
Options outstanding at December 31, 2001	1,670,667	$1.58

Granted	499,500	0.34
Exercised	(107,167)	—
Canceled	(41,250)	0.67
Options outstanding at December 31, 2002	2,021,750	$0.79

Canceled	(192,750)	2.28

Options outstanding at December 31, 2003	$1,829,000	$1.10

At December 31, 2003, the exercise prices ranged from $0.28 to $9.75 per share and the weighted-average remaining contractual life of outstanding options under the Company’s stock option plans was 6.9 years.

The following is a summary of stock options as of December 31, 2003:

Range Exercise Prices			Number Outstanding December 31, 2003	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable December 31, 2003

$0.28	-	$0.63	1,152,250	$7.51	$3.01	718,208
1.00	-	1.65	131,250	4.54	0.97	131,250
2.38	-	2.81	487,500	4.91	0.38	487,500
3.25	-	9.75	58,000	3.92	0.27	51,750

Restricted Stock Plan

In May 2001, the Board of Directors adopted the 2001 Restricted Stock Plan.  Under the plan, 1,250,000 authorized shares of the Company’s Common Stock are reserved for issuance to officers and directors of the Company.  The shares will be issued as “Restricted Stock” within the meaning of Rule 144 of the Securities Act of 1933, as amended.  The Compensation Committee of the Board of Directors shall have the discretion to determine what terms and conditions shall apply, including the imposition of a vesting schedule.

In May 2002, the Company issued 612,500 shares of restricted common stock to its members of the board of directors and certain of its corporate officers which vest equally over a four-year period.  Recipients are not required to provide consideration to the Company other than rendering the service and have the right to vote the shares.  Under APB 25, compensation cost is recognized for the fair value of the restricted stock awarded, which is its quoted market price at the date of grant, which was $0.25 per share.  The total market value of the shares of $153,000 was treated as unearned compensation and is being amortized to expense in proportion to the vesting schedule.  The unamortized balance as of December 31, 2003 is $53,000 and is included in accumulated other comprehensive loss in the accompanying consolidated balance sheet.

Preferred Stock

On May 20, 1997, the Company authorized the issuance of up to 1,000,000 shares of $0.01 par value preferred stock.  The Board of Directors has the authority to issue the preferred stock, in one or more series, and to fix the rights, preferences, privileges and restrictions thereof without any further vote by the holders of Common Stock.

Stock Warrants

On January 13, 2003, in connection with the modification of the subordinated notes payable with Canyon (see note 7), the Company granted one million warrants to Canyon at an exercise price of $0.40 per share valued at $42,000 which is being amortized to interest expense over the term of the modified note.  The warrants vest equally over a period of five years and expire on February 1, 2010.

On April 26, 2002, the Company granted 25,000 warrants to purchase shares of the Company’s common stock to a consultant for services rendered.  The exercise price of the warrants is $0.34 per share.  The warrants vest equally over a  three-year period and have a term of 10 years. The Company recorded no expense related to the granting of warrants to this consultant.

On February 2, 2001, the Company granted 25,000 warrants to purchase shares of the Company’s common stock to a consultant for services rendered.  The exercise price of the warrants is $0.36 per share.  The warrants vest equally over a three-year period and have a term of 10 years. The Company recorded no expense related to the granting of warrants to this consultant.

On May 26, 2000, the Company issued warrants to its Chief Executive Officer to purchase 225,000 shares of Common Stock at $0.56 per share.  The exercise price of these warrants will increase with the fair market value of Common Stock when the fair market value exceeds $2.81 per share.  As the exercise price is not fixed, the warrants are accounted for as a variable award and, accordingly, are remeasured at each reporting date.  The warrants vest equally over a three-year period and expire on March 24, 2010.

NOTE 13 - EMPLOYEE BENEFITS

Savings Plans

On October 1, 1995, the Company established a Savings and Investment Plan covering substantially all the Company’s domestic employees (the “Domestic Plan”).  The Domestic Plan qualifies under Sections 401(k) and 401(a) of the Internal Revenue Code.  Participating employees are allowed to contribute from 1% to 15% of their annual compensation.  During 2001, 2002 and 2003, the Company did not make contributions to the Domestic Plan.

Defined Benefit Plans

The Company established a defined benefit plan for employees that were employed by the Company’s maintenance service business acquired in 1988.

In April 1992, the Company elected to cease benefit accruals under the defined benefit plan to current participants.  The curtailment had no effect on the accrued pension cost of the defined benefit plan.

Company contributions under this plan are funded annually.  Plan assets are comprised primarily of guaranteed investment/annuity contracts.  Employee benefits are based on years of service and the employees’ compensation during their employment.

The actuarially computed components of net periodic benefit cost included the following components:

	Year Ended December 31,
	2001	2002	2003
	(in thousands)

Service costs	$—	$—	$—
Interest costs	137	142	143
Amortization of unrecognized loss	—	16	38
Expected return on plan assets	(122)	(107)	(100)

Net periodic pension expense	$15	$51	$81

The following table sets forth the funded status and amounts recognized in the Company’s consolidated statements of operations:

	Years Ended December 31,
	2001	2002	2003
	(in thousands)
Change in Benefit Obligation:

Projected Benefit Obligation, beginning of year	$1,859	$1,993	$2,154
Service cost	—	—	—
Interest cost	137	142	143
Benefits paid	(69)	(79)	(83)
Actuarial loss/(gain)	66	98	117

Projected Benefit Obligation, end of year	$1,993	$2,154	$2,331

Change in Plan Assets:

Plan assets, beginning of year	$1,736	$1,531	$1,236
Actual return on plan assets	(190)	(279)	182
Employer contribution	54	63	350
Benefits paid	(69)	(79)	(83)

Plan assets, end of year	$1,531	$1,236	$1,685

Unfunded status	$(461)	$(918)	$(646)
Unrecognized (gain)/loss	538	1,008	1,005

Net amount recognized	$77	$90	$359

The weighted average discount rates used in determining the actuarial present value of the benefit obligations were 7.25%, 6.75%, and 6.25% for 2001, 2002 and 2003, respectively.  The long-term rate of return on assets was 7%, 7%, and 8% for 2001, 2002 and 2003, respectively.

The following table describes the plan asset descriptions and allocation of investment funds:

		Percentage of Plan Assets at December 31,
Asset Category	Target Allocation	2002	2003

a. Equity Securities	55.0%	50.0%	56.0%
b. Bond Fund	45.0%	50.0%	44.0%

e. Total	100.0%	100.0%	100.0%

The policy, as established by the Pension Finance Committee, is to provide for growth of capital with a moderate level of volatility by investing assets per the target allocations stated above.  The assets will be reallocated quarterly to meet the above target allocations.  The investment policy will be reviewed on a quarterly basis, under the advisement of a certified investment advisor, to determine if the policy should be changed.

The expected long-term rate of return for the plan’s total assets is based on the expected return of each of the above categories, weighted based on the median of the target allocation for each class.  Equity securities are expected to return 10% to 11% over the long-term, while bond funds are expected to return between 4% and 6%.  Based on historical experience, the Committee expects that the Plan’s asset managers will provide a modest (.5% to 1.0% per annum) premium to their respective market benchmark indices.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain facilities and equipment, under both month-to-month and fixed-term agreements.  The aggregate minimum rentals under operating leases with non-cancelable terms of one year or more are as follows:

Year Ending December 31,
(in thousands)

2004	$598
2005	569
2006	487
2007	94
2008	64
Thereafter	69
$1,881

Rental expense was approximately $ 1,146,000, $953,000 and $755,000 for the years ended December 31, 2001, 2002, and 2003, respectively.

Legal Proceedings

Internal Revenue Service

On September 30, 2003, the Company entered into a settlement agreement with the United States Internal Revenue Service (the “Service”) on a tax claim which resulted from the Company’s Chapter 11 proceedings whereby it agreed to pay $489,000 in equal monthly installments of $7,438 over a period of six (6) years at an interest rate of 6%.  The $489,000 settlement is reflected as debt in the financial statements and resulted in a one-time gain of $262,000 which is included in  income tax benefit. In the event that the Company fails to pay the Service any payment, and such payment failure continues for sixty days after written notice of such failure, $1,832,100, plus accrued interest thereon, less any payments made by the Company will be immediately due and payable to the Service.  As of December 31, 2003, the company is current on its payments and the balance outstanding on the settlement was $428,000.

CSA Private Limited

CSA is a MAI shareholder.  On August 9, 1996, MAI acquired from Hotel Information Systems, Inc. (“HIS”) substantially all their assets and certain of their liabilities (the “HIS Acquisition”).  At the time of MAI’s acquisition of HIS in 1996, CSA was a shareholder of HIS and, in connection with the purchase, MAI agreed to issue to CSA shares of its Common Stock worth approximately $4.8 million in August 1996, which amount had increased to approximately $6.8 million as of December 31, 2000, pursuant to the agreement. The Company entered into a settlement agreement with CSA in February, 2001 whereby it (i) issued CSA 1,916,014 additional shares of our Common Stock to bring CSA’s total share ownership to 2,433,333 shares; (ii) filed a registration statement for all of CSA’s shares of our Common Stock which has been declared effective by the SEC so that such shares are now freely tradable; and (iii) executed a secured debt instrument in favor of CSA in the principal sum of $2,800,000 which is subordinate only to the Company’s present group of two (2) senior secured leaders and required cash installment payments to commence in March 2002 (see note 7).

In connection with the settlement agreement with CSA, the Company recorded the $2.8 million debt issuance as a reduction in paid in capital and the 1,916,014 additional shares at par as an addition to Common Stock and a reduction to additional paid in capital.

Hotel Information Systems, Inc.

On March 25, 2003, the Company entered into a settlement agreement with Hotel Information Systems (“HIS”) and one of its former corporate officers whereby (i) the parties dismissed all claims, known and unknown, against each other; (ii) the Company forgave and wrote off a note receivable from the former corporate officer of HIS in the amount of $66,000 (which was expensed to other expense in the 2002 consolidated statement of operations); (iii) the Company paid $50,000 in cash and issued a non-interest bearing unsecured promissory note which requires 35 consecutive monthly payments of $5,000 each commencing April 1, 2003; and (iv) the remaining 374,116 shares in the escrow account will be released to the Company.  If the Company is delinquent four times in any twelve month period during the term of the unsecured promissory note in making its $5,000 monthly payments to HIS, and HIS issues respective valid default notices, the Company will be subject to a $225,000 penalty.  The 374,116 shares have been received by MAI together with the HIS authorization to legally transfer such shares to MAI.

Imputing interest at 11%, the present value of the $175,000 promissory note at the date of the settlement was $149,000.  The Company recorded the present value of this debt issuance and the $50,000 cash payment as a reduction to additional paid-in capital.

Cher-Ae Heights Indian Community

A lawsuit was filed by Cher-Ae Heights Indian Community (“Cher-Ae Heights”) against Logix Development Corporation (Logix), now known as MAI Development Corporation, as a co-defendant for a breach of contract by the Company’s formerly owned gaming subsidiary along with the new owners, Monaco Informatiques Systemes (“MIS”), who acquired the assets and certain liabilities of the gaming subsidiary on July 27, 2001. Based upon this suit, MIS informed the Company that it did not intend to pay the next $500,000 due to the Company under a promissory note and security agreement.  On October 24, 2002, the Company entered into a global settlement agreement between the parties whereby all claims, known and unknown, between the parties were dismissed and the Company received $796,000.

Logix Development Corporation

We entered into a settlement agreement with Logix Development Corporation (“Logix”) in July of 2002 whereby we (i) issued Logix 200,000 shares of our Common Stock (ii) required the Company to make various cash installment payments totaling $175,000 to be paid within 1 year and (iii) executed a contract with Logix for a consulting project in the amount of $50,000.

In December 2003, we entered into another settlement agreement with Logix whereby we (i) issued 200,000 free trading shares in exchange for the 200,000 restricted Common Shares from the original settlement agreement in July 2002 (ii) required the Company to make monthly payments totaling $187,500 over a 25 month period and (iii) mutually released each other of all past, present and future claims associated with the lawsuit.

Other Litigation

We were also involved in various other legal proceedings that are incident to its business. Management believes the ultimate outcome of these matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

Related Party Transactions

Under the terms of a consulting agreement, and subsequent amendments (which expired on August 31, 2003 but which is automatically renewed each year unless proper notice is given between either party), between Orchard Capital Corporation (“Orchard”) and the Company, Orchard provides the services of Richard S. Ressler as the Company’s Chairman. Orchard is paid a consulting fee of $24,000 per month.  The consulting agreement was renewed through August 31, 2004, and the consulting fee was modified to $12,000 per month.

The Company executed a consulting agreement with a member of its Board of Directors, Zohar Loshitzer, for the purpose of providing technology advisory services for the Company at its Process Manufacturing Division.  The consulting agreement commenced in August 2000 and was on a month-to-month basis at the rate of $16,667 per month.  The Company paid Mr. Loshitzer approximately $161,000 in 2001.  As of December 31, 2001 Mr. Loshitzer had completed his services on behalf of the Company.

At December 31, 2001, the Company was indebted to its Chief Financial Officer for $94,000 for unreimbursed Company related expenses paid by the Chief Financial Officer on the Company’s behalf.  These expenses mainly relate to the travel costs for the Company’s professional service personnel and were fully paid in 2002.  There were no unreimbursed Company related expenses owed to the our Chief Financial Officer in 2003.

NOTE 15 - INCOME (LOSS) PER SHARE

The following table illustrates the computation of basic and diluted income (loss) per share under the provisions of SFAS No. 128.

	Year Ending December 31,
	2001	2002	2003
	(in thousands)
Numerator:
Numerator for basic and diluted income (loss) per share – net income (loss)	$2,132	$(1,350)	$353

Denominator:
Denominator for basic income (loss) per share - weighted average number of common shares outstanding during the period	13,091	13,945	14,538

Incremental common shares attributable to restricted stock grants and to the exercise of outstanding options and warrants	172	—	300

Denominator for diluted income (loss) per share	13,263	13,945	14,838

Basic income (loss) per share	$0.16	$(0.10)	$0.02

Diluted income (loss) per share	$0.16	$(0.10)	$0.02

The computation does not consider the additional shares of Common Stock, which may be issued in connection with past acquisitions (see Note 5).  The number of antidilutive options and warrants that were excluded from the computation of incremental common shares were 1,648,272, 2,676,355 and 3,104,000 in 2001, 2002 and 2003, respectively.

NOTE 16 – QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(in millions, except share data)

	1st Quarter 2002	2nd Quarter 2002	3rd Quarter 2002	4th Quarter 2002	1st Quarter 2003	2nd Quarter 2003	3rd Quarter 2003	4th Quarter 2003

Revenue	$5.7	$5.5	$5.7	$5.0	$5.2	$4.8	$4.8	$4.6
Gross Profit	3.8	3.7	3.9	3.7	3.7	3.5	3.5	3.1
Income (loss) from continuing operations	0.2	0.3	0.1	(0.2)	0.3	(0.1)	0.1	0.1
Income (loss) from discontinued operations	0.1	0.1	(0.2)	(1.7)	—	—	—	—
Net income (loss)	0.3	0.3	(0.2)	(1.8)	0.3	(0.1)	0.1	0.1

Income (loss) per share:
Continuing Operations:
Basic	$0.02	$0.02	$0.00	$0.01	$0.02	$(0.01)	$0.01	$—
Diluted	0.02	0.02	0.00	0.01	0.02	(0.01)	0.01	—

Discontinued Operations:
Basic	0.00	0.01	(0.01)	(0.12)	—	—	—	—
Diluted	0.00	0.01	(0.01)	(0.12)	—	—	—	—

Income (loss) per share:
Basic	0.02	0.02	(0.01)	(0.13)	0.02	(0.01)	0.01	—
Diluted	0.02	0.02	(0.01)	(0.13)	0.02	(0.01)	0.01	—

Weighted average common shares used in determining income (loss) per share (in thousands):
Basic	13,656	13,852	14,119	14,154	14,426	14,426	14,575	14,575

Diluted	13,663	14,361	14,569	14,604	14,876	14,426	14,875	14,875

APPENDIX D

Financial Statements, Supplementary Financial Information, Management’s Discussion and Analysis of Financial
Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk Relating to the
Interim Periods ended September 30, 2004 and 2003

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As of December 31, 2003	As of September 30, 2004
	(in thousands, except share data)
ASSETS

Current assets:
Cash	$664	$555
Receivables, less allowance for doubtful accounts of $335 in 2003 and $311 in 2004	1,313	2,130
Inventories	47	74
Prepaids and other assets	814	659

Total current assets	2,838	3,418

Furniture, fixtures and equipment, net	758	501
Intangibles, net	2,876	3,697
Other assets	58	14

Total assets	$6,530	$7,630

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current liabilities:
Current portion of long-term debt	$3,646	$983
Accounts payable	904	1,078
Customer deposits	2,334	2,243
Accrued liabilities	3,059	2,725
Income taxes payable	85	111
Unearned revenue	3,209	3,415

Total current liabilities	13,237	10,555

Long-term debt	7,135	9,982
Other liabilities	744	505

Total liabilities	21,116	21,042

Commitments and contingencies

Stockholders’ deficiency:
Preferred Stock, par value $0.01 per share; 1,000,000 shares authorized, none issued and outstanding	—	—
Common Stock, par value $0.01 per share; authorized 99,000,000 shares; 14,875,752 and 14,675,752 shares issued, outstanding and subscribed at December 31, 2003 and September 30, 2004, respectively.	152	152
Additional paid-in capital	218,112	218,112
Common stock subscribed	—	1,000
Accumulated other comprehensive loss
Minimum pension liability	(1,005)	(1,005)
Foreign currency translation	(2)	(47)
Unearned Compensation	(53)	(25)
Accumulated deficit	(231,790)	(231,599)

Total stockholders’ deficiency	(14,586)	(13,412)

Total liabilities and stockholders’ deficiency	$6,530	$7,630

The accompanying notes are an integral part of these condensed consolidated financial statements.

MAI SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)		(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2004	2003	2004
	(in thousands, except per share data)		(in thousands, except per share data)
Revenue:
Software	$842	$842	$3,098	$2,945
Network and computer equipment	104	118	339	329
Services	3,868	3,923	11,315	11,683
Total revenue	4,814	4,883	14,752	14,957

Direct costs:
Software	167	40	425	369
Network and computer equipment	73	103	238	272
Services	1, 109	1,264	3,384	3,446
Total direct costs	1, 349	1,407	4,047	4,087

Gross profit	3,465	3,476	10,705	10,870

Selling, general and administrative expenses	2,307	2,200	7,277	6,900
Research and development costs	764	956	2,104	2,756
Other expense (income)	(134)	48	(181)	67

Operating income	528	272	1,505	1,147

Interest income	—	—	1	1
Interest expense	(286)	(303)	(928)	(882)
Other non-operating expense	(98)	(22)	(309)	(60)

Income (loss) before income taxes	144	(53)	269	206
Income tax benefit (expense)	(12)	(5)	41	(15)

Net income (loss)	$132	$(58)	$310	$191

Income (loss) per share:

Net income (loss) per share:

Basic income (loss) per share	$0.01	$0.00	$0.02	$0.01

Diluted income (loss) per share	$0.01	$0.00	$0.02	$0.01

Weighted average common shares used in determining income (loss) per share:

Basic	14,575	14,676	14,525	14,676
Diluted	14,875	14,676	14,825	14,676

The accompanying notes are an integral part of these condensed consolidated financial statements.

MAI Systems Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	(in thousands)
	2003	2004

Net cash provided by operating activities:	$619	$405

Cash flows used in investing activities:
Proceeds from note receivable	250	—
Capital Expenditures	(240)	(98)
Acquisition of unconsolidated subsidiary	(79)
Capitalized software development costs	(619)	(821)
Net cash used in investing activities	(688)	(919)

Cash flows used in financing activities:
Proceeds for common stock subscribed	—	1,000
Repayments on long-term debt	(312)	(594)
Net cash used in financing activities	(312)	406

Net cash used in operations	(381)	(108)

Effect of exchange rate changes on cash	(3)	(1)

Net change in cash	(384)	(109)

Cash at beginning of period	545	664

Cash at end of period	$161	$555

The accompanying notes are an integral part of these condensed consolidated financial statements.

MAI Systems Corporation

Notes to Condensed Consolidated Financial Statements

Three and Nine Months ended September 30, 2004

1.                                      (Unaudited)

Basis of Presentation

Companies for which this report is filed are MAI Systems Corporation and its wholly owned subsidiaries (the “Company”).  The information contained herein is unaudited, but gives effect to all adjustments (which are normal recurring accruals) necessary, in the opinion of Company management, to present fairly the condensed consolidated financial statements for the interim period.  All significant intercompany transactions and accounts have been eliminated in consolidation.

Although the Company believes that the disclosures in these financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), and these financial statements should be read in conjunction with the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, which is on file with the SEC.

2.                                      Liquidity

Although the Company has a net stockholders’ deficiency of $13,412,000 and a working capital deficit of $7,137,000 at September 30, 2004, the Company expects to generate positive cash flow from its operations during 2004 and 2005 from shipping out products and services from its current backlog as of September 30, 2004 as well as new orders to meet its operating and capital requirements. In the event that the Company cannot generate positive cash flow from its operations, the Company can substantially reduce its research and development efforts to mitigate cash outflow to help sustain its operations.  There can be no assurance that the Company will be able to sustain profitability or generate positive cash flow from operations.  These financial statements have been prepared assuming the Company will continue to operate as a going concern. If the Company is unsuccessful in the aforementioned efforts, the Company could be forced to liquidate certain of its assets, reorganize its capital structure and, if necessary, seek other remedies available to the Company, including protection under the bankruptcy laws. The restructured debt, pursuant to the original inter-creditor agreement between Canyon Capital and Coast, which was sold to Wamco on May 15, 2003, contains various restrictions and covenants.  In the event that the Company were not in compliance with the various restrictions and covenants and were unable to receive waivers for non-compliance, the term debt would be immediately due and payable.  The Company is in compliance with the amended debt covenants as of and for the period ended September 30, 2004. There is no guaranty that the Company will meet its debt covenants in the future.  In the event that the Company were not in compliance with the various restrictions and covenants and were unable to receive waivers for non-compliance, the term loan would be immediately due and payable.

3.                                      Inventory

Inventories are summarized as follows:

	December 31, 2003	September 30, 2004
	(dollars in thousands)
Finished goods	$39	$67
Replacement parts	8	7
	$47	$74

4.                                      Business Acquisitions

Hospitality Services & Solutions

On June 23, 2002, the Company acquired substantially all of the assets and assumed certain liabilities of Hospitality Services & Solutions (“HSS”) including a 35% ownership in AMDB — HIS (“AMDB”) pursuant to a stock purchase agreement for 100,000 shares of common stock valued at $32,000 (the quoted market price of the common stock at the time the terms were agreed), and $75,000 in cash.  Additionally, the shareholders of HSS received a 20% minority interest in the Company’s combined operations in Asia. HSS was acquired for the Company to expand its operations in the Asian marketplace, strengthen its management team in the territory and create new opportunities for its new enterprise capable suite of products.  The net assets acquired from HSS are used in the business of software design, engineering and service relating to hotel information systems.  The net assets also include subsidiaries of HSS in Malaysia, Singapore and Thailand.  The Company recorded $297,000 of goodwill (deductible for tax purposes) in connection with the acquisition of HSS.  Pro forma results of operations as if this acquisition had occurred at the beginning of 2001 and 2002 are not shown because its impact would have been immaterial.

Included in the acquired assets of HSS was a 35% interest in AMDB, an online reservation service, originally purchased by HSS for $66,000.  On February 20, 2003, the Company entered into an agreement whereby it acquired the remaining 65% for $79,000 payable over 6 month installments.  The net liabilities of $15,000 acquired are used to support an online reservation service related to hotel information systems.  The Company recorded $159,000 of goodwill in connection with the acquisition of AMDB.  Pro forma results of operations as if this acquisition had occurred at the beginning of 2003 are not shown because its impact would have been immaterial.

5.                                      Long-Term Debt

Wamco 32 Ltd.

On January 13, 2003, the Company re-negotiated the terms of its credit facility with Coast Business Credit (“Coast”) whereby the outstanding balance of $1,828,000 was converted to a term loan which accrues interest at 9.25% per annum and requires monthly payments of $58,000 over a 36 months period commencing March 1, 2003.  On February 7, 2003, the Federal Deposit Insurance Corporation (“FDIC”) put Coast and its parent company, Southern Pacific Bank, into receivership and held all of Coast’s assets for sale to third parties.  On May 15, 2003, the loan was sold to Wamco 32, Ltd. (“Wamco”).  This sale of the loan by the FDIC did not change any of the terms of the Company’s loan agreement.  The Company is required to pay Wamco additional principal payments on a quarterly basis based upon an EBITDA-based formula commencing March 31, 2003.  For the period ended September 30, 2004, there are no additional principal payments required under the EBITDA-based formula.

On April 9, 2004, the Company successfully re-negotiated the terms of its loan whereby the maturity date was extended to February 28, 2006.  In addition, various restrictions and covenants, pursuant to the inter-creditor agreement between Canyon and Wamco, were amended to modify the financial covenants to a minimum quick ratio of 0.20 to 1.00 and a minimum debt coverage ratio of 0.50 to 1.00 effective for the three month period ended March 31, 2004 and for each and every fiscal quarter ending thereafter.  The Company was in compliance with the amended debt covenants as of and for the period ending September 30, 2004. There is no guaranty that the Company will meet its debt covenants in the future.  In the event that the Company were not in compliance with the various restrictions and covenants and were unable to receive waivers for non-compliance, the term loan would be immediately due and payable.  As of December 31, 2003 and September 30, 2004, the balance of the term loan was $1,366,000 and $907,000, respectively.

Canyon Capital Management LP

On January 13, 2003, the Company modified its 11% subordinated notes payable agreement with Canyon Capital Management LP (“Canyon”), whereby the Company is required to make monthly interest payments of $52,000 until the Wamco term loan is paid off in full at which time the note payable will be converted into a three-year amortizing loan which will accrue interest at 11% per annum and requires equal monthly payments of principal and interest such that the subordinated debt will be paid in full at the end of the amended term.  Upon the repayment of the Wamco debt in full, the Company will also be required to pay Canyon additional principal payments on a quarterly basis based upon an EBITDA-based formula.  Additionally, the Company issued to Canyon 200,000 shares of its common stock valued at $20,000 (the quoted market price of the common stock at the time the terms were agreed) and agreed to issue one million warrants at an exercise price of $0.40 per share valued at $42,000 (using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 6.5%, volatility of 80% and an expected life of 5 years).  The $62,000 is being amortized to interest expense over the term of the modified note.  The principal balance outstanding on the subordinate notes payable to Canyon was approximately $5,662,000 and $5,660,000 respectively at December 31, 2003 and September 30, 2004, respectively.

CSA Private Limited

In connection with a settlement agreement in February 2001 with CSA Private Limited (“CSA”), the Company issued $2.8 million of subordinated debt to CSA.  The $2.8 million of debt was secured by all of the Company’s assets, which was subordinate to Wamco and Canyon, accrued interest at 10% per annum and required payments of $37,500 from March 1, 2002 through September 1, 2002 and monthly payments of $107,500 commencing on October 1, 2002 until October 2003 when all remaining unpaid principal and accrued interest was to be paid in full.

The agreement with CSA was amended whereby the Company was required to make payments under the subordinated note unless and until it paid $1 million by December 31, 2002.  Upon payment of the $1 million, contractual payments under the subordinated note would have ceased until a final payment in the amount of $400,000 is paid by February 28, 2003.  If the Company did not make all of the modified payments to CSA, the subordinated note would revert back to its original terms.  The Company did not make the modified payment and have not made any payments since September 2002.  CSA did not formally notify the Company of its default.

On April 9, 2004, the Company successfully amended its agreement with CSA whereby the principal balance and accrued interest through March 31, 2004, totaling $3,633,000, were converted to two new notes.  The first note for $500,000 accrues interest at 10% per annum and provides for monthly payments of $10,000 until the Wamco and Canyon debt is paid in full.  Thereafter, the note provides for monthly payments in an amount equal to the greater of i) $10,000 or ii) the amount required to fully amortize all remaining principal and interest in 24 equal monthly payments.  The second note for $3,133,000 (“Other Note”) also accrues interest at 10% per annum and provides for monthly payments of $7,500, or such other interest amount, not to exceed $10,000 per month, that Wamco and Canyon will allow.  As of September 30, the Company accrued and unpaid interest relating to the Other Note was $160,000.  Under the terms of the amended subordination agreement between Wamco, Canyon and CSA, all payments under the new notes are subordinated to the payment in full of the Wamco and Canyon loan agreements. The Company has not made any payments on the two new notes as of September 30, 2004.  The Company is currently in default of the first note.  The interest rate has been increased to 12.5% in line with the terms of that note until the Company becomes current on its contractual payments.

On April 9, 2004, an investor group, consisting of Canyon, the Company’s Chairman of the Board, Chief Executive Officer and Chief Financial and Operating Officer (“Investor Group”), acquired 2,433,333 shares of the Company’s common stock held by CSA and the Other Note for $1 million in cash.

On September 22, 2004, the Company received approval from its shareholders for the Investor Group to convert the Company indebtedness acquired from CSA plus any accrued interest through the date of conversion for shares of the Company’s common stock based upon a conversion price of $0.10 per share.  Additionally, the shareholders also approved for the Investor Group to invest $1,000,000 of new cash proceeds into the Company, which the Company received on September 24, 2004, in a private placement at $0.10 per share (The Management Equity/Conversion Transaction).  As of September 30, 2004, the private placement funds were classified as a Common Stock Subscribed in the accompanying condensed consolidated balance sheet (See Note 13). The Company issued common stock in connection with the Management Equity/Conversion Transaction on November 1, 2004 (See Note 13) and such stock is subject to certain terms and conditions, including the fact that it will initially be ‘restricted’ stock, not available for sale.  The Company has also received a fairness opinion from Marshall Stevens which concluded that the transaction was fair to the shareholders.

Tax Claim

On September 30, 2003, the Company entered into a settlement agreement with the United States Internal Revenue Service (the “Service”) on a tax claim which resulted from the Company’s 1993 Chapter 11 proceedings whereby it agreed to pay $489,000 in equal monthly installments of $7,438 over a period of six (6) years at an interest rate of 6%.  The $489,000 settlement is reflected as debt in the financial statements and resulted in a one-time gain of $262,000 which was included in income tax benefit in the fourth quarter of 2003.  In the event that the Company fails to pay the Service any payment, and such payment failure continues for sixty days after written notice of such failure, $1,832,100, plus accrued interest thereon, less any payments made by the Company will be immediately due and payable to the Service.  As of December 31, 2003 and September 30, 2004, the debt balance was $428,000 and $379,000, respectively.

In connection with the settlement agreement with the Service, the Company’s 1993 Chapter 11 proceedings were officially closed pursuant to Court order effective as of September 30, 2003.

6.                                      Restricted Stock Plan

In May 2001, the Board of Directors adopted the 2001 Restricted Stock Plan.  Under the plan, 1,250,000 authorized shares of the

Company’s Common Stock are reserved for issuance to officers and directors of the Company.  The shares will be issued as “Restricted Stock” within the meaning of Rule 144 of the Securities Act of 1933, as amended.  The Compensation Committee of the Board of Directors shall have the discretion to determine what terms and conditions shall apply, including the imposition of a vesting schedule.

In May 2002, the Company issued 612,500 shares of restricted common stock to its members of the board of directors and certain of its corporate officers which vest equally over a four-year period.  Recipients are not required to provide consideration to the Company other than rendering the service and have the right to vote the shares.  Under APB 25, compensation cost is recognized for the fair value of the restricted stock awarded, which is its quoted market price at the date of grant, which was $0.25 per share.  The total market value of the shares of $153,000 was treated as unearned compensation and is being amortized to expense in proportion to the vesting schedule.  The unamortized balance as of September 30, 2004 is $25,000 and is included in accumulated other comprehensive loss in the accompanying consolidated balance sheet.

7.                                      Preferred Stock

On May 20, 1997, the Company authorized the issuance of up to 1,000,000 shares of $0.01 par value preferred stock.  The Board of Directors has the authority to issue the preferred stock, in one or more series, and to fix the rights, preferences, privileges and restrictions thereof without any further vote by the holders of Common Stock.

8.                                      Intangible Assets

Intangible assets consist primarily of goodwill and capitalized software.  Intangible assets other than goodwill are amortized on a straight-line basis over their estimated useful lives.  Prior to 2002, goodwill, representing the excess of the purchase price over the estimated fair value of the net assets of the acquired business, was amortized over the period of expected benefit of five to seven years.  However, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets, (“SFAS No. 142”) which requires that the Company cease amortization of all goodwill and intangible assets having indefinite useful economic lives.  The Company determined that there was no impairment upon adoption. Such assets are not to be amortized until their lives are determined to be finite. However, a recognized intangible asset with an indefinite useful life should be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value.  At September 30, 2004, the Company evaluated its goodwill and determined that fair value had not decreased below carrying value and no adjustment to impair goodwill was necessary in accordance with SFAS No. 142.

Goodwill and capitalized software as of December 31, 2003 and September 30, 2004 are as follows:

	December 31, 2003	September 30, 2004
	(dollars in thousands)

Goodwill	$1,121	$1,121

Accumulated amortization	—	—

Goodwill, net	1,121	1,121

Capitalized software	1,755	2,576
Accumulated amortization	—	—
Capitalized software, net	1,755	2,576

Total	$2,876	$3,697

Net goodwill is comprised of $665,000 on the purchase of Hotel Information Systems Inc. (HIS) in 1996, $297,000 on the purchase of HSS in 2002 and $159,000 on the purchase of AMDB in 2003 (see Note 4).

The Company’s weighted average amortization period for capitalized software is expected to be three years.  The Company expects that certain of our new products will be available for general release during the first quarter of 2005 at which time amortization of such costs shall commence.  The following table shows the estimated amortization expense for these assets for each of the five succeeding years:

Year Ending December 31,
(in thousands)
2004	$—

2005	859
2006	859
2007	858
2008	—
$2,576

9.                                      Income (Loss) Per Share

Basic and diluted income or loss per share is computed using the weighted average shares of common stock outstanding during the period. Consideration is also given in the diluted income per share calculation for the dilutive effect of stock options and warrants.

The following table illustrates the computation of basic and diluted earnings (loss) per share under the provisions of SFAS 128:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2004	2003	2004
	(in thousands except per share data)		(in thousands except per share data)
Numerator:
Numerator for basic and diluted earnings (loss) per share – net income (loss)	$132	$(58)	$310	$191

Denominator:
Denominator for basic income (loss) per weighted average number of Common shares outstanding during the period	14,575	14,676	14,525	14,676

Incremental common shares attributable to exercise of outstanding shares	300	—	300	—

Denominator for diluted income (loss) per per share	14,875	14,676	14,825	14,676

Basic earnings (loss)per share	$0.01	$0.00	$0.02	$0.01

Diluted earnings (loss) per share	$0.01	$0.00	$0.02	$0.01

The number of anti-dilutive options and warrants that were excluded from the computation of incremental common shares were 3,041,500 and 3,104,000 for the nine month period ended September 30, 2003 and 2004, respectively.

10.                               Stock Option Plans

The Company accounts for stock-based compensation in accordance with Accounting Principles Board, APB, No. 25, “Accounting for Stock Issued to Employees.” The Company has adopted the disclosure-only provisions of FAS No. 123 “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation expense relating to employee stock options is determined based on the excess of the market price of the Company’s stock over the exercise price on the date of grant, the intrinsic value method, versus the fair value method as provided under FAS No. 123.

In December 2002, the FASB issued FAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, which amended FAS No. 123, “Accounting for Stock-Based Compensation.” The new standard provides alternative methods of transition for a voluntary change to the fair market value based method for accounting for stock-based employee compensation. Additionally, the statement amends the disclosure requirements of FAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for financial statements for the year ended December 31, 2002.  In compliance with FAS No. 148, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as defined by APB No. 25.

At September 30, 2004, the Company had two stock-based employee compensation plans.  The Company accounts for that plan under the recognition and measurement principles of APB No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.  Had compensation cost for the Company’s stock option plan been determined based on the fair value at the grant date for awards for the three-month periods ended September 30, 2003 and 2004, consistent with the provisions of FAS No. 123, the Company’s net income and net income per share would have decreased.  The following table represents the effect on net income and net income per share if the Company had applied the fair value based method and recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation.

	For the three-months ended September 30,		For the Nine-months ended September 30,
	2003	2004	2003	2004
	(in thousands, except per share data)		(in thousands, except per share data)
Net income (loss):
As reported	$132	$(58)	$310	$191
Add: Stock-based employee compensation expense recorded	—	10	—	30
Less: Stock based employee compensation expense determined under fair value calculations	(17)	(10)	(51)	(30)
Pro forma	$115	$(58)	$259	$191

Basic income (loss) per share:
As reported	$0.01	$0.00	$0.02	$0.02
Add: Stock-based employee compensation expense recorded	—	—	—	—
Less: Stock based employee compensation expense determined under fair value calculations	—	—	—	—
Pro forma	$0.01	$0.00	$0.02	$0.02

Diluted income (loss) per share:
As reported	$0.01	$0.00	$0.02	$0.01
Add: Stock-based employee compensation expense recorded	—	—	—	—
Less: Stock based employee compensation expense determined under fair value calculations	—	—	—	—
Pro forma	$0.01	$0.00	$0.02	$0.01

11.                               Legal Proceedings

Hotel Information Systems, Inc.

On March 25, 2003, the Company entered into a settlement agreement with Hotel Information Systems (“HIS”) and one of its former corporate officers whereby (i) the parties dismissed all claims, known and unknown, against each other; (ii) the Company forgave and wrote off a note receivable from the former corporate officer of HIS in the amount of $66,000 (which was expensed to other expense in the 2002 consolidated statement of operations); (iii) the Company paid $50,000 in cash and issued a non-interest bearing unsecured promissory note which requires 35 consecutive monthly payments of $5,000 each commencing April 1, 2003; and (iv) the remaining 374,116 shares in the escrow account will be released to the Company.  If the Company is delinquent four times in any twelve-month period during the term of the unsecured promissory note in making its $5,000 monthly payments to HIS, and HIS issues respective valid default notices, the Company will be subject to a $225,000 penalty.  The 374,116 shares have been received by MAI together with the HIS authorization to legally transfer such shares to MAI.

Imputing interest at 11%, the present value of the $175,000 promissory note at the date of the settlement was $149,000.  The Company recorded the present value of this debt issuance and the $50,000 cash payment as a reduction to additional paid-in capital.

Logix Development Corporation

The Company entered into a settlement agreement with Logix Development Corporation (“Logix”) in July of 2002 whereby we (i) issued Logix 200,000 shares of our Common Stock (ii) required the Company to make various cash installment payments totaling $175,000 to be paid within 1 year and (iii) executed a contract with Logix for a consulting project in the amount of $50,000.  The Company has made all required payments to Logix under this settlement agreement.

In December 2003, the Company entered into another settlement agreement with Logix whereby it (i) issued 200,000 free trading shares in exchange for the 200,000 restricted Common Shares from the original settlement agreement in July 2002 (ii) required the Company to make monthly payments totaling $187,500 over a 25 month period and (iii) mutually released each other of all past, present and future claims associated with the lawsuit.

Other Litigation

We were also involved in various other legal proceedings that are incident to its business. Management believes the ultimate outcome of these matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

12.                               Comprehensive Income (Loss)

The following table summarizes components of comprehensive income (loss):

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2003	2004	2003	2004

Net income (loss)	$132	$(58)	$310	$191

Change in cumulative translation adjustments	(11)	13	28	(46)

Accumulated other comprehensive income in the accompanying consolidated balance sheets consists of cumulative translation adjustments and minimum pension liability.

13.                               Management Equity/Conversion Transaction

On November 1, 2004, the Company converted $3,317,211 of its indebtedness to the Investor Group on such date, at $0.10 per share, and issued 33,172,110 shares of its common stock together with 10,000,000 shares of its commons stock relating to the $1,000,000 private placement to the Investor Group.

Pro Forma Financial Information Showing Effect of Management Equity/Conversion Transaction

The unaudited pro forma consolidated balance sheet set forth below give effect to the Management Equity/Conversion Transaction as if it had occurred on September 30, 2004. The unaudited pro forma consolidated statements of operations for the three and nine months ended September 30, 2004 give effect to the Management Equity/Conversion Transaction as if it had occurred on January 1, 2004. The pro forma financial information does not purport to represent what the Company’s financial position or what the results of operations would have actually been had the Management Equity/Conversion Transaction occurred at such dates or to project the Company’s financial position or results of operations for any future date or period. In addition, it does not incorporate any benefits from anticipated cost savings or revenue growth from the Management Equity/Conversion Transaction.

The pro forma adjustments include the effect of to the amortization of any identifiable intangible assets recorded in connection with purchase accounting over their respective useful lives estimated at five years which reduces pro forma net income (loss) and income (loss) per share. The Company has engaged a third party expert to perform a valuation of the intangible and tangible assets.

Pursuant to an action taken by written consent of the Special Committee of the Board of Directors of MAI Systems

Corporation on October 15, 2003, the Company and an investor group consisting of certain members of senior management (Mr. Ressler, Mr. Dolan and Mr. Kretzmer) and certain third parties (the “Investor Group”) agreed to the Management Equity/Conversion Transaction, subject to execution of definitive documents with CSA, shareholder approval and other requirements such as receipt of a fairness opinion. Subsequent to the approval of the Special Committee of the Board of Directors on October 15, 2003, the Investor Group negotiated directly with Computer Sciences Corporation to acquire the MAI shares held by CSA together with a portion of CSA’s indebtedness from MAI. On April 9, 2004, Computer Sciences Corporation agreed to terms with the Investor Group to acquire CSA’s equity position and $3,194,156 of Company indebtedness from CSA. On September 22, 2004, the Company received approval from its shareholders for the Investor Group to convert the Company indebtedness acquired from CSA plus any accrued interest through the date of conversion for 33,172,110 shares of its common stock based upon a conversion price of $0.10 per share.  Additionally, the shareholders also approved for the Investor Group to invest $1,000,000 of new cash proceeds into the Company, which the Company received on September 24, 2004, in a private placement at $0.10 per share

As the conversion price of the acquired indebtedness of $0.10 per share was lower than the fair value (quoted market price) on April 9, 2004 (the date that Computer Sciences Corporation agreed to terms with the Investor Group to acquire CSA’s debt and equity position) (see Note 5) of $0.18 per share, a beneficial conversion right has been provided to the Investor Group. The value of this beneficial conversion right has been measured for accounting purposes on April 9, 2004, as $2.6 million. The Company will record this value as a charge to interest expense on November 1, 2004, the date of the debt conversion and shares were issued.

In addition, the market price for the Company’s common stock was $0.14 per share on November 1, 2004, the date of issuance of the 10,000,000 shares of the Company’s common stock to the Investor Group.  Accordingly, the Company will record a $250,000 charge to stock compensation expense since certain members of the Company’s management are also members of the Investor Group. The amount of the charge is based on the 6,250,000 shares attributable to members of management based on their share in the Investor Group multiplied by the amount that the market price of the Company’s common stock of $0.14 per share exceeded the $0.10 per share on the date of issuance of such shares.

The Company believes that the aforementioned transaction permits but does not require it to use new basis or push down accounting since the members of the Investor Group will hold between 80% and 94% of the voting shares of the Company upon completion of the transaction. The Company has elected to apply push down accounting.

The Company currently has a stockholders’ deficit of approximately $13.4 million and an accumulated deficit of approximately $232 million. After application of the push down accounting, the portion of the historic deficit attributable to the Investor Group’s new ownership will be eliminated, and stockholders’ deficit will be partially reset based on the Investor Group’s new basis in MAI of approximately $2.25 million. Post push down stockholders’ equity (deficiency) will be calculated as follows (in thousands):

Non-Investor Group:
Historic stockholders’ deficiency at September 30, 2004	$(13,412)
Non-Investor Group Ownership (100% - 83.37%)	16.63%
Non-Investor Group basis to carry over		$(2,230)

Investor Group:
New basis to push down		$2,250 (a)
Original basis to carry over	$(13,412)
Investor Group pre-existing ownership percentage	4.53%
		(608)

New stockholders’ deficiency		$(588)

(b)         $2 million investment from Investor Group used to purchase debt and MAI shares from CSA plus approximately $250,000 stock compensation expense attributable to members of Investor Group which are also members of the Company’s management (See footnote (e) to the pro forma financial statements).

Based on the balance sheet as of September 30, 2004, and considering the additional equity investment and debt conversion by the Investor Group, application of push down accounting will result in a step-up in basis of the net assets of the Company of approximately $9,531,000 calculated as follows (in thousands):

Historical stockholders’ deficiency at September 30, 2004	$(13,412)
Conversion of Investor Group debt at book value	3,293
Step up in value of net assets	9,531
Post push-down accounting stockholders’ deficiency	$(588)

In accordance with push down accounting, the following pro forma statements of operations for the periods presented do not reflect estimated stock compensation and beneficial conversion charges of $250,000 and $2,635,000, respectively, resulting from the Management Equity/Conversion Transaction as such amounts will be charged to expense in the financial statements prior to the application of push down accounting and will have no impact on the post transaction balance sheet or statement of operations.

PRO FORMA CONSOLIDATED BALANCE SHEET

As of September 30, 2004

(UNAUDITED)

	Historical	Pro Forma Adjustments	Footnotes	Pro Forma

ASSETS
Current assets:
Cash	$555	$—		$555
Receivables, less allowance for doubtful accounts	2,130	—		2,130
Inventories, net	74	—		74
Prepaids and other assets	659	—		659

Total current assets	3,418	—		3,418

Furniture, fixtures and equipment, net	501	—		501
Intangibles, net	3,697	—		3,697
Intangible assets from Management Equity/Conversion Transaction	—	9,531	(b)	9,531
Other assets	14	—		14

Total assets	$7,630	$9,531		$17,161

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Current portion of long-term debt	$983	—		$983
Accounts payable	1,078	—		1,078
Customer deposits	2,243	—		2,243
Accrued liabilities	2,725	(160)	(c)	2,565
Income taxes payable	111	—		111
Unearned revenue	3,415	—		3,415

Total current liabilities	10,555	(160)		10,395

Long-term debt	9,982	(3,133)	(c)	6,849
Other liabilities	505	—		505
Total liabilities	21,042	(3,293)		17,749

Stockholders’ deficiency:
Preferred Stock	—			—
Common Stock	152	424	(d)	576
Additional paid-in capital	218,112	(169,431)	(d)	48,681
Common stock subsribed	1,000	(1,000)	(a)	—
Accumulated other comprehensive income:
Minimum pension liability	(1,005)	792	(d)	(213)
Foreign currency translation	(47)	37	(d)	(10)
Unearned compensation	(25)	20	(d)	(5)
Accumulated deficit	(231,599)	181,982	(d)(e)	(49,617)

Total stockholders’ deficiency	(13,412)	12,824		(588)

Total liabilities and stockholders’ deficiency	$7,630	$9,531		$17,161

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the three months ended September 30, 2004

(UNAUDITED)

(In thousands, except per share data)

	Historical	Pro Forma Adjustments	Footnotes	Pro Forma

Revenue:
Software	$842	—		$842
Network and computer equipment	118	—		118
Services	3,923	—		3,923
Total revenue	4,883			4,883

Direct costs:
Software	40	477	(b)	517
Network and computer equipment	103	—		103
Services	1,264	—		1,264
Total direct costs	1,407	477		1,884

Gross profit	3,476	(477)		2,999

Selling, general and administrative expenses	2,200	—		2,200
Research and development costs	956	—		956
Other operating expense	48	—		48
Operating income (loss)	272	(477)		(205)

Interest income	—	—		—
Interest expense	(303)	80	(f)	(223)
Other non-operating expense	(22)	—		(22)

Income (loss) before income tax benefit	53	(397)		(450)
Income taxes expense	(5)	—		(5)

Net income (loss)	$(58)	$(397)		$(455)

Income (loss) per share:

Basic income (loss) per share	$0.00	$(0.01)		$(0.01)
Diluted income (loss) per share	$0.00	$(0.01)		$(0.01)
Weighted average common shares used in determining income (loss) per share:

Basic	14,676	42,933		57,609
Diluted	14,676	42,933		57,609

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2004

(UNAUDITED)

(In thousands, except per share data)

	Historical	Pro Forma Adjustments	Footnotes	Pro Forma

Revenue:
Software	$2,945	—		$2,945
Network and computer equipment	329	—		329
Services	11,683	—		11,683
Total revenue	14,957			14,957

Direct costs:
Software	369	1,430	(b)(e)	1799
Network and computer equipment	272	—		272
Services	3,446	—		3,446
Total direct costs	4,087	1,430		5,517

Gross profit	10,870	(1,430)		9,440

Selling, general and administrative expenses	6,900	—		6,900
Research and development costs	2,756	—		2,756
Other operating expense	67	—		67
Operating income (loss)	1,147	(1,430)		(283)

Interest income	1	—		1
Interest expense	(882)	240	(f)	(642)
Other non-operating expense	(60)	—		(60)

Income (loss) before income tax expense	206	(1,190)		(984)
Income taxes expense	(15)	—		(15)

Net income (loss)	$191	$(673)		$(999)
Income (loss) per share:

Basic income (loss) per share	$0.01	$(0.03)		$(0.02)
Diluted income (loss) per share	$0.01	$(0.03)		$(0.02)
Weighted average common shares used in determining income (loss) per share:

Basic	14,676	42,933		57,609
Diluted	14,676	42,933		57,609

Footnotes:

(a)                                  $1,000,000 private placement from Investor Group in September 2004 and is classified as Common Stock Subscribed in the accompanying pro forma balance sheet.

(b)                                 Preliminary estimate of definite life intangible assets to be recorded from Management Equity/Conversion Transaction using purchase accounting. Intangible assets will be amortized over a five-year life. For purposes of the pro forma financial statements, no amounts have been allocated to goodwill.

(c)                                  $3,133,000 of secured debt and $160,000 of accrued interest due to Investor Group and converted to equity.

(d)                                 Purchase accounting adjustments to common stock, additional paid-in capital, accumulated other comprehensive income and accumulated deficit relating to the $250,000 compensation charge (see footnote (e) below), $2,635,000 beneficial conversion feature (see footnote (f) below) and $3,133,000 of secured debt and $160,000 of accrued interest converted to equity (see (c) above). Accumulated deficit and other comprehensive income are adjusted to equal minority interest’s share (16.63%) plus Investor Group share from pre-existing ownership (4.53%) of pre transaction amounts. Common stock and additional paid-in capital adjustments equals the balance necessary to force net equity change to equal the $9,531,000 step up in book value.

(e)                                  Pro forma adjustments do not include a $250,000 non cash stock compensation expense to be recorded prior to the application of push down accounting in connection with the Investor Group private placement. This expense will be recorded upon issuance of the 10,000,000 shares of MAI stock on November 1, 2004, based on the pro rata portion of shares being issued that are attributable to members of the Company’s management of 62.5% (Mr. Ressler, Mr. Dolan and Mr. Kretzmer) multiplied by the excess of the market value of the Company’s common stock on date of issuance of $0.14 per share over the $0.10 per share purchase price.

(f)                                    Reduction of interest expense as a result of approximately $3.3 million of debt converted to equity. Does not include the charge to interest expense to be recorded prior to the application of push down accounting for the beneficial conversion right provided to the Investor Group of $2,635,000 (32,933,120 shares to be issued upon conversion of the outstanding debt as of September 30, 2004 times the difference between the closing price of MAI’s stock at April 9, 2004 of $0.18 per share and the conversion price of $0.10 per share), which shall be charged to interest expense in the period the conversion occurs.

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect our reported assets, liabilities, revenues and expenses. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, accounts receivable and intangible assets. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. This forms the basis of judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies and the related judgments and estimates affect the preparation of our consolidated financial statements:

Revenue Recognition

The Company earns revenue from sales of hardware, software and professional services and from arrangements involving multiple elements of each of the above.  Revenue for multiple element arrangements are recorded by allocating revenue to the various elements based on their respective fair values as evidenced by vendor specific objective evidence.  The fair value in multi-element arrangements is determined based upon the price charged when sold separately.  Revenue is not recognized until persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable.  Sales of network and computer equipment are recorded when title and risk of loss transfers.  Software revenues are recorded when application software programs are shipped to end users, resellers and distributors, provided the Company is not required to provide services essential to the functionality of the software or significantly modify, customize or produce the software.  Professional services fees for software development, training and installation are recognized as the services are provided. Maintenance revenues are recorded evenly over the related contract period.

Accounts Receivable

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The amount of our reserves is based on historical experience and our analysis of the accounts receivable balances outstanding. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required which would result in an additional general and administrative expense in the period such determination was made. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past.

Intangible and Long-Lived Assets

At December 31, 2003 and September 30, 2004, intangible and other long-lived assets represented 56% and 55%, respectively, of the Company’s total assets.

Goodwill must be tested at least annually for impairment at a level of reporting referred to as the reporting unit and more frequently if adverse events or changes in circumstances indicate that the asset may be impaired.   The Company did not record an impairment charge upon completion of the initial impairment reviews on January 1, 2002 or upon its annual impairment review at December 31, 2003.

Long-lived assets consist of property and equipment and other identifiable intangible assets.  These assets are depreciated or amortized over their estimated useful life, and are subject to impairment reviews.  The Company periodically reviews long-lived assets whenever adverse events or changes in circumstances indicate the carrying value of such assets may not be recoverable.  In assessing recoverability, the Company must make assumptions regarding estimated future cash flows and other factors to determine if an impairment loss may exist, and, if so, estimate fair value.  The Company also must estimate and make assumptions regarding the useful lives assigned to its long-lived assets.  If these estimates, or their related assumptions, change in the future, the Company may be required to record impairment losses or change the useful life including accelerating depreciation or amortization for these assets.

Accrued Expenses

The Company reviews its contingent liabilities, which arise primarily from litigation and litigation defense costs, in accordance with Statement of Financial Accounting Standards No. 5 (SFAS 5), “Accounting for Contingencies”.  Contingent liabilities are recorded as liabilities when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable.  Contingent liabilities are often resolved over long periods.  Estimating probable losses requires judgments about both the amount of liability, which may or may not be readily determinable, and the likelihood of liability, which involves ranges of probability that can at times be broad and depend on the potential actions of third parties.

Provision for Income Taxes

Provision for income taxes is based upon the Company’s estimate of taxable income or loss for each respective accounting period.  An asset or liability is recognized for the deferred tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.  These temporary differences will result in taxable or deductible amounts in future periods when the reported amounts of assets are recovered or liabilities are settled. The Company regularly reviews its deferred tax assets to determine the amount that is more likely than not to be realized. When this amount is less than the deferred tax asset recorded, the Company records a valuation allowance to reduce the asset to its estimated realizable value.  If the Company determined that it was not going to be able to fully realize its recorded deferred tax assets, it would make an adjustment to the valuation allowance.  This would reduce net income in the period that the Company made its determination.  Similarly, if the Company realized that it was going to be able to fully realize a deferred tax asset in excess of its net recorded value, net income would be increased in the period that the Company made its determination.

The Company also reviews its deferred tax liabilities on a regular basis to determine that the amount recorded is adequate to cover the expected reversal of temporary income tax liabilities.  In the event that the amount recorded was less than adequate, the deferred tax liability would be increased to its estimated realizable value and net income would be decreased accordingly.  In the event that the deferred tax liability was determined to be overstated, it would be reduced to its estimated realizable value and net income would increase accordingly.

The Company generally determines its effective tax rate by considering the statutory federal income tax rate, the statutory state and local tax rates (net of the federal income tax benefit) and any nondeductible expenses.  This rate could also be affected by increases or decreases to deferred tax assets or liabilities as described above.

Software Development Costs

All costs incurred to establish the technological feasibility of software products to be sold to others are expensed as research and development. Once technological feasibility has been established, all software production costs are capitalized.  Amortization is computed on an individual product basis and is recognized over the greater of the remaining economic lives of each product or the ratio that current gross revenues for a product bear to the total of current and anticipated revenues for that product, commencing when the products become available for general release to customers.  Software development costs are generally amortized over a three-year period.  The Company continually assesses the recoverability of software development costs by comparing the carrying value of individual products to their net realizable value.

The Company capitalized $619,000 and $821,000 of software development costs for the period ending September 30, 2003 and 2004 respectively, relating to our new N-Tier, Internet-native corporate application suite of products written in java.  We believe that these new products will produce new sales adequate to recover amounts capitalized.  We expect that certain of our new products will be available for general release during the first quarter of 2005 at which time amortization of such costs shall commence. There can be no assurance that the company will be able to generate sufficient cash flow to continue to fund its research and development activities related to the N-Tier product.

Liquidity and Capital Resources

At September 30, 2004, our working capital deficiency decreased from a working capital deficiency of $10,399,000 at December 31, 2003 to a working capital deficiency of $7,137,000.  Excluding unearned revenue of $3,415,000, working capital deficiency at September 30, 2004 was $3,722,000.  Excluding unearned revenue of $3,209,000, the Company’s working capital deficiency at December 31, 2003 was $7,190,000.  Excluding unearned revenue, the decrease in the working capital deficiency of $3,468,000 was primarily attributable to increases in receivables of $817,000 and decreases in current portion of long term debt of $2,663,000, customer deposits of $90,000, accrued liabilities of $334,000 offset by decrease in cash of $109,000 and increase in accounts payable of $174,000.

Net cash used in investing activities for the period ended September 30, 2004 totaled $919,000, which is comprised of capital expenditures of $98,000 and capitalized software of $821,000.

Net provided by financing activities for the period ended September 30, 2004 totaled $406,000, which represents a $1,000,000 private placement of cash by an Investor Group offset by $594,000 of repayments on long-term debt.  On March 31, 2004, the Company successfully re-negotiated the terms of its Wamco loan whereby the maturity date was extended to February 28, 2006.  In addition, various restrictions and covenants, pursuant to the inter-creditor agreement between Canyon and Wamco, were amended to include a minimum quick ratio of 0.20 to 1.00 and a minimum debt coverage ratio of 0.50 to 1.00 which commence as of and for the three month period ended March 31, 2004 and for each and every fiscal quarter ending thereafter.  The Company was in compliance with the amended debt covenants as of and for the period ending September 30, 2004. There is no guaranty that the Company will meet its debt covenants in the future.  In the event that the Company were not in compliance with the various restrictions and covenants and were unable to receive waivers for non-compliance, the term loan would be immediately due and payable.

Stockholders’ deficiency decreased from $14,586,000 at December 31, 2003 to $13,412,000 at September 30, 2004, mainly as a result of a $1,000,000 private placement of cash for subscribed common stock and net income during the period of $191,000.

Although the Company has a net stockholders’ deficiency of $13,412,000 and a working capital deficit of $7,137,000 at September 30, 2004, the Company believes it will generate sufficient funds from operations to meet its operating and capital requirements.  In the event that the Company cannot generate positive cash flow from its operations during 2004 and 2005, the Company can substantially reduce its research and development efforts to mitigate cash outflow to help sustain its operations.  There can be no assurance that the Company will be able to sustain profitability or generate positive cash flow from operations; however, the Company expects to generate positive cash flow from its operations during 2004 and 2005 from shipping out products and services from its current backlog as of September 30, 2004 as well as new orders. These financial statements have been prepared assuming the Company will continue to operate as a going concern. If the Company is unsuccessful in the aforementioned efforts, the Company could be forced to liquidate certain of its assets, reorganize its capital structure and, if necessary, seek other remedies available to the Company, including protection under the bankruptcy laws.

Contractual Obligations and Commercial Commitments

The following table summarizes the Company’s obligations and commitments as of September 30, 2004, excluding interest and original issue discount:

	Payments Due by Period (in thousands)
Contractual Cash Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years

Long-Term Debt	$11,045	$983	$6,452	$3,278	$332
Operating Leases	1,321	479	842	—	—
Consulting Agreements	30	30	—	—	—
	$12,396	$1,492	$7,293	$3,278	$332

Results of Operations

Three Months Ended September 30, 2003 Compared to Three Months Ended September 30, 2004

	September 30, 2003	Percentage of Revenue	September 30, 2004	Percentage of Revenue
	(in thousands)		(in thousands)
Revenue:	$4,814	100.0%	$4,883	100.0%
Gross profit	3,465	71.9%	3,476	71.2%
Selling, general and administrative expenses	2,307	47.9%	2,200	45.1%
Research and development costs	764	15.9%	956	19.6%
Other operating expense	(134)	(2.8)%	48	1.0%
Interest expense, net	286	5.9%	303	6.2%
Other non-operating expense	98	2.0%	22	0.5%
Income tax expense	12	0.2%	5	0.1%

Net income (loss)	$132	2.7%	$(58)	1.2%

Revenue for 2004 was $4,883,000 compared to $4,814,000 in 2003 or a 1.4% increase. Revenue increased $69,000 in 2004, as a result of increased software support service.

Gross profit for 2004 increased to $3,476,000 from $3,465,000 in 2003.  The slight increase in gross profit is mainly due to the decreased software costs from 2003 to 2004.

Selling, general and administrative expenses (“SG&A”) decreased from $2,307,000 in 2003 to $2,200,000 in 2004.  The decrease is mainly due to closing the Company’s Mexico office in January, 2004 and the ongoing effects of the management cost control program resulting in reduced vendor costs and consulting services.

Research and development costs increased from $764,000 in 2003 to $956,000 in 2004. The increase is mainly due to the addition of several developers in the Company’s Malaysia operations, including associated overhead costs and other consulting services.  The Company capitalized $200,000 and $217,000 of software development costs in 2003 and 2004, respectively, associated with the Company’s product development of its new internet native suite of applications as well as our core product offerings.

Net interest expense was $286,000 in 2003 compared to $303,000 in 2004.

Other non-operating expense decreased from $98,000 in 2003 to $22,000 in 2004.  In 2003 non-operating expense relates to pension expense under a defined benefit plan for former employees from our discontinued operations. Other non-operating expense of $22,000 in 2004 mainly relates to minority interest expenses associated with our Asian Operations. There were no material defined benefit expenses recorded in 2004.

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2004

	September 30, 2003	Percentage of Revenue	September 30, 2004	Percentage of Revenue
	(in thousands)		(in thousands)
Revenue	$14,752	100.0%	$14,957	100.0%
Gross profit	10,705	72.6%	10,870	72.7%
Selling, general and administrative expenses	7,277	49.3%	6,900	46.1%
Research and development costs	2,104	14.3%	2,756	18.4%
Other operating expense (income)	(181)	(1.2)%	67	0.4%
Interest expense, net	928	6.3%	882	5.9%
Other non-operating expense	309	2.1%	60	0.4%
Income tax expense (benefit)	(41)	(0.3)%	15	0.1%

Net income	$310	2.1%	$191	1.3%

Revenue for 2004 was $14,957,000 compared to $14,752,000 in 2003 or a 1.0% increase. Revenue increased $205,000 in 2004, as a result of increased software support services driven by slight price increases.

Gross profit for 2004 increased to $10,870,000 from $10,705,000 in 2003.  The increase in gross profit is mainly due to the increase in professional and support services revenues.

Selling, general and administrative expenses (“SG&A”) decreased from $7,277,000 in 2003 to $6,900,000 in 2004.  The decrease is mainly due to the closing of the Company’s Mexico office in January, 2004 and the ongoing effects of the management cost control program resulting in reduced, building rent and consulting services.

Research and development costs increased from $2,104,000 in 2003 to $2,756,000 in 2004.  The company capitalized $619,000 and $821,000 of software development costs in 2003 and 2004, respectively. The increase is mainly due to the Company continued efforts to invest in product development of its new internet native suite of applications as well as our core product offerings primarily incurred as a result of the addition of several developers in the Company’s Malaysia operations, including associated overhead costs and other consulting services

Other operating expense (income) was ($181,000) in 2003 and $67,000 in 2004.  Other operating income in 2003 is due to receipt of approximately $46,000 of cash resulting from a legal settlement on a tax claim with the United Stated Internal Revenue Service that resulted in a one-time gain of $262,000.  There was no such gain in 2004.

Net interest expense was $928,000 in 2003 compared to $882,000 in 2004.  The decrease is due to lower balances of interest bearing debt during 2004 as compared to 2003.

Other non-operating expense decreased from $309,000 in 2003 to $60,000 in 2004.  In 2003 non-operating expense relates to pension expense under a defined benefit plan for former employees from our discontinued operations.  In 2004 $35,000 relates to minority interest expense associated with our Asia Operations. There were no material defined benefit expense recorded in 2004.

The income tax benefit in 2003 is due to the Company recording a domestic income tax receivable during the period to recover taxes previously paid. There were no such receivables recorded in 2004.

Quantitative And Qualitative Disclosures About Market Risk

Market Risk Disclosures

The following discussion about our market risk disclosures contains forward-looking statements.  Forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those discussed in the forward-looking statements.  We are exposed to market risk related to changes in interest rates and foreign currency exchange rates.  We do not have derivative financial instruments for hedging, speculative, or trading purposes.

Interest Rate Sensitivity

Of our $11.0 million principal amount of indebtedness at September 30, 2004, none bears interest at a variable rate.  However, $5.7 million bears interest at a fixed rate of 11%, $3.6 million bears interest at a fixed rate of 10%, $1.0 million bears interest at 9.25% and $0.7 million bears fixed interest rates ranging from 6% to 17.5%. Since these debt instruments bear interest at fixed rates, we have no exposure to decreases in interest rates because we still are required to pay the fixed rate even if current interest rates are lower.

Foreign Currency Risk

We believe that our exposure to currency exchange fluctuation risk is reduced because our transactions with international vendors and customers are generally transacted in US dollars. The currency exchange impact on intercompany transactions was immaterial for the quarter ended September 30, 2004.